Registration No.
                                                     Registration No. 811-01705
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       -----------------------------------

                                    FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                    |X|


           Pre-Effective Amendment No.                                     | |
                                       ----
                                                                           | |

           Post-Effective Amendment No.
                                       ----
                                     AND/OR


REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940            |X|


                                                                           | |
           Amendment No. 155
                         ---
                        (Check appropriate box or boxes)
                        --------------------------------


                               SEPARATE ACCOUNT A
                                       of
                      AXA EQUITABLE LIFE INSURANCE COMPANY
                           (Exact Name of Registrant)
                           --------------------------


                      AXA EQUITABLE LIFE INSURANCE COMPANY
                               (Name of Depositor)
              1290 Avenue of the Americas, New York, New York 10104
              (Address of Depositor's Principal Executive Offices)


        Depositor's Telephone Number, including Area Code: (212) 554-1234
                          ----------------------------


                                   DODIE KENT
                           VICE PRESIDENT AND COUNSEL


                      AXA Equitable Life Insurance Company
              1290 Avenue of the Americas, New York, New York 10104
                   (Names and Addresses of Agents for Service)
                        --------------------------------


                  Please send copies of all communications to:
                           CHRISTOPHER E. PALMER, ESQ.
                               Goodwin Procter LLP
                         901 New York Avenue, Northwest
                             Washington, D.C. 20001
                        ---------------------------------

         Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of the Registration Statement.

         Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall threafter become effective in accordance with Section 8(a) of the Securities Act 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

It is proposed that this filing will become effective (check appropriate box):


| |     Immediately upon filing pursuant to paragraph (b) of Rule 485.


| |     On _________ pursuant to paragraph (b)(1)(vii) of Rule 485.


| |     60 days after filing pursuant to paragraph (a)(1) of Rule 485.

| |     On (date) pursuant to paragraph (a)(1) of Rule 485.

| |     75 days after filing pursuant to paragraph (a)(2) of Rule 485.

| |     On May 1, 2006 pursuant to paragraph (a)(3) of Rule 485.

If appropriate, check the following box:

| | This post-effective amendment designates a new effective date for previously filed post-effective amendment.
                        ---------------------------------

         Title of Securities Being Registered:

               Units of interest in Separate Account under group variable annuity contracts.

EQUI-VEST(R) STRATEGIES

A group flexible premium deferred variable annuity contract


PROSPECTUS DATED MAY 1, 2006

Please read and keep this prospectus for future reference. It contains important information that you should know before purchasing or taking any other action under your contract. You should read the prospectuses for each Trust which contain important information about the portfolios.

--------------------------------------------------------------------------------

WHAT IS EQUI-VEST(R) STRATEGIES?

EQUI-VEST(R) Strategies is a group-deferred annuity contract ("contract") issued by AXA Equitable Life Insurance Company. Either the plan trustee or the employer will be the EQUI-VEST(R) Strategies contract holder. Certain rights may be exercised by employees covered under an employer's plan (the "participants"). These rights will be summarized in a participation certificate ("certificate") provided to each participant. EQUI-VEST(R) Strategies provides for the accumulation of retirement savings and for income. The contract also offers death benefit protection and a number of payout options. You invest to accumulate value on a tax-deferred basis in one or more of our variable investment options and our guaranteed interest option or in our fixed maturity options ("investment options").

You allocate amounts to the variable investment options selected by your employer. Each variable investment option is a subaccount of Separate Account
A. Each variable investment option, in turn, invests in a corresponding securities portfolio ("portfolio") of AXA Premier VIP Trust or EQ Advisors Trust. Your investment results in a variable investment option will depend on the investment performance of the related portfolio. You may also allocate amounts to the guaranteed interest option and the fixed maturity options if your employer elects to make them available under the contract. These investment options are discussed later in this prospectus.

We offer the EQUI-VEST(R) Strategies contract to fund certain Section 403(b) ("TSA") or governmental employer Section 457(b) plans ("EDC") (together "plans"). The EQUI-VEST(R) Strategies contract is available to plans that meet our requirements, which may include requirements regarding plan vesting provisions.

--------------------------------------------------------------------------------
 Variable investment options
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 Fixed income
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o AXA Conservative Allocation*           o EQ/Caywood-Scholl High Yield Bond
o AXA Conservative-Plus Allocation*      o EQ/Evergreen International Bond
o AXA Premier VIP Core Bond              o EQ/JPMorgan Core Bond
o AXA Premier VIP High Yield             o EQ/Long Term Bond
o EQ/Alliance Intermediate Government    o EQ/Money Market
  Securities                             o EQ/PIMCO Real Return
o EQ/Alliance Quality Bond               o EQ/Short Duration Bond
--------------------------------------------------------------------------------
 Domestic stocks
--------------------------------------------------------------------------------
o AXA Aggressive Allocation*             o EQ/Evergreen Omega
o AXA Moderate-Plus Allocation*          o EQ/FI Mid Cap
o AXA Premier VIP Aggressive Equity      o EQ/FI Mid Cap Value
o AXA Premier VIP Health Care            o EQ/GAMCO Mergers and Acquisitions
o AXA Premier VIP Large Cap Core         o EQ/GAMCO Small Company Value
  Equity                                 o EQ/Janus Large Cap Growth
o AXA Premier VIP Large Cap Growth       o EQ/JPMorgan Value Opportunities
o AXA Premier VIP Large Cap Value        o EQ/Lazard Small Cap Value
o AXA Premier VIP Mid Cap Growth         o EQ/Legg Mason Value Equity
o AXA Premier VIP Mid Cap Value          o EQ/Lord Abbett Growth and Income
o AXA Premier VIP Technology             o EQ/Lord Abbett Large Cap Core
o EQ/Alliance Common Stock               o EQ/Lord Abbett Mid Cap Value
o EQ/Alliance Growth and Income          o EQ/Marsico Focus
o EQ/Alliance Large Cap Growth           o EQ/Mercury Basic Value Equity
o EQ/Alliance Small Cap Growth           o EQ/MFS Emerging Growth Companies
o EQ/Bear Stearns Small Company          o EQ/MFS Investors Trust
  Growth                                 o EQ/Montag & Caldwell Growth
o EQ/Bernstein Diversified Value         o EQ/Small Company Index
o EQ/Boston Advisors Equity Income       o EQ/TCW Equity
o EQ/Calvert Socially Responsible        o EQ/UBS Growth and Income
o EQ/Capital Guardian Growth             o EQ/Van Kampen Comstock
o EQ/Capital Guardian Research           o EQ/Van Kampen Mid Cap Growth
o EQ/Capital Guardian U.S. Equity        o EQ/Wells Fargo Montgomery Small Cap
o EQ/Equity 500 Index
--------------------------------------------------------------------------------
 International stocks
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o AXA Premier VIP International Equity   o EQ/Mercury International Value
o EQ/Alliance International              o EQ/Van Kampen Emerging Markets Equity
o EQ/Capital Guardian International
o EQ/International Growth
--------------------------------------------------------------------------------
 Balanced/hybrid
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o AXA Moderate Allocation*
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*    The AXA Allocation Portfolios.

Minimum contribution amounts of $20 may be made under the contract.

Registration statements relating to this offering have been filed with the Securities and Exchange Commission ("SEC"). The statement of additional information ("SAI") dated May 1, 2006, is a part of one of the registration statements. The SAI is available free of charge. You may request one by writing to our Processing Office at P.O. Box 4956, Syracuse, NY 13221-4956 or calling
(800) 628-6673. The SAI has been incorporated by reference into this prospectus. This prospectus and the SAI can also be obtained from the SEC's website at http://www.sec.gov. The table of contents for the SAI appears at the back of this prospectus.

The SEC has not approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense. The contracts are not insured by the FDIC or any other agency. They are not deposits or other obligations of any bank and are not bank guaranteed. They are subject to investment risks and possible loss of principal.

                                                                          X01171

Contents of this prospectus
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EQUI-VEST(R) STRATEGIES
--------------------------------------------------------------------------------
Index of key words and phrases                                               4
Who is AXA Equitable?                                                        5
How to reach us                                                              6
EQUI-VEST(R) Strategies group annuity contract
  at a glance -- key features                                                8

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FEE TABLE                                                                   10
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Examples: EQUI-VEST(R) Strategies contracts                                 13
Condensed financial information                                             16

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1. CONTRACT FEATURES AND BENEFITS                                           17
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Contributions to your certificate                                           17
How contributions can be made                                               18
What are your investment options under the contract?                        18
Portfolios of the Trusts                                                    19
Selecting your investment method                                            24
ERISA considerations for employers                                          25
Allocating your contributions                                               25
Unallocated account                                                         25
Death benefit                                                               25
Your right to cancel within a certain number of days                        26

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2. DETERMINING YOUR CERTIFICATE'S VALUE                                     27
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Your account value and cash value                                           27
Your certificate's value in the variable investment options                 27
Your certificate's value in the guaranteed interest option                  27
Your certificate's value in the fixed maturity options                      27

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3. TRANSFERRING YOUR MONEY AMONG INVESTMENT OPTIONS                         28
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Transferring your account value                                             28
Disruptive transfer activity                                                28
Automatic transfer options                                                  29
Investment simplifier                                                       29
Rebalancing your account value                                              30


----------------------
"We," "our" and "us" refer to AXA Equitable.

When we address the reader of this prospectus with words such as "you" and "your," we mean the person who has the right or responsibility that the prospectus is discussing at that point. This is the participant.

When we use the word "contract" we mean the group contract issued to the plan trustee or employer ("contract holder"). When we use the word "certificate," we mean the participation certificate that summarizes the rights of each participant covered under the group contract.

2  Contents of this prospectus

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4. ACCESSING YOUR MONEY                                                     31
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Withdrawing your account value                                              31
How withdrawals are taken from your account value                           32
Loans                                                                       32
Termination of participation                                                32
Texas ORP participants                                                      33
When to expect payments                                                     33
Your annuity payout options                                                 33

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5. CHARGES AND EXPENSES                                                     35
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Charges under the contracts                                                 35
Charges that the Trusts deduct                                              37
Variations in charges                                                       37

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6. PAYMENT OF DEATH BENEFIT                                                 39
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Your beneficiary and payment of benefit                                     39
How death benefit payment is made                                           39
Beneficiary continuation option                                             39

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7. TAX INFORMATION                                                          40
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Tax information and ERISA matters                                           40
Choosing a contract to fund a retirement arrangement                        40
Special rules for tax-favored retirement programs                           40
Additional "Saver's Credit" for salary reduction contributions
   to certain plans or a traditional IRA or Roth IRA                        41
Tax-sheltered annuity arrangements (TSAs)                                   41
Distributions from TSAs                                                     42
Public employee deferred compensation plans (EDC Plans)                     44
ERISA matters                                                               47
Certain rules applicable to plans designed
   to comply with Section 404(c) of ERISA                                   47
Federal and state income tax withholding and information reporting          48
Federal income tax withholding on periodic annuity payments                 48
Federal income tax withholding on non-periodic annuity
   payments (withdrawals)                                                   48
Mandatory withholding from TSA, governmental employer EDC
   and qualified plan distributions                                         48
Impact of taxes to AXA Equitable                                            49

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8. MORE INFORMATION                                                         50
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About our Separate Account A                                                50
About the Trusts                                                            50
About our fixed maturity options                                            50
About the general account                                                   51
Dates and prices at which certificate events occur                          52
About your voting rights                                                    52
About legal proceedings                                                     53
About our independent registered public accounting firm                     53
Financial statements                                                        53
Transfers of ownership, collateral assignments, loans, and borrowing        53
Funding changes                                                             53
Distribution of the contracts                                               53

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9. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                          55
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APPENDICES
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I -- Condensed financial information                                       I-1
II -- Market value adjustment example                                     II-1
III -- Death benefit example                                             III-1

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STATEMENT OF ADDITIONAL INFORMATION TABLE OF CONTENTS
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                                                  Contents of this prospectus  3

Index of key words and phrases

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This index should help you locate more information on the terms used in this prospectus.

                                                             Page

   account value                                               27
   annuity payout options                                      33
   beneficiary                                                 39
   beneficiary continuation option                             39
   business day                                                52
   cash value                                                  27
   certificate                                          cover, 31
   contract date                                               25
   contract date anniversary                                   25
   contract year                                               25
   contributions                                               17
   disruptive transfer activity                                28
   DOL                                                         25
   EDC                                                      cover
   EQAccess                                                     6
   ERISA                                                       25
   elective deferral contributions                             41
   fixed maturity amount                                       23
   fixed maturity option                                       23
   guaranteed interest option                                  23
   investment options                                   cover, 30
   market adjusted amount                                      23
   market timing                                               28
   market value adjustment                                     23
   maturity value                                              23
   nonelective contribution                                     0
   participant                                              cover
   participation date                                           9
   participation date anniversary                               9
   participation year                                           9
   portfolio                                                    9
   processing office                                            6
   rate to maturity                                            23
   Required Beginning Date                                     46
   SAI                                                      cover
   SEC                                                      cover
   salary reduction contributions                              41
   TOPS                                                         6
   TSA                                                      cover
   Trusts                                                   cover
   unit                                                        27
   unit investment trust                                        0
   variable investment options                          cover, 30


To make this prospectus easier to read, we sometimes use different words than in the contract or supplemental materials. This is illustrated below. Although we do use different words, they have the same meaning in this prospectus as in the contract or supplemental materials. Your financial professional can provide further explanation about your contract.

--------------------------------------------------------------------------------
 Prospectus        Contract or Supplemental Materials
--------------------------------------------------------------------------------
  account value   Annuity Account Value
  unit            Accumulation unit
  unit value      Accumulation unit value
--------------------------------------------------------------------------------

4 Index of key words and phrases

Who is AXA Equitable?

--------------------------------------------------------------------------------

We are AXA Equitable Life Insurance Company ("AXA Equitable") (previously, The Equitable Life Assurance Society of the United States), a New York stock life insurance corporation. We have been doing business since 1859. AXA Equitable is a wholly owned subsidiary of AXA Financial, Inc. AXA, a French holding company for an international group of insurance and related financial services companies, is the sole shareholder of AXA Financial, Inc. As the sole shareholder, and under its other arrangements with AXA Equitable and AXA Equitable's parent, AXA exercises significant influence over the operations and capital structure of AXA Equitable and its parent. No company other than AXA Equitable, however, has any legal responsibility to pay amounts that AXA Equitable owes under the contracts.

AXA Financial, Inc. and its consolidated subsidiaries managed approximately [$XXX] billion in assets as of December 31, 2005. For over 100 years AXA Equitable has been among the largest insurance companies in the United States. We are licensed to sell life insurance and annuities in all fifty states, the District of Columbia, Puerto Rico, and the U.S. Virgin Islands. Our home office is located at 1290 Avenue of the Americas, New York, N.Y. 10104.


                                                        Who is AXA Equitable?  5

HOW TO REACH US

You may communicate with our processing office as listed below for the purposes described. Certain methods of contacting us, such as by telephone or electronically may be unavailable or delayed (for example our facsimile service may not be available at all times and/or we may be unavailable due to emergency closing). In addition, the level and type of service available may be restricted based on criteria established by us.

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FOR CONTRIBUTIONS SENT BY REGULAR MAIL:
--------------------------------------------------------------------------------

AXA Equitable
EQUI-VEST(R)
Unit Annuity Lockbox
P.O. Box 13463
Newark, NJ 07188-0463

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FOR TSA, GOVERNMENTAL EMPLOYER EDC AND CORPORATE TRUSTEED LOAN REPAYMENTS SENT
BY REGULAR MAIL:
--------------------------------------------------------------------------------

AXA Equitable
Loan Repayments Lockbox
EQUI-VEST(R)
P.O. Box 13496
Newark, NJ 07188-0496

--------------------------------------------------------------------------------
FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR TRANSFERS, WITHDRAWALS, OR REQUIRED NOTICES) SENT BY REGULAR MAIL:
--------------------------------------------------------------------------------

AXA Equitable
EQUI-VEST(R) Processing Office
P.O. Box 4956
Syracuse, NY 13221-4956

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FOR CONTRIBUTIONS SENT BY EXPRESS DELIVERY:
--------------------------------------------------------------------------------

AXA Equitable
JPMorgan Chase
4 Chase Metrotech Center
NY Remit One Image Lockbox #13463
7th Floor
Brooklyn, NY 11254-0001
Attn: Extraction Supervisor, (718) 242-2992

--------------------------------------------------------------------------------
FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR TRANSFERS, WITHDRAWALS, OR REQUIRED NOTICES) SENT BY EXPRESS DELIVERY:
--------------------------------------------------------------------------------

AXA Equitable
EQUI-VEST(R) Processing Office
1 MONY Plaza
Syracuse, NY 13202

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REPORTS WE PROVIDE:
--------------------------------------------------------------------------------

o written confirmation of financial transactions;

o quarterly statements of your certificate values as of the close of each calendar quarter; and

o annual statement of your certificate values as of your participation date anniversary.

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TELEPHONE OPERATED PROGRAM SUPPORT ("TOPS") AND EQACCESS SYSTEMS
--------------------------------------------------------------------------------

TOPS is designed to provide you with up-to-date information via touch-tone telephone. EQAccess is designed to provide this information through the Internet. You can obtain information on:

o your current account value;

o your current allocation percentages;

o the number of units you have in the variable investment options;

o rates to maturity for fixed maturity options;

o the daily unit values for the variable investment options; and

o performance information regarding the variable investment options (not available through TOPS).

You can also:

o change your allocation percentages and/or transfer among the variable investment options and the guaranteed interest option; and

o change your TOPS personal identification number ("PIN") and your EQAccess password.

Under TOPS only you can:

o elect the investment simplifier.

Under EQAccess only you can:

o elect to receive certain contract statements electronically;

o change your address; and

o access "Frequently Asked Questions" and certain service forms.

TOPS and EQAccess are normally available seven days a week, 24 hours a day. You can use TOPS by calling toll free 1-800-755-7777. You may use EQAccess by visiting our website at www.axaonline.com and logging in to access your account. Of course, for reasons beyond our control, these services may sometimes be unavailable.

We have established procedures to reasonably confirm that the instructions communicated by telephone or the Internet are genuine. For example, we will require certain personal identification information before we will act on telephone or Internet instructions and we will provide written confirmation of your transfers. If we do not employ reasonable procedures to confirm the genuineness of telephone or Internet instructions, we may be liable for any losses arising out of any act or omission that constitutes negligence, lack of good faith or willful misconduct. In light of our procedures, we will not be liable for following telephone or Internet instructions we reasonably believe to be genuine.

6  Who is AXA Equitable?

We reserve the right to limit access to these services if we determine that you engaged in disruptive transfer activity, such as "market timing" (see "Disruptive transfer activity" in "Transferring your money among investment options" later in this prospectus).

--------------------------------------------------------------------------------
CUSTOMER SERVICE REPRESENTATIVE:
--------------------------------------------------------------------------------

You may also use our toll-free number 1 (800) 628-6673 to speak with one of our customer service representatives. Our customer service representatives are available on each business day Monday through Thursday from 8:00 a.m. to 7:00 p.m., and on Fridays until 5:00 p.m., Eastern Time.

Hearing or speech-impaired clients may call the AT&T National Relay Number at
(800) 855-2880 for information about your account. If you have a Telecommunications Device for the Deaf (TDD), you may relay messages or questions to our Customer Service Department at (800) 628-6673, Monday through Thursday from 8:00 a.m. to 7:00 p.m., and on Friday until 5:00 p.m. Eastern Time. AT&T personnel will communicate our reply back to you, via the TDD.

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TOLL-FREE TELEPHONE SERVICE:
--------------------------------------------------------------------------------

You may reach us toll-free by calling 1 (800) 841-0801 for a recording of daily unit values for the variable investment options.

WE REQUIRE THAT THE FOLLOWING TYPES OF COMMUNICATIONS BE ON SPECIFIC FORMS WE PROVIDE FOR THAT PURPOSE:

(1) election of the investment simplifier;

(2) election of the automatic deposit service (TSA certificates only);

(3) election of the rebalancing program;

(4) election of required minimum distribution automatic withdrawal option;

(5) election of beneficiary continuation option;

(6) transfer/rollover of assets to another carrier;

(7) request for a loan

(8) tax withholding election; and

(9) contract surrender and withdrawal requests.


WE ALSO HAVE SPECIFIC FORMS THAT WE RECOMMEND YOU USE FOR THE FOLLOWING TYPES OF REQUESTS:

(1) address changes;

(2) beneficiary changes; and

(3) transfers among investment options.

TO CHANGE OR CANCEL ANY OF THE FOLLOWING WE REQUIRE WRITTEN NOTIFICATION GENERALLY AT LEAST SEVEN CALENDAR DAYS BEFORE THE NEXT SCHEDULED TRANSACTION:

(1) investment simplifier;

(2) rebalancing program;

(3) systematic withdrawals; and

(4) the date annuity payments are to begin.

You must sign and date all these requests. Any written request that is not on one of our forms must include your name and your contract number along with adequate details about the notice you wish to give or the action you wish us to take.

SIGNATURES:

The proper person to sign forms, notices and requests is the participant and in some cases the employer, if the Plan requires it.


                                                        Who is AXA Equitable?  7

EQUI-VEST(R) Strategies group annuity contract at a glance -- key features

----------------------------------------------------------------------------------------------------
Professional               EQUI-VEST(R) Strategies variable investment options invest in different
investment                 portfolios managed by professional investment advisers.
management
----------------------------------------------------------------------------------------------------
Variable Investment        The Variable Investment Options for which information is provided in this
Options                    prospectus are available under the contract, subject to state regulatory approval and availability under your employer's plan.
----------------------------------------------------------------------------------------------------
Guaranteed interest        o Principal and interest guarantees
option
                           o Interest rates set periodically
----------------------------------------------------------------------------------------------------
Fixed maturity             o 10 fixed maturity options with maturities ranging from approximately
options                      1 to 10 years.

                           o Each fixed maturity option offers a guarantee of principal and interest rate if you hold it to maturity.
                           -------------------------------------------------------------------------
                           If you make any withdrawals (including transfers, surrender or termination of your contract or when we make deductions for charges) from a fixed maturity option before it matures, we will make a market value adjustment, which will increase or decrease any fixed maturity amount you have in that fixed maturity option.

----------------------------------------------------------------------------------------------------
Tax considerations         o No tax on earnings inside the contract until you make withdrawals from your certificate or receive annuity payments.

                           o No tax on transfers among investment options inside the contract.
                           -------------------------------------------------------------------------
                           Because you are purchasing an annuity contract as a Tax Sheltered Annuity
                           (TSA), or to fund an eligible government employer section 457(b) plan, employers should be aware that such annuities do not provide tax deferral benefits beyond those already provided by the Internal Revenue Code.
                           Before purchasing one of these annuities, employers should consider whether its features and benefits beyond tax deferral meet participant's needs and goals. Employers may also want to consider the relative features, benefits and costs of these annuities with any other investment that participants may use in connection with their retirement plan or arrangement. Depending on the participant's personal situation, the contract's guaranteed benefits may have limited usefulness because of required minimum distributions ("RMDs"). (For more information, see "Tax information," later in this prospectus.)

----------------------------------------------------------------------------------------------------
Contribution amounts       o $20 each contribution
----------------------------------------------------------------------------------------------------
Access to your money       o Partial withdrawals

                           o Several withdrawal options on a periodic basis

                           o Certificate surrender

                           Withdrawals are subject to the terms of the plan and may be limited. You may incur a withdrawal charge for certain withdrawals or if you surrender your certificate. You may also incur income tax and a penalty tax.
----------------------------------------------------------------------------------------------------
Death Benefit              o The contract provides a death benefit for the beneficiary. The death
Protection                   benefit is equal to the account value or the minimum death benefit, whichever is higher. However, if you elect the optional enhanced death benefit, the death benefit is equal to your account value or the enhanced death benefit, whichever is higher.
----------------------------------------------------------------------------------------------------
Payout options             o Fixed annuity payout options

                           o Variable annuity payout options
----------------------------------------------------------------------------------------------------
Additional features        o Dollar cost averaging by automatic transfers
                             -- Interest sweep option
                             -- Fixed dollar option

                           o Account value rebalancing (quarterly, semiannually, and annually)

                           o No charge on transfers among investment options

                           o Waiver of withdrawal charge under certain circumstances
----------------------------------------------------------------------------------------------------

8 EQUI-VEST(R) Strategies group annuity contract at a glance -- key features

Fees and Charges           o Separate account charge deducted daily on amounts invested in variable investment options: Varies by employer group, annual rate ranges from
                             0.25% to 1.49%.

                           o Annual administrative charge: Varies by employer group: current $30
                             ($65 maximum) or 2% of the account value plus any amounts previously withdrawn during the participation year, if less. The charge is waived for account values equal or greater than $25,000. For particular groups, the charge may be waived or reduced for account values less than $25,000.

                           o Charge for certain third-party transfers: $25 current ($65 maximum) per occurrence per participant.

                           o No sales charge deducted at the time contributions are made.

                           o Withdrawal charge: Varies by employer group, but the maximum charge is
                             6% of the amount withdrawn, with the percentage declining during the first ten participation years. Under some group contracts, withdrawal charges are only made for the first five participation years, and under some group contracts there is no withdrawal charge.
                   -----------------------------------------------------------------------------------
                           The 12-month period beginning on the participant's participation date and each 12-month period thereafter is a "participation year." The
                           "participation date" means the earlier of (a) the business day on which we issue a certificate to the Plan participant under the EQUI-VEST(R)
                           Strategies contract and (b) the business day on which the first contribution for the Plan participant is received at our processing office.
                   -----------------------------------------------------------------------------------
                           o We deduct a charge designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. The charge is generally deducted from the amount applied to an annuity payout option.

                           o We deduct an annual charge equal to 0.15% of the account value on each participation date anniversary if you elect the optional enhanced death benefit.

                           o We deduct a $350 annuity administrative fee from amounts applied to a variable annuity payout option. This option is described in a separate prospectus that is available from your financial professional.

                           o Annual expenses of the Trusts' portfolios are calculated as a percentage of the average daily net assets invested in each portfolio.
                             These expenses include management fees ranging from 0.10% to 1.20%
                             annually, 12b-1 fees of 0.25% annually (if applicable) and other expenses. Please see "Fee Table" later in this prospectus for details.
------------------------------------------------------------------------------------------------------

THE ABOVE IS NOT A COMPLETE DESCRIPTION OF ALL MATERIAL PROVISIONS OF YOUR CERTIFICATE. IN SOME CASES RESTRICTIONS OR EXCEPTIONS APPLY, OR MAY BE IMPOSED BY EMPLOYERS UNDER THEIR PLANS. MAXIMUM EXPENSE LIMITATIONS APPLY TO CERTAIN VARIABLE INVESTMENT OPTIONS, AND RIGHTS ARE RESERVED TO CHANGE OR WAIVE CERTAIN CHARGES WITHIN SPECIFIED LIMITS. ALSO, ALL FEATURES OF THE CONTRACT, ARE NOT NECESSARILY AVAILABLE IN YOUR STATE OR AT CERTAIN AGES. YOUR EMPLOYER MAY ELECT NOT TO OFFER ALL OF THE INVESTMENT OPTIONS UNDER THE CONTRACT THAT ARE DESCRIBED IN THIS PROSPECTUS.

For more detailed information we urge you to read the contents of this prospectus, as well as your certificate. Please feel free to speak with your financial professional, or call us, if you have any questions. If for any reason you are not satisfied with your certificate, you may return it to us for a refund within a certain number of days. Please see "Your right to cancel within a certain number of days" later in this prospectus for additional information.


    EQUI-VEST(R) Strategies group annuity contract at a glance -- key features 9

Fee table

--------------------------------------------------------------------------------

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering an EQUI-VEST(R) Strategies certificate. Each of the charges and expenses is more fully described in "Charges and expenses" later in this prospectus.

The first table describes fees and expenses that you will pay at the time that you make certain withdrawals, surrender your certificate, purchase a Variable Immediate Annuity payout option or make certain transfers and rollovers. Charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state, may also apply. Charges for certain features shown in the fee table are mutually exclusive.

--------------------------------------------------------------------------------
Charges we deduct from your account value at the time you request certain transactions
--------------------------------------------------------------------------------
Maximum withdrawal charge as a percentage
of the amount withdrawn (deducted when you
surrender your certificate or make certain
withdrawals)                                     6%
--------------------------------------------------------------------------------
Charge if you elect a Variable Immediate
Annuity payout option                            $350
--------------------------------------------------------------------------------
Charge for third-party transfer or direct        $65 maximum per participant for
rollover                                         each occurrence; currently $25
                                                 per participant for each
                                                 occurrence.
--------------------------------------------------------------------------------

The next table describes the fees and expenses that you will pay periodically during the time that you participate in the contract, not including underlying Trust portfolio fees and expenses.

--------------------------------------------------------------------------------
Charges we deduct from your variable investment options expressed as an annual percentage of daily net assets
--------------------------------------------------------------------------------
Separate Account charge(1)                       0.25% to 1.49% (maximum)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Charges we deduct from your account value on each participation date anniversary
--------------------------------------------------------------------------------
Maximum annual administrative charge             The lesser of a current charge
                                                 of $30 (maximum $65) or 2% of
                                                 your account value plus any
                                                 prior withdrawals during the
                                                 participation year.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Charges we deduct from your account value each year if you elect the optional enhanced death benefit
--------------------------------------------------------------------------------
Optional enhanced death benefit charge (as a
percentage of your account value) is deducted
annually on each participation date anniversary  0.15%
--------------------------------------------------------------------------------
You also bear your proportionate share of all fees and expenses paid by a "portfolio" that corresponds to any variable investment option you are using. This table shows the lowest and highest total operating expenses charged by any of the portfolios that you will pay periodically during the time that you own your certificate. These fees and expenses are reflected in the portfolio's net asset value each day. Therefore, they reduce the investment return of the portfolio and the related variable investment option. Actual fees and expenses are likely to fluctuate from year to year. More detail concerning each portfolio's fees and expenses is contained in the Trust prospectus for the portfolio.

--------------------------------------------------------------------------------
Portfolio operating expenses expressed as an annual percentage of daily net assets
--------------------------------------------------------------------------------
Total Annual Portfolio Operating Expenses for
2004 (expenses that are deducted from portfolio   Lowest     Highest
assets including management fees, 12b-1 fees,
service fees, and/or other expenses)(2)           0.30%      7.61%
--------------------------------------------------------------------------------


10 Fee table

This table shows the fees and expenses for 2004 as an annual percentage of each portfolio's daily average net assets.

                                              Management     12b-1     Other
 Portfolio Name                                 Fees(3)     Fees(4)  expenses(5)
--------------------------------------------------------------------------------
AXA PREMIER VIP TRUST:
--------------------------------------------------------------------------------
AXA Aggressive Allocation                        0.10%       0.25%     0.29%
AXA Conservative Allocation                      0.10%       0.25%     0.41%
AXA Conservative-Plus Allocation                 0.10%       0.25%     0.30%
AXA Moderate Allocation                          0.10%         --      0.16%
AXA Moderate-Plus Allocation                     0.10%       0.25%     0.20%
AXA Premier VIP Aggressive Equity                0.62%         --      0.18%
AXA Premier VIP Core Bond                        0.60%       0.25%     0.20%
AXA Premier VIP Health Care                      1.20%       0.25%     0.40%
AXA Premier VIP High Yield                       0.58%         --      0.18%
AXA Premier VIP International Equity             1.05%       0.25%     0.50%
AXA Premier VIP Large Cap Core Equity            0.90%       0.25%     0.32%
AXA Premier VIP Large Cap Growth                 0.90%       0.25%     0.26%
AXA Premier VIP Large Cap Value                  0.90%       0.25%     0.25%
AXA Premier VIP Mid Cap Growth                   1.10%       0.25%     0.25%
AXA Premier VIP Mid Cap Value                    1.10%       0.25%     0.25%
AXA Premier VIP Technology                       1.20%       0.25%     0.40%
--------------------------------------------------------------------------------
 EQ ADVISORS TRUST:
--------------------------------------------------------------------------------
EQ/Alliance Common Stock                         0.47%         --      0.05%
EQ/Alliance Growth and Income                    0.56%         --      0.05%
EQ/Alliance Intermediate Government Securities   0.50%         --      0.06%
EQ/Alliance International                        0.73%         --      0.12%
EQ/Alliance Large Cap Growth                     0.90%       0.25%     0.05%
EQ/Alliance Quality Bond                         0.50%         --      0.06%
EQ/Alliance Small Cap Growth                     0.75%         --      0.06%
EQ/Bear Stearns Small Company Growth             1.00%       0.25%     0.18%
EQ/Bernstein Diversified Value                   0.63%       0.25%     0.07%
EQ/Boston Advisors Equity Income                 0.75%       0.25%     0.21%
EQ/Calvert Socially Responsible                  0.65%       0.25%     0.29%
EQ/Capital Guardian Growth                       0.65%       0.25%     0.09%
EQ/Capital Guardian International                0.85%       0.25%     0.17%
EQ/Capital Guardian Research                     0.65%       0.25%     0.05%
EQ/Capital Guardian U.S. Equity                  0.65%       0.25%     0.05%
EQ/Caywood-Scholl High Yield Bond                0.60%       0.25%     0.12%
EQ/Equity 500 Index                              0.25%         --      0.05%
EQ/Evergreen Omega                               0.65%       0.25%     0.11%
EQ/FI Mid Cap                                    0.70%       0.25%     0.06%
EQ/FI Mid Cap Value                              0.74%       0.25%     0.08%
EQ/GAMCO Mergers and Acquisitions                0.90%       0.25%     1.21%
EQ/GAMCO Small Company Value                     0.80%       0.25%     0.12%
EQ/International Growth                          0.85%       0.25%     0.22%
EQ/Janus Large Cap Growth                        0.90%       0.25%     0.08%
EQ/JPMorgan Core Bond                            0.44%       0.25%     0.06%
EQ/JPMorgan Value Opportunities                  0.60%       0.25%     0.10%
EQ/Lazard Small Cap Value                        0.75%       0.25%     0.05%
EQ/Long Term Bond                                0.50%       0.25%     0.25%
EQ/Lord Abbett Growth and Income                 0.65%       0.25%     0.19%
EQ/Lord Abbett Large Cap Core                    0.65%       0.25%     0.19%
EQ/Lord Abbett Mid Cap Value                     0.70%       0.25%     0.19%
EQ/Marsico Focus                                 0.88%       0.25%     0.06%
EQ/Mercury Basic Value Equity                    0.58%       0.25%     0.05%
EQ/Mercury International Value                   0.85%       0.25%     0.15%
EQ/MFS Emerging Growth Companies                 0.65%       0.25%     0.06%
EQ/MFS Investors Trust                           0.60%       0.25%     0.10%
EQ/Money Market                                  0.34%         --      0.05%
EQ/Montag & Caldwell Growth                      0.75%       0.25%     0.12%
EQ/PIMCO Real Return                             0.55%       0.25%     0.20%
EQ/Short Duration Bond                           0.45%       0.25%     0.52%
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                               Total                         Net Total
                                                             Annual                           Annual
                                              Underlying    Expenses                         Expenses
                                              Portfolio      Before         Fee Waivers        After
                                               Fees and      Expense      and/or Expense      Expense
Portfolio Name                               Expenses(6)   Limitation   Reimbursements(7)   Limitations
-------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP TRUST:
-------------------------------------------------------------------------------------------------------------
AXA Aggressive Allocation                        0.99%         1.63%        (0.29)%             1.34%
AXA Conservative Allocation                      0.75%         1.51%        (0.41)%             1.10%
AXA Conservative-Plus Allocation                 0.80%         1.45%        (0.30)%             1.15%
AXA Moderate Allocation                          0.83%         1.09%        (0.16)%             0.93%
AXA Moderate-Plus Allocation                     1.02%         1.57%        (0.20)%             1.37%
AXA Premier VIP Aggressive Equity                  --          0.80%           --               0.80%
AXA Premier VIP Core Bond                          --          1.05%        (0.10)%             0.95%
AXA Premier VIP Health Care                        --          1.85%         0.00%              1.85%
AXA Premier VIP High Yield                         --          0.76%           --               0.76%
AXA Premier VIP International Equity               --          1.80%         0.00%              1.80%
AXA Premier VIP Large Cap Core Equity              --          1.47%        (0.12)%             1.35%
AXA Premier VIP Large Cap Growth                   --          1.41%        (0.06)%             1.35%
AXA Premier VIP Large Cap Value                    --          1.40%        (0.05)%             1.35%
AXA Premier VIP Mid Cap Growth                     --          1.60%         0.00%              1.60%
AXA Premier VIP Mid Cap Value                      --          1.60%         0.00%              1.60%
AXA Premier VIP Technology                         --          1.85%         0.00%              1.85%
-------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST:
-------------------------------------------------------------------------------------------------------------
EQ/Alliance Common Stock                           --          0.52%           --               0.52%
EQ/Alliance Growth and Income                      --          0.61%           --               0.61%
EQ/Alliance Intermediate Government Securities     --          0.56%           --               0.56%
EQ/Alliance International                          --          0.85%         0.00%              0.85%
EQ/Alliance Large Cap Growth                       --          1.20%        (0.10)%             1.10%
EQ/Alliance Quality Bond                           --          0.56%           --               0.56%
EQ/Alliance Small Cap Growth                       --          0.81%           --               0.81%
EQ/Bear Stearns Small Company Growth               --          1.43%        (0.13)%             1.30%
EQ/Bernstein Diversified Value                     --          0.95%         0.00%              0.95%
EQ/Boston Advisors Equity Income                   --          1.21%        (0.16)%             1.05%
EQ/Calvert Socially Responsible                    --          1.19%        (0.14)%             1.05%
EQ/Capital Guardian Growth                         --          0.99%        (0.04)%             0.95%
EQ/Capital Guardian International                  --          1.27%        (0.07)%             1.20%
EQ/Capital Guardian Research                       --          0.95%         0.00%              0.95%
EQ/Capital Guardian U.S. Equity                    --          0.95%         0.00%              0.95%
EQ/Caywood-Scholl High Yield Bond                  --          0.97%        (0.12)%             0.85%
EQ/Equity 500 Index                                --          0.30%           --               0.30%
EQ/Evergreen Omega                                 --          1.01%        (0.06)%             0.95%
EQ/FI Mid Cap                                      --          1.01%        (0.01)%             1.00%
EQ/FI Mid Cap Value                                --          1.07%         0.00%              1.07%
EQ/GAMCO Mergers and Acquisitions                  --          2.36%        (0.91)%             1.45%
EQ/GAMCO Small Company Value                       --          1.17%         0.00%              1.17%
EQ/International Growth                            --          1.32%         0.00%              1.32%
EQ/Janus Large Cap Growth                          --          1.23%        (0.08)%             1.15%
EQ/JPMorgan Core Bond                              --          0.75%         0.00%              0.75%
EQ/JPMorgan Value Opportunities                    --          0.95%         0.00%              0.95%
EQ/Lazard Small Cap Value                          --          1.05%         0.00%              1.05%
EQ/Long Term Bond                                  --          1.00%         0.00%              1.00%
EQ/Lord Abbett Growth and Income                   --          1.09%        (0.09)%             1.00%
EQ/Lord Abbett Large Cap Core                      --          1.09%        (0.09)%             1.00%
EQ/Lord Abbett Mid Cap Value                       --          1.14%        (0.09)%             1.05%
EQ/Marsico Focus                                   --          1.19%        (0.04)%             1.15%
EQ/Mercury Basic Value Equity                      --          0.88%         0.00%              0.88%
EQ/Mercury International Value                     --          1.25%         0.00%              1.25%
EQ/MFS Emerging Growth Companies                   --          0.96%           --               0.96%
EQ/MFS Investors Trust                             --          0.95%         0.00%              0.95%
EQ/Money Market                                    --          0.39%           --               0.39%
EQ/Montag & Caldwell Growth                        --          1.12%         0.00%              1.12%
EQ/PIMCO Real Return                               --          1.00%        (0.35)%             0.65%
EQ/Short Duration Bond                             --          1.22%        (0.57)%             0.65%
-------------------------------------------------------------------------------------------------------------

                                                                    Fee table 11

                                          Management     12b-1       Other
Portfolio Name                              Fees(3)     Fees(4)   expenses(5)
--------------------------------------------------------------------------------
EQ ADVISORS TRUST:
--------------------------------------------------------------------------------
EQ/Small Company Index                      0.25%         0.25%     0.13%
EQ/TCW Equity                               0.80%         0.25%     0.12%
EQ/UBS Growth and Income                    0.75%         0.25%     0.16%
EQ/Van Kampen Comstock                      0.65%         0.25%     0.19%
EQ/Van Kampen Emerging Markets Equity       1.15%         0.25%     0.40%
EQ/Van Kampen Mid Cap Growth                0.70%         0.25%     0.19%
EQ/Wells Fargo Montgomery Small Cap         0.85%         0.25%     6.51%
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
                                                          Total                          Net Total
                                                          Annual                           Annual
                                           Underlying    Expenses                         Expenses
                                           Portfolio      Before        Fee Waivers        After
                                            Fees and      Expense      and/or Expense      Expense
Portfolio Name                            Expenses(6)   Limitation   Reimbursements(7)   Limitations
----------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST:
----------------------------------------------------------------------------------------------------
EQ/Small Company Index                       --            0.63%          0.00%             0.63%
EQ/TCW Equity                                --            1.17%         (0.02)%            1.15%
EQ/UBS Growth and Income                     --            1.16%         (0.11)%            1.05%
EQ/Van Kampen Comstock                       --            1.09%         (0.09)%            1.00%
EQ/Van Kampen Emerging Markets Equity        --            1.80%          0.00%             1.80%
EQ/Van Kampen Mid Cap Growth                 --            1.14%         (0.09)%            1.05%
EQ/Wells Fargo Montgomery Small Cap          --            7.61%         (6.33)%            1.28%
----------------------------------------------------------------------------------------------------

Notes:

(1) For mortality and expense risks, and administrative and financial accounting expenses. A portion of this charge is for providing the death benefit. For contracts issued in Texas to public schools and open enrollment charter schools (kindergarten through twelfth grade), the total Separate Account charges and the total portfolio operating expenses of the Trusts when added together are not permitted to exceed 2.75%.

(2) "Total Annual Portfolio Operating Expenses" are based, in part, on estimated amounts for options added during the fiscal year 2004 and for the underlying portfolios.

(3) The management fees for each portfolio cannot be increased without a vote of that portfolio's shareholders. See footnote (7) for any expense limitation agreement information.

(4) Portfolio shares are all subject to fees imposed under the distribution plans (the "Rule 12b-1 Plan") adopted by the Trusts pursuant to Rule 12b-1 under the Investment Company Act of 1940. The 12b-1 fee will not be increased for the life of the contracts. A "--" indicates that there is no 12b-1 Fee.

(5) The amounts shown as "Other Expenses" will fluctuate from year to year depending on actual expenses. See footnote (7) for any expense limitation agreement information.

(6) The AXA Allocation variable investment options invest in corresponding portfolios of AXA Premier VIP Trust. Each AXA Allocation portfolio in turn invests in shares of other portfolios of EQ Advisors Trust and AXA Premier VIP Trust (the "underlying portfolios"). Amounts shown reflect each AXA Allocation portfolio's pro rata share of the fees and expenses of the various underlying portfolios in which it invests. The fees and expenses have been estimated based on the respective weighted investment allocations as of 12/31/04. A "--" indicates that the listed portfolio does not invest in underlying portfolios, i.e., it is not an allocation portfolio.

(7) The amounts shown reflect any fee waivers and/or expense reimbursements that apply to each portfolio. A "--" indicates that there is no expense limitation in effect, and "0.00%" indicates that the expense limitation arrangement did not result in a fee waiver or reimbursement. AXA Equitable, the manager of AXA Premier VIP Trust and EQ Advisors Trust, has entered into Expense Limitation Agreements with respect to certain portfolios, which are effective through April 30, 2006. Under these Agreements, AXA Equitable has agreed to waive or limit its fees and assume other expenses of certain portfolios, if necessary, in an amount that limits such portfolio's Total Annual Expenses (exclusive of interest, taxes, brokerage commissions, capitalized expenditures and extraordinary expenses) to not more than specified amounts. Each portfolio may at a later date make a reimbursement to AXA Equitable for any of the management fees waived or limited and other expenses assumed and paid by AXA Equitable pursuant to the expense limitation agreement provided that the portfolio's current annual operating expenses do not exceed the operating expense limit determined for such portfolio. In addition, a portion of the brokerage commissions of certain portfolios of AXA Premier VIP Trust and EQ Advisors Trust is used to reduce the applicable portfolio's expenses. If the above table reflected both the expense limitation arrangements plus the portion of the brokerage commissions used to reduce portfolio expenses, the net expenses would be as shown in the table below:

   ----------------------------------------------
   Portfolio Name:
   ----------------------------------------------
   AXA Moderate Allocation                 0.92%
   ----------------------------------------------
   AXA Premier VIP Aggressive Equity       0.68%
   ----------------------------------------------
   AXA Premier VIP Health Care             1.81%
   ----------------------------------------------
   AXA Premier VIP International Equity    1.75%
   ----------------------------------------------
   AXA Premier VIP Large Cap Core Equity   1.32%
   ----------------------------------------------
   AXA Premier VIP Large Cap Growth        1.30%
   ----------------------------------------------
   AXA Premier VIP Large Cap Value         1.21%
   ----------------------------------------------
   AXA Premier VIP Small/Mid Cap Growth    1.50%
   ----------------------------------------------
   AXA Premier VIP Small/Mid Cap Value     1.54%
   ----------------------------------------------
   AXA Premier VIP Technology              1.75%
   ----------------------------------------------
   EQ/Alliance Common Stock                0.43%
   ----------------------------------------------
   EQ/Alliance Growth and Income           0.55%
   ----------------------------------------------


12 Fee table

   ----------------------------------------------
   Portfolio Name:
   ----------------------------------------------
   EQ/Alliance International               0.83%
   ----------------------------------------------
   EQ/Alliance Large Cap Growth            1.04%
   ----------------------------------------------
   EQ/Alliance Small Cap Growth            0.73%
   ----------------------------------------------
   EQ/Calvert Socially Responsible         1.00%
   ----------------------------------------------
   EQ/Capital Guardian Growth              0.67%
   ----------------------------------------------
   EQ/Capital Guardian International       1.17%
   ----------------------------------------------
   EQ/Capital Guardian Research            0.90%
   ----------------------------------------------
   EQ/Capital Guardian U.S. Equity         0.93%
   ----------------------------------------------
   EQ/Evergreen Omega                      0.57%
   ----------------------------------------------
   EQ/FI Mid Cap                           0.96%
   ----------------------------------------------
   EQ/FI Small/Mid Cap Value               1.05%
   ----------------------------------------------
   EQ/JP Morgan Value Opportunities        0.76%
   ----------------------------------------------
   EQ/Lazard Small Cap Value               0.86%
   ----------------------------------------------
   EQ/Marsico Focus                        1.12%
   ----------------------------------------------
   EQ/Mercury Basic Value Equity           0.86%
   ----------------------------------------------
   EQ/Mercury International Value          1.18%
   ----------------------------------------------
   EQ/MFS Emerging Growth Companies        0.91%
   ----------------------------------------------
   EQ/MFS Investors Trust                  0.91%
   ----------------------------------------------
   EQ/Small Company Value                  1.16%
   ----------------------------------------------
   EQ/TCW Equity                           1.14%
   ----------------------------------------------
   EQ/Van Kampen Emerging Markets Equity   1.75%
   ----------------------------------------------
   EQ/Wells Fargo Montgomery Small Cap     1.26%
   ----------------------------------------------


EXAMPLES: EQUI-VEST(R) STRATEGIES CONTRACTS

These examples are intended to help you compare the cost of investing in the EQUI-VEST(R) Strategies contract with the cost of investing in other variable annuity contracts. These costs include contract owner transaction expenses, contract fees, separate account annual expenses, and underlying Trust fees and expenses (including underlying portfolio fees and expenses).

The examples below show the expenses that a hypothetical certificate holder would pay in the respective participation years in the situations illustrated. The annual administrative charge is based on the charges that apply to a mix of estimated contract sizes, resulting in an estimated administrative charge for the purpose of these examples of $6.56 per $10,000.

The fixed maturity options and the guaranteed interest option are not covered by the fee table and examples. However, the withdrawal charge, the optional enhanced death benefit charge, the third-party transfer or direct rollover charge and the charge if you elect a Variable Immediate Annuity payout option do apply to amounts in the fixed maturity options and the guaranteed interest option. A market value adjustment (up or down) will apply as a result of a withdrawal, transfer, or surrender of amounts from a fixed maturity option.

Please note that the charges that would apply under your certificate may be lower if: (i) your participation is under a contract with lower Separate Account charges; (ii) your certificate has no withdrawal charge or no longer has a withdrawal charge, or has a lesser percentage withdrawal charge, or has a shorter withdrawal charge period associated with it than is used in the examples; or (iii) you have not elected the optional enhanced death benefit.

These examples should not be considered a representation of past or future expenses for any option. Actual expenses may be greater or less than those shown. Similarly, the annual rate of return assumed in the examples is not an estimate or guarantee of future investment performance.

The examples assume that you invest $10,000 in the certificate for the time periods indicated and that your investment has a 5% return each year. The examples also assume (i) maximum contract charges rather than the lower expenses discussed in "Charges and expenses" later in this prospectus; (ii) the total annual expenses of the portfolios (before expense limitations) set forth in the previous tables; and (iii) that the optional enhanced death benefit has been elected. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:


                                                                    Fee table 13

EQUI-VEST(R) STRATEGIES


---------------------------------------------------------------------------------------------
                                                   If you surrender your contract at the end
                                                       of the applicable time period
---------------------------------------------------------------------------------------------
                                                  1 year    3 years    5 years    10 years
---------------------------------------------------------------------------------------------
AXA PREMIER VIP TRUST:
---------------------------------------------------------------------------------------------
AXA Aggressive Allocation                           $883     $1,586     $2,313      $3,709
AXA Conservative Allocation                         $871     $1,551     $2,256      $3,594
AXA Conservative-Plus Allocation                    $865     $1,534     $2,227      $3,537
AXA Moderate Allocation                             $815     $1,386     $1,985      $3,041
AXA Moderate-Plus Allocation                        $877     $1,569     $2,285      $3,652
AXA Premier VIP Aggressive Equity                   $786     $1,300     $1,842      $2,742
AXA Premier VIP Core Bond                           $825     $1,416     $2,034      $3,143
AXA Premier VIP Health Care                         $905     $1,650     $2,418      $3,915
AXA Premier VIP High Yield                          $796     $1,330     $1,892      $2,847
AXA Premier VIP International Equity                $900     $1,636     $2,394      $3,869
AXA Premier VIP Large Cap Core Equity               $867     $1,540     $2,237      $3,556
AXA Premier VIP Large Cap Growth                    $861     $1,522     $2,208      $3,498
AXA Premier VIP Large Cap Value                     $860     $1,519     $2,203      $3,488
AXA Premier VIP Mid Cap Growth                      $880     $1,578     $2,299      $3,680
AXA Premier VIP Mid Cap Value                       $880     $1,578     $2,299      $3,680
AXA Premier VIP Technology                          $905     $1,650     $2,418      $3,915
---------------------------------------------------------------------------------------------
 EQ ADVISORS TRUST:
---------------------------------------------------------------------------------------------
EQ/Alliance Common Stock                            $762     $1,226     $1,717      $2,477
EQ/Alliance Growth and Income                       $781     $1,285     $1,817      $2,690
EQ/Alliance Intermediate Government Securities      $777     $1,270     $1,792      $2,637
EQ/Alliance International                           $805     $1,357     $1,936      $2,939
EQ/Alliance Large Cap Growth                        $840     $1,460     $2,107      $3,292
EQ/Alliance Quality Bond                            $777     $1,270     $1,792      $2,637
EQ/Alliance Small Cap Growth                        $801     $1,345     $1,916      $2,898
EQ/Bear Stearns Small Company Growth                $863     $1,528     $2,218      $3,517
EQ/Bernstein Diversified Value                      $815     $1,386     $1,985      $3,041
EQ/Boston Advisors Equity Income                    $841     $1,463     $2,112      $3,302
EQ/Calvert Socially Responsible                     $839     $1,457     $2,102      $3,282
EQ/Capital Guardian Growth                          $819     $1,398     $2,005      $3,082
EQ/Capital Guardian International                   $847     $1,481     $2,141      $3,361
EQ/Capital Guardian Research                        $815     $1,386     $1,985      $3,041
EQ/Capital Guardian U.S. Equity                     $815     $1,386     $1,985      $3,041
EQ/Caywood-Scholl High Yield Bond                   $817     $1,392     $1,995      $3,062
EQ/Equity 500 Index                                 $751     $1,193     $1,662      $2,359
EQ/Evergreen Omega                                  $821     $1,404     $2,014      $3,102
EQ/FI Mid Cap                                       $821     $1,404     $2,014      $3,102
EQ/FI Mid Cap Value                                 $827     $1,422     $2,044      $3,163
EQ/GAMCO Mergers and Acquisitions                   $955     $1,798     $2,655      $4,375
EQ/GAMCO Small Company Value                        $837     $1,451     $2,092      $3,263
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
                                                     If you annuitize at the end of the
                                                            applicable time period
---------------------------------------------------------------------------------------------
                                                   1 year    3 years    5 years    10 years
---------------------------------------------------------------------------------------------
AXA PREMIER VIP TRUST:
---------------------------------------------------------------------------------------------
AXA Aggressive Allocation                           $684     $1,369     $2,077      $3,953
AXA Conservative Allocation                         $671     $1,332     $2,016      $3,837
AXA Conservative-Plus Allocation                    $665     $1,313     $1,986      $3,779
AXA Moderate Allocation                             $612     $1,157     $1,728      $3,278
AXA Moderate-Plus Allocation                        $677     $1,350     $2,047      $3,895
AXA Premier VIP Aggressive Equity                   $582     $1,066     $1,576      $2,975
AXA Premier VIP Core Bond                           $623     $1,188     $1,780      $3,380
AXA Premier VIP Health Care                         $707     $1,437     $2,188      $4,161
AXA Premier VIP High Yield                          $592     $1,097     $1,628      $3,081
AXA Premier VIP International Equity                $702     $1,422     $2,163      $4,114
AXA Premier VIP Large Cap Core Equity               $667     $1,319     $1,996      $3,798
AXA Premier VIP Large Cap Growth                    $661     $1,301     $1,965      $3,740
AXA Premier VIP Large Cap Value                     $660     $1,298     $1,960      $3,730
AXA Premier VIP Mid Cap Growth                      $681     $1,360     $2,062      $3,924
AXA Premier VIP Mid Cap Value                       $681     $1,360     $2,062      $3,924
AXA Premier VIP Technology                          $707     $1,437     $2,188      $4,161
---------------------------------------------------------------------------------------------
EQ ADVISORS TRUST:
---------------------------------------------------------------------------------------------
EQ/Alliance Common Stock                            $556     $  987     $1,443      $2,707
EQ/Alliance Growth and Income                       $577     $1,050     $1,549      $2,922
EQ/Alliance Intermediate Government Securities      $572     $1,034     $1,523      $2,869
EQ/Alliance International                           $602     $1,126     $1,676      $3,174
EQ/Alliance Large Cap Growth                        $639     $1,235     $1,858      $3,531
EQ/Alliance Quality Bond                            $572     $1,034     $1,523      $2,869
EQ/Alliance Small Cap Growth                        $598     $1,113     $1,655      $3,133
EQ/Bear Stearns Small Company Growth                $663     $1,307     $1,976      $3,759
EQ/Bernstein Diversified Value                      $612     $1,157     $1,728      $3,278
EQ/Boston Advisors Equity Income                    $640     $1,238     $1,863      $3,541
EQ/Calvert Socially Responsible                     $638     $1,232     $1,852      $3,521
EQ/Capital Guardian Growth                          $617     $1,170     $1,749      $3,319
EQ/Capital Guardian International                   $646     $1,257     $1,894      $3,601
EQ/Capital Guardian Research                        $612     $1,157     $1,728      $3,278
EQ/Capital Guardian U.S. Equity                     $612     $1,157     $1,728      $3,278
EQ/Caywood-Scholl High Yield Bond                   $615     $1,163     $1,738      $3,298
EQ/Equity 500 Index                                 $544     $  952     $1,384      $2,587
EQ/Evergreen Omega                                  $619     $1,176     $1,759      $3,339
EQ/FI Mid Cap                                       $619     $1,176     $1,759      $3,339
EQ/FI Mid Cap Value                                 $625     $1,195     $1,790      $3,400
EQ/GAMCO Mergers and Acquisitions                   $760     $1,593     $2,441      $4,627
EQ/GAMCO Small Company Value                        $636     $1,226     $1,842      $3,501
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
                                                     If you do not surrender your contract
                                                   at the end of the applicable time period
---------------------------------------------------------------------------------------------
                                                   1 year    3 years    5 years     10 years
---------------------------------------------------------------------------------------------
AXA PREMIER VIP TRUST:
---------------------------------------------------------------------------------------------
AXA Aggressive Allocation                           $334   $1,019       $1,727      $3,603
AXA Conservative Allocation                         $321   $  982       $1,666      $3,487
AXA Conservative-Plus Allocation                    $315   $  963       $1,636      $3,429
AXA Moderate Allocation                             $262   $  807       $1,378      $2,928
AXA Moderate-Plus Allocation                        $327   $1,000       $1,697      $3,545
AXA Premier VIP Aggressive Equity                   $232   $  716       $1,226      $2,625
AXA Premier VIP Core Bond                           $273   $  838       $1,430      $3,030
AXA Premier VIP Health Care                         $357   $1,087       $1,838      $3,811
AXA Premier VIP High Yield                          $242   $  747       $1,278      $2,731
AXA Premier VIP International Equity                $352   $1,072       $1,813      $3,764
AXA Premier VIP Large Cap Core Equity               $317   $  969       $1,646      $3,448
AXA Premier VIP Large Cap Growth                    $311   $  951       $1,615      $3,390
AXA Premier VIP Large Cap Value                     $310   $ 948.       $1,610      $3,380
AXA Premier VIP Mid Cap Growth                      $331   $1,010       $1,712      $3,574
AXA Premier VIP Mid Cap Value                       $331   $1,010       $1,712      $3,574
AXA Premier VIP Technology                          $357   $1,087       $1,838      $3,811
---------------------------------------------------------------------------------------------
EQ ADVISORS TRUST:
---------------------------------------------------------------------------------------------
EQ/Alliance Common Stock                            $206   $  637       $1,093      $2,357
EQ/Alliance Growth and Income                       $227   $  700       $1,199      $2,572
EQ/Alliance Intermediate Government Securities      $222   $  684       $1,173      $2,519
EQ/Alliance International                           $252   $  776       $1,326      $2,824
EQ/Alliance Large Cap Growth                        $289   $  885       $1,508      $3,181
EQ/Alliance Quality Bond                            $222   $  684       $1,173      $2,519
EQ/Alliance Small Cap Growth                        $248   $  763       $1,305      $2,783
EQ/Bear Stearns Small Company Growth                $313   $  957       $1,626      $3,409
EQ/Bernstein Diversified Value                      $262   $  807       $1,378      $2,928
EQ/Boston Advisors Equity Income                    $290   $  888       $1,513      $3,191
EQ/Calvert Socially Responsible                     $288   $  882       $1,502      $3,171
EQ/Capital Guardian Growth                          $267   $  820       $1,399      $2,969
EQ/Capital Guardian International                   $296   $  907       $1,544      $3,251
EQ/Capital Guardian Research                        $262   $  807       $1,378      $2,928
EQ/Capital Guardian U.S. Equity                     $262   $  807       $1,378      $2,928
EQ/Caywood-Scholl High Yield Bond                   $265   $  813       $1,388      $2,948
EQ/Equity 500 Index                                 $194   $  602       $1,034      $2,237
EQ/Evergreen Omega                                  $269   $  826       $1,409      $2,989
EQ/FI Mid Cap                                       $269   $  826       $1,409      $2,989
EQ/FI Mid Cap Value                                 $275   $  845       $1,440      $3,050
EQ/GAMCO Mergers and Acquisitions                   $410   $1,243       $2,091      $4,277
EQ/GAMCO Small Company Value                        $286   $  876       $1,492      $3,151
---------------------------------------------------------------------------------------------

14 Fee table

-----------------------------------------------------------------------------------
                                         If you surrender your contract at the end
                                               of the applicable time period
-----------------------------------------------------------------------------------
                                          1 year    3 years    5 years    10 years
-----------------------------------------------------------------------------------
EQ ADVISORS TRUST:
-----------------------------------------------------------------------------------
EQ/International Growth                  $  852     $1,496     $2,165      $3,410
EQ/Janus Large Cap Growth                $  843     $1,469     $2,121      $3,322
EQ/JPMorgan Core Bond                    $  795     $1,327     $1,887      $2,836
EQ/JPMorgan Value Opportunities          $  815     $1,386     $1,985      $3,041
EQ/Lazard Small Cap Value                $  825     $1,416     $2,034      $3,143
EQ/Long Term Bond                        $  820     $1,401     $2,010      $3,092
EQ/Lord Abbett Growth and Income         $  829     $1,428     $2,053      $3,183
EQ/Lord Abbett Large Cap Core            $  829     $1,428     $2,053      $3,183
EQ/Lord Abbett Mid Cap Value             $  834     $1,443     $2,078      $3,233
EQ/Marsico Focus                         $  839     $1,457     $2,102      $3,282
EQ/Mercury Basic Value Equity            $  808     $1,366     $1,951      $2,970
EQ/Mercury International Value           $  845     $1,475     $2,131      $3,342
EQ/MFS Emerging Growth Companies         $  816     $1,389     $1,990      $3,052
EQ/MFS Investors Trust                   $  815     $1,386     $1,985      $3,041
EQ/Money Market                          $  762     $1,226     $1,717      $2,477
EQ/Montag & Caldwell Growth              $  832     $1,437     $2,068      $3,213
EQ/PIMCO Real Return                     $  820     $1,401     $2,010      $3,092
EQ/Short Duration Bond                   $  842     $1,466     $2,117      $3,312
EQ/Small Company Index                   $  783     $1,291     $1,827      $2,711
EQ/TCW Equity*                           $  837     $1,451     $2,092      $3,263
EQ/UBS Growth and Income                 $  836     $1,448     $2,087      $3,253
EQ/Van Kampen Comstock                   $  829     $1,428     $2,053      $3,183
EQ/Van Kampen Emerging Markets Equity    $  900     $1,636     $2,394      $3,869
EQ/Van Kampen Mid Cap Growth             $  834     $1,443     $2,078      $3,233
EQ/Wells Fargo Montgomery Small Cap      $1,476     $3,222     $4,811      $7,902
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
                                           If you annuitize at the end of the
                                                    applicable time period
-----------------------------------------------------------------------------------
                                         1 year    3 years    5 years    10 years
-----------------------------------------------------------------------------------
EQ ADVISORS TRUST:
----------------------------------------------------------------------------------
EQ/International Growth                  $  651     $1,273     $1,919      $3,651
EQ/Janus Large Cap Growth                $  642     $1,245     $1,873      $3,561
EQ/JPMorgan Core Bond                    $  591     $1,094     $1,623      $3,070
EQ/JPMorgan Value Opportunities          $  612     $1,157     $1,728      $3,278
EQ/Lazard Small Cap Value                $  623     $1,188     $1,780      $3,380
EQ/Long Term Bond                        $  618     $1,173     $1,754      $3,329
EQ/Lord Abbett Growth and Income         $  627     $1,201     $1,801      $3,421
EQ/Lord Abbett Large Cap Core            $  627     $1,201     $1,801      $3,421
EQ/Lord Abbett Mid Cap Value             $  632     $1,217     $1,827      $3,471
EQ/Marsico Focus                         $  638     $1,232     $1,852      $3,521
EQ/Mercury Basic Value Equity            $  605     $1,135     $1,691      $3,205
EQ/Mercury International Value           $  644     $1,251     $1,883      $3,581
EQ/MFS Emerging Growth Companies         $  613     $1,160     $1,733      $3,288
EQ/MFS Investors Trust                   $  612     $1,157     $1,728      $3,278
EQ/Money Market                          $  556     $  987     $1,443      $2,707
EQ/Montag & Caldwell Growth              $  630     $1,210     $1,816      $3,451
EQ/PIMCO Real Return                     $  618     $1,173     $1,754      $3,329
EQ/Short Duration Bond                   $  641     $1,242     $1,868      $3,551
EQ/Small Company Index                   $  579     $1,056     $1,560      $2,943
EQ/TCW Equity*                           $  636     $1,226     $1,842      $3,501
EQ/UBS Growth and Income                 $  634     $1,223     $1,837      $3,491
EQ/Van Kampen Comstock                   $  627     $1,201     $1,801      $3,421
EQ/Van Kampen Emerging Markets Equity    $  702     $1,422     $2,163      $4,114
EQ/Van Kampen Mid Cap Growth             $  632     $1,217     $1,827      $3,471
EQ/Wells Fargo Montgomery Small Cap      $1,311     $3,104     $4,734      $8,196
-----------------------------------------------------------------------------------

-----------------------------------------------------------------------------------
                                         If you do not surrender your contract at
                                          the end of the applicable time period
-----------------------------------------------------------------------------------
                                          1 year    3 years    5 years    10 years
-----------------------------------------------------------------------------------
EQ ADVISORS TRUST:
-----------------------------------------------------------------------------------
EQ/International Growth                    $301     $  923     $1,569     $3,301
EQ/Janus Large Cap Growth                  $292     $  895     $1,523     $3,211
EQ/JPMorgan Core Bond                      $241     $  744     $1,273     $2,720
EQ/JPMorgan Value Opportunities            $262     $  807     $1,378     $2,928
EQ/Lazard Small Cap Value                  $273     $  838     $1,430     $3,030
EQ/Long Term Bond                          $268     $  823     $1,404     $2,979
EQ/Lord Abbett Growth and Income           $277     $  851     $1,451     $3,071
EQ/Lord Abbett Large Cap Core              $277     $  851     $1,451     $3,071
EQ/Lord Abbett Mid Cap Value               $282     $  867     $1,477     $3,121
EQ/Marsico Focus                           $288     $  882     $1,502     $3,171
EQ/Mercury Basic Value Equity              $255     $  785     $1,341     $2,855
EQ/Mercury International Value             $294     $  901     $1,533     $3,231
EQ/MFS Emerging Growth Companies           $263     $  810     $1,383     $2,938
EQ/MFS Investors Trust                     $262     $  807     $1,378     $2,928
EQ/Money Market                            $206     $  637     $1,093     $2,357
EQ/Montag & Caldwell Growth                $280     $  860     $1,466     $3,101
EQ/PIMCO Real Return                       $268     $  823     $1,404     $2,979
EQ/Short Duration Bond                     $291     $  892     $1,518     $3,201
EQ/Small Company Index                     $229     $  706     $1,210     $2,593
EQ/TCW Equity*                             $286     $  876     $1,492     $3,151
EQ/UBS Growth and Income                   $284     $  873     $1,487     $3,141
EQ/Van Kampen Comstock                     $277     $  851     $1,451     $3,071
EQ/Van Kampen Emerging Markets Equity      $352     $1,072     $1,813     $3,764
EQ/Van Kampen Mid Cap Growth               $282     $  867     $1,477     $3,121
EQ/Wells Fargo Montgomery Small Cap        $961     $2,754     $4,384     $7,846

                                                                    Fee table 15

CONDENSED FINANCIAL INFORMATION

Please see the Appendix at the end of this prospectus for information about the unit values and number of units outstanding as of the period shown for each of the variable investment options available as of December 31, 2005.




16 Fee table

1. Contract features and benefits

--------------------------------------------------------------------------------

CONTRIBUTIONS TO YOUR CERTIFICATE

Payments made to us are called "contributions." We require a minimum contribution amount of $20. If the total annual contributions to a TSA contract will be at least $200 annually, we may accept contributions of less than $20. The following table summarizes our rules regarding contributions to your certificate.

------------------------------------------------------------------------------------------------------------------------------------
Contract type    Source of contributions
------------------------------------------------------------------------------------------------------------------------------------
TSA              o Employer-remitted employee salary reduction and/or            o For 2006, maximum amount of employer and employee
                   various types of employer contributions.                        contributions is generally the lesser of $44,000
                 o Additional "catch-up" contributions.                            or 100% of compensation, with maximum salary
                 o Direct transfers from another contract or arrangement           reduction contribution of $15,000.
                   under Section 403(b) of the Internal Revenue Code,            o If employer's plan permits, an individual at
                   complying with IRS Revenue Ruling 90-24.                        least age 50 at any time during 2006 can make up
                 o Eligible rollover distributions from other 403(b) plans,        to $5,000 additional salary reduction "catch-up"
                   qualified plans, governmental employer EDC plans and            contributions.
                   traditional IRAs, if permitted by the plan.                   o Rollover or direct transfer contributions after
                 o Designated Roth contributions under Section 402A of             age 70-1/2  must be net of any required minimum
                   the Code.                                                       distributions.
                 o Direct transfers of designated Roth contribution funds        o Different sources of contributions and earnings
                   from another 403(b) arrangement, if permitted by the plan.      may be subject to withdrawal restrictions.
                                                                                 o Rollovers from Roth IRAs are not permitted.
                                                                                   Rollovers of funds from designated Roth
                                                                                   contribution accounts under 401(k) plans and
                                                                                   403(b) arrangements are currently not permitted.
                                                                                 o All salary reduction contributions (whether
                                                                                   designated Roth or pre-tax) may not exceed the
                                                                                   total maximum ($15,000 in 2006 and age 50 catch
                                                                                   up of $5,000)
------------------------------------------------------------------------------------------------------------------------------------
Governmental     o Employer-remitted employee salary reduction and/or            o Contributions subject to plan limits. Maximum
Employer EDC       employer contributions.                                         contribution for 2006 is lesser of $15,000 or
                 o Additional "age 50 catch-up" contributions.                     100% of includible compensation.
                 o If the plan permits, eligible rollover distributions from     o If plan permits, an individual may make catch-up
                   other governmental employer EDC plans, 403(b) plans,            contributions for 3 years of service preceding
                   qualified plans and traditional IRAs.                           plan retirement age, 2006 maximum is $30,000.
                                                                                 o If governmental employer EDC plan permits, an
                                                                                   individual at least age 50 at any time during
                                                                                   2006 can make up to $5,000 additional salary
                                                                                   reduction "catch-up" contributions. This must be
                                                                                   coordinated with the "catch-up" contributions for
                                                                                   3 years of service preceding plan retirement age.
------------------------------------------------------------------------------------------------------------------------------------

See "Tax information" later in this prospectus for a more detailed discussion of sources of contributions, certain contribution limitations and other tax information.

For information on when contributions are credited see "Dates and prices at which contract events occur" under "More information" later in this prospectus.



                                               Contract features and benefits 17

HOW CONTRIBUTIONS CAN BE MADE

Except as noted below, contributions must be made by check drawn on a U.S. bank, in U.S. dollars and made payable to "AXA Equitable." We do not accept third-party checks endorsed to us except for rollover contributions, or trustee checks that involve no refund. All checks are subject to our ability to collect the funds. We reserve the right to reject a payment if it is received in an unacceptable form.

Your initial contribution must be preceded by an enrollment form and any other form we need to process the contribution. If any information is missing or unclear we will hold the contribution, whether received via check or wire, in a non-interest bearing suspense account while we try to obtain that information. If we are unable to obtain all the information we require within five business days after we receive an incomplete enrollment form, we will inform the financial professional submitting the enrollment form on your behalf. We will then return the contribution to your employer unless you specifically direct us to keep your contribution until we receive the required information.

--------------------------------------------------------------------------------
Our "business day" generally is any day on which the New York Stock Exchange is open for trading. A business day does not include any day we choose not to open due to emergency conditions. We may also close early due to emergency conditions.
--------------------------------------------------------------------------------

WHAT ARE YOUR INVESTMENT OPTIONS UNDER THE CONTRACT?

Your investment options, subject to any employer plan limitations, are the variable investment options, the guaranteed interest option, and the fixed maturity options available under the investment method you or your employer selects (see "Selecting your investment method," later in this prospectus).

VARIABLE INVESTMENT OPTIONS

Your investment results in any one of the variable investment options will depend on the investment performance of the underlying portfolios. You can lose your principal when investing in the variable investment options. In periods of poor market performance, the net return, after charges and expenses, may result in negative yields, including for the EQ/Money Market variable investment option. Listed below are the currently available portfolios, their investment objectives and their advisers.

--------------------------------------------------------------------------------
You can choose from among the variable investment options, the guaranteed interest option and fixed maturity options, subject to certain restrictions and your employer's plan limitations.
--------------------------------------------------------------------------------

18 Contract features and benefits

PORTFOLIOS OF THE TRUSTS

You should note that some portfolios have objectives and strategies that are substantially similar to those of certain funds that are purchased directly rather than under a variable insurance product such as an EQUI-VEST(R) Strategies contract. These portfolios may even have the same manager(s) and/or a similar name. However, there are numerous factors that can contribute to differences in performance between two investments, particularly over short periods of time. Such factors include the timing of stock purchases and sales; differences in fund cash flows; and specific strategies employed by the portfolio manager.

AXA Equitable serves as the investment manager of the portfolios of AXA Premier VIP Trust and EQ Advisors Trust. As such, AXA Equitable oversees the activities of the investment advisers with respect to the Trusts and is responsible for retaining or discontinuing the services of those advisers. The advisers for these portfolios, listed in the chart below, are those who make the investment decisions for each portfolio. The chart also indicates the investment manager for each of the other portfolios.

------------------------------------------------------------------------------------------------------------------------------------
AXA Premier VIP Trust
Portfolio Name                 Objective                                             Adviser(s)
------------------------------------------------------------------------------------------------------------------------------------
AXA AGGRESSIVE ALLOCATION     Seeks long-term capital appreciation.                  o AXA Equitable
------------------------------------------------------------------------------------------------------------------------------------
AXA CONSERVATIVE ALLOCATION   Seeks a high level of current income.                  o AXA Equitable
------------------------------------------------------------------------------------------------------------------------------------
AXA CONSERVATIVE-PLUS         Seeks current income and growth of capital, with       o AXA Equitable
 ALLOCATION                   a greater emphasis on current income.
------------------------------------------------------------------------------------------------------------------------------------
AXA MODERATE ALLOCATION       Seeks long-term capital appreciation and current       o AXA Equitable
                              income.
------------------------------------------------------------------------------------------------------------------------------------
AXA MODERATE-PLUS             Seeks long-term capital appreciation and current       o AXA Equitable
 ALLOCATION                   income, with a greater emphasis on capital
                              appreciation.
------------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP AGGRESSIVE    Seeks long-term growth of capital.                     o Alliance Capital Management L.P.
 EQUITY
                                                                                     o Legg Mason Capital Management, Inc.

                                                                                     o MFS Investment Management

                                                                                     o Marsico Capital Management, LLC
------------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP CORE BOND     Seeks a balance of high current income and capital     o BlackRock Advisors, Inc.
                              appreciation, consistent with a prudent level of
                              risk.                                                  o Pacific Investment Management Company LLC
------------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP HEALTH CARE   Seeks long-term growth of capital.                     o A I M Capital Management, Inc.

                                                                                     o RCM Capital Management LLC

                                                                                     o Wellington Management Company, LLP
------------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP HIGH YIELD    Seeks high total return through a combination of       o Pacific Investment Management Company LLC
                              current income and capital appreciation.
                                                                                     o  Post Advisory Group, LLP
------------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP               Seeks long-term growth of capital.                     o Alliance Capital Management L.P., through its
 INTERNATIONAL EQUITY                                                                  Bernstein Investment Research and Management
                                                                                       Unit

                                                                                     o J.P. Morgan Investment Management Inc.

                                                                                     o Marsico Capital Management, LLC
------------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP LARGE CAP     Seeks long-term growth of capital.                     o Alliance Capital Management L.P., through its
 CORE EQUITY                                                                           Bernstein Investment Research and Management
                                                                                       Unit

                                                                                     o Janus Capital Management LLC

                                                                                     o Thornburg Investment Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP LARGE CAP     Seeks long-term growth of capital.                     o Alliance Capital Management L.P.
 GROWTH
                                                                                     o RCM Capital Management LLC

                                                                                     o TCW Investment Management Company
------------------------------------------------------------------------------------------------------------------------------------

                                               Contract features and benefits 19

------------------------------------------------------------------------------------------------------------------------------------
AXA Premier VIP Trust
Portfolio Name                    Objective                                          Adviser(s)
------------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP LARGE CAP        Seeks long-term growth of capital.                  o Alliance Capital Management L.P.
 VALUE
                                                                                     o Institutional Capital Corporation

                                                                                     o MFS Investment Management
------------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP MID CAP          Seeks long-term growth of capital.                  o Alliance Capital Management L.P.
 GROWTH
                                                                                     o Franklin Advisers, Inc.

                                                                                     o Provident Investment Counsel, Inc.
------------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP MID CAP VALUE    Seeks long-term growth of capital.                  o AXA Rosenberg Investment Management LLC

                                                                                     o TCW Investment Management Company

                                                                                     o Wellington Management Company, LLP
------------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP TECHNOLOGY       Seeks long-term growth of capital.                  o Firsthand Capital Management, Inc.

                                                                                     o RCM Capital Management LLC

                                                                                     o Wellington Management Company, LLP
------------------------------------------------------------------------------------------------------------------------------------
EQ Advisors Trust
Portfolio Name                    Objective                                          Adviser(s)
------------------------------------------------------------------------------------------------------------------------------------
EQ/ALLIANCE COMMON STOCK         Seeks to achieve long-term growth of capital.       o Alliance Capital Management L.P.
------------------------------------------------------------------------------------------------------------------------------------
EQ/ALLIANCE GROWTH AND           Seeks to provide a high total return.               o Alliance Capital Management L.P.
 INCOME
------------------------------------------------------------------------------------------------------------------------------------
EQ/ALLIANCE INTERMEDIATE         Seeks to achieve high current income consistent     o Alliance Capital Management L.P.
 GOVERNMENT SECURITIES           with relative stability of principal.
------------------------------------------------------------------------------------------------------------------------------------
EQ/ALLIANCE INTERNATIONAL        Seeks to achieve long-term growth of capital.       o Alliance Capital Management L.P.
------------------------------------------------------------------------------------------------------------------------------------
EQ/ALLIANCE LARGE CAP            Seeks to achieve long-term growth of capital.       o Alliance Capital Management L.P.
 GROWTH
------------------------------------------------------------------------------------------------------------------------------------
EQ/ALLIANCE QUALITY BOND         Seeks to achieve high current income consistent     o Alliance Capital Management L.P.
                                 with moderate risk to capital.
------------------------------------------------------------------------------------------------------------------------------------
EQ/ALLIANCE SMALL CAP            Seeks to achieve long-term growth of capital.       o Alliance Capital Management L.P.
 GROWTH
------------------------------------------------------------------------------------------------------------------------------------
EQ/BEAR STEARNS                  Seeks to achieve capital appreciation.              o Bear Stearns Asset Management Inc.
 SMALL COMPANY GROWTH
------------------------------------------------------------------------------------------------------------------------------------
EQ/BERNSTEIN DIVERSIFIED VALUE   Seeks capital appreciation.                         o Alliance Capital Management L.P.,
                                                                                       through its Bernstein Investment Research
                                                                                       and Management Unit
------------------------------------------------------------------------------------------------------------------------------------
EQ/BOSTON ADVISORS EQUITY        Seeks a combination of growth and income to         o Boston Advisors, Inc.
 INCOME                          achieve an above-average and consistent total
                                 return.
------------------------------------------------------------------------------------------------------------------------------------
EQ/CALVERT SOCIALLY              Seeks long-term capital appreciation.               o Calvert Asset Management Company, Inc.
 RESPONSIBLE                                                                           and Bridgeway Capital Management Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/CAPITAL GUARDIAN GROWTH       Seeks long-term growth of capital.                  o Capital Guardian Trust Company
------------------------------------------------------------------------------------------------------------------------------------
EQ/CAPITAL GUARDIAN              To achieve long-term growth of capital.             o Capital Guardian Trust Company
 INTERNATIONAL
------------------------------------------------------------------------------------------------------------------------------------
EQ/CAPITAL GUARDIAN              Seeks to achieve long-term growth of capital.       o Capital Guardian Trust Company
 RESEARCH
------------------------------------------------------------------------------------------------------------------------------------

20 Contract features and benefits

------------------------------------------------------------------------------------------------------------------------------------
EQ Advisors Trust
Portfolio Name                  Objective                                            Adviser(s)
------------------------------------------------------------------------------------------------------------------------------------
EQ/CAPITAL GUARDIAN U.S.       Seeks to achieve long-term growth of capital.         o Capital Guardian Trust Company
 EQUITY
------------------------------------------------------------------------------------------------------------------------------------
EQ/CAYWOOD-SCHOLL HIGH         Seeks to maximize current income.                     o Caywood-Scholl Capital Management
 YIELD BOND
------------------------------------------------------------------------------------------------------------------------------------
EQ/EQUITY 500 INDEX            Seeks a total return before expenses that             o Alliance Capital Management L.P.
                               approximates the total return performance of
                               the S&P 500 Index, including reinvestment of
                               dividends, at a risk level consistent with
                               that of the S&P 500 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/EVERGREEN INTERNATIONAL     Seeks capital growth and current income.              o Evergreen Investment Management Company, LLC
 BOND
------------------------------------------------------------------------------------------------------------------------------------
EQ/EVERGREEN OMEGA             Seeks long-term capital growth.                       o Evergreen Investment Management Company, LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/FI MID CAP                  Seeks long-term growth of capital.                    o Fidelity Management & Research Company
------------------------------------------------------------------------------------------------------------------------------------
EQ/FI MID CAP VALUE            Seeks long-term capital appreciation.                 o Fidelity Management & Research Company
------------------------------------------------------------------------------------------------------------------------------------
EQ/GAMCO MERGERS AND           Seeks to achieve capital appreciation.                o GAMCO Investors, Inc.
 ACQUISITIONS
------------------------------------------------------------------------------------------------------------------------------------
EQ/GAMCO SMALL COMPANY         Seeks to maximize capital appreciation.               o GAMCO Investors, Inc.
 VALUE
------------------------------------------------------------------------------------------------------------------------------------
EQ/INTERNATIONAL GROWTH        Seeks to achieve capital appreciation.                o MFS Investment Management
------------------------------------------------------------------------------------------------------------------------------------
EQ/JANUS LARGE CAP GROWTH      Seeks long-term growth of capital.                    o Janus Capital Management LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/JPMORGAN CORE BOND          Seeks to provide a high total return consistent       o J.P. Morgan Investment Management Inc.
                               with moderate risk to capital and maintenance
                               of liquidity.
------------------------------------------------------------------------------------------------------------------------------------
EQ/JPMORGAN VALUE              Long-term capital appreciation.                       o J.P. Morgan Investment Management Inc.
 OPPORTUNITIES
------------------------------------------------------------------------------------------------------------------------------------
EQ/LAZARD SMALL CAP VALUE      Seeks capital appreciation.                           o Lazard Asset Management LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/LEGG MASON VALUE EQUITY     Seeks long-term growth of capital.                    o Legg Mason Capital Management, Inc
------------------------------------------------------------------------------------------------------------------------------------
EQ/LONG TERM BOND              Seeks to maximize income and capital                  o Mercury Advisors
                               appreciation through investment in long-maturity
                               debt obligations.
------------------------------------------------------------------------------------------------------------------------------------
EQ/LORD ABBETT GROWTH AND      Capital appreciation and growth of income             o Lord, Abbett & Co. LLC
 INCOME                        without excessive fluctuation in market value.
------------------------------------------------------------------------------------------------------------------------------------
EQ/LORD ABBETT LARGE CAP       Capital appreciation and growth of income             o Lord, Abbett & Co. LLC
 CORE                          with reasonable risk.
------------------------------------------------------------------------------------------------------------------------------------
EQ/LORD ABBETT MID CAP VALUE   Capital appreciation.                                 o Lord, Abbett & Co. LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/MARSICO FOCUS               Seeks long-term growth of capital.                    o Marsico Capital Management, LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/MERCURY BASIC VALUE         Seeks capital appreciation and secondarily,           o Mercury Advisors
 EQUITY                        income.
------------------------------------------------------------------------------------------------------------------------------------
EQ/MERCURY INTERNATIONAL       Seeks capital appreciation.                           o Merrill Lynch Investment Managers
 VALUE                                                                                 International Limited
------------------------------------------------------------------------------------------------------------------------------------
EQ/MFS EMERGING GROWTH         Seeks to provide long-term capital growth.            o MFS Investment Management
 COMPANIES
------------------------------------------------------------------------------------------------------------------------------------

                                               Contract features and benefits 21

------------------------------------------------------------------------------------------------------------------------------------
EQ Advisors Trust
Portfolio Name               Objective                                               Adviser(s)
------------------------------------------------------------------------------------------------------------------------------------
EQ/MFS INVESTORS TRUST      Seeks long-term growth of capital with secondary         o MFS Investment Management
                            objective to seek reasonable current income.
------------------------------------------------------------------------------------------------------------------------------------
EQ/MONEY MARKET             Seeks to obtain a high level of current income,          o The Dreyfus Corporation
                            preserve its assets and maintain liquidity.
------------------------------------------------------------------------------------------------------------------------------------
EQ/MONTAG & CALDWELL        Seeks to achieve capital appreciation.                   o Montag & Caldwell, Inc.
 GROWTH
------------------------------------------------------------------------------------------------------------------------------------
EQ/PIMCO REAL RETURN        Seeks maximum real return consistent with                o Pacific Investment Management Company, LLC
                            preservation of real capital and prudent
                            investment management.
------------------------------------------------------------------------------------------------------------------------------------
EQ/SHORT DURATION BOND      Seeks current income with reduced volatility of          o Mercury Advisors
                            principal.
------------------------------------------------------------------------------------------------------------------------------------
EQ/SMALL COMPANY INDEX      Seeks to replicate as closely as possible (before        o Alliance Capital Management L. P.
                            the deduction of portfolio expenses) the total
                            return of the Russell 2000 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/TCW EQUITY               Seeks to achieve long-term capital appreciation.         o TCW Investment Management Company
------------------------------------------------------------------------------------------------------------------------------------
EQ/UBS GROWTH AND INCOME    Seeks to achieve total return through capital            o UBS Global Asset Management (Americas) Inc.
                            appreciation with income as a secondary
                            consideration.
------------------------------------------------------------------------------------------------------------------------------------
EQ/VAN KAMPEN COMSTOCK      Capital growth and income.                               o Morgan Stanley Investment Management Inc.

------------------------------------------------------------------------------------------------------------------------------------
EQ/VAN KAMPEN EMERGING      Seeks long-term capital appreciation.                    o Morgan Stanley Investment Management Inc.
 MARKETS EQUITY
------------------------------------------------------------------------------------------------------------------------------------
EQ/VAN KAMPEN MID CAP       Capital growth.                                          o Morgan Stanley Investment Management Inc.
 GROWTH
------------------------------------------------------------------------------------------------------------------------------------
EQ/WELLS FARGO MONTGOMERY   Seeks long-term capital appreciation.                    o Wells Capital Management Inc.
 SMALL CAP
------------------------------------------------------------------------------------------------------------------------------------

You should consider the investment objectives, risks and charges and expenses of the portfolios carefully before investing. The prospectuses for the Trusts contain this and other important information about the portfolios. The prospectuses should be read carefully before investing.


22 Contract features and benefits

GUARANTEED INTEREST OPTION

The guaranteed interest option is part of our general account and pays interest at guaranteed rates. We discuss our general account in "More information," later in this prospectus.

We credit interest daily to amounts in the guaranteed interest option. There are three levels of interest in effect at the same time in the guaranteed interest option:

(1) the minimum interest rate guaranteed over the life of the contract,

(2) the annual minimum guaranteed interest rate for the calendar year, and

(3) the current interest rate.

We set current interest rates periodically, according to our procedures that we have in effect at the time. All interest rates are effective annual rates, but before deduction of annual administrative charges or any withdrawal charges.

We assign an interest rate to each amount allocated to the guaranteed interest option. This rate is guaranteed for a specified period.

The annual minimum guaranteed interest rate for 2006 is 3.00%. The lifetime minimum guaranteed interest rate can range from 1.00% to 3.00% depending on the calendar year in which your certificate is issued. The lifetime minimum guaranteed interest rate is shown in your certificate. The annual minimum guaranteed interest rate will never be less than the lifetime minimum guaranteed interest rate. Current interest rates will never be less than the annual minimum guaranteed interest rate.


FIXED MATURITY OPTIONS

We offer fixed maturity options with maturity dates generally ranging from one to ten years. We will not accept allocations to a fixed maturity option if on the date the contribution or transfer is to be applied the rate to maturity is 3%. This means that at points in time there may be no fixed maturity options available. You can allocate your contributions to one or more of these fixed maturity options. However, you may not allocate more than one contribution to any one fixed maturity option. These amounts become part of a non-unitized separate account. They will accumulate interest at the "rate to maturity" for each fixed maturity option. The total amount you allocate to and accumulate in each fixed maturity option is called the "fixed maturity amount."

--------------------------------------------------------------------------------
Fixed maturity options generally range from one to ten years to maturity.
--------------------------------------------------------------------------------

The rate to maturity you will receive for each fixed maturity option is the rate to maturity in effect for new contributions allocated to that fixed maturity option on the date we apply your contribution.

On the maturity date of a fixed maturity option, your fixed maturity amount, assuming you have not made any withdrawals or transfers, will equal your contribution to that fixed maturity option plus interest, at the rate to maturity for that contribution. This is the fixed maturity option's "maturity value." Before maturity, the current value we will report for your fixed maturity amount will reflect a market value adjustment. Your current value will reflect the market value adjustment that we would make if you were to withdraw all of your fixed maturity amounts on the date of the report. We call this your "market adjusted amount."

FIXED MATURITY OPTIONS AND MATURITY DATES. As of May 1, we currently offer fixed maturity options ending on June 15th for maturity years ranging from 2007 through 2016. Not all of these fixed maturity options will be available for participants ages 76 and older. See "Allocating your contributions." As fixed maturity options expire, we expect to add maturity options so that generally 10 fixed maturity options are available at any time.

We will not accept allocations to a fixed maturity option if on the date the contribution is to be applied:

o you previously allocated a contribution or made a transfer to the same fixed maturity option; or

o  the rate to maturity is 3%; or

o  the fixed maturity option's maturity date is within 45 days; or

o the fixed maturity option's maturity date is later than the date annuity payments are to begin.

YOUR CHOICES AT THE MATURITY DATE. We will notify you at least 45 days before each of your fixed maturity options is scheduled to mature. At that time, you may choose to have one of the following take place on the maturity date, as long as none of the conditions listed above or in "Allocating your contributions," would apply:

(a) transfer the maturity value into another available fixed maturity option, or into any of the variable investment options; or

(b) subject to plan restrictions, withdraw the maturity value (there may be a withdrawal charge).

If we do not receive your choice on or before the fixed maturity option's maturity date, we will automatically transfer your maturity value into the next available fixed maturity option (or another investment option if we are required to do so by any state regulation). As of February 15, 2006, the next available maturity date was June 15, 2011 (see "About our fixed maturity options" in "More information" later in this prospectus). We may change our procedures in the future.

MARKET VALUE ADJUSTMENT. If you make any withdrawals (including transfers, surrender or termination of your certificate or when we make deductions for charges) from a fixed maturity option before it matures, we will make a market value adjustment, which will increase or decrease any fixed maturity amount you have in that fixed maturity option. The amount of the adjustment will depend on two factors:

(a) the difference between the rate to maturity that applies to the amount being withdrawn and the rate to maturity in effect at that time for new allocations to that same fixed maturity option, and

(b) the length of time remaining until the maturity date.

In general, if interest rates rise from the time that you originally allocate an amount to a fixed maturity option to the time that you take a withdrawal, the market value adjustment will be negative. Likewise, if interest rates drop at the end of that time, the market value adjustment will be positive. Also, the amount of the market value adjustment, either up or down, will be greater the longer the time


                                              Contract features and benefits  23
remaining until the fixed maturity option's maturity date. Therefore, it is possible that the market value adjustment could greatly reduce your value in the fixed maturity options, particularly in the fixed maturity options with later maturity dates.

We provide an illustration of the market adjusted amount of specified maturity values, an explanation of how we calculate the market value adjustment, and information concerning our general account and investments purchased with amounts allocated to the fixed maturity options, in "More information" later in this prospectus. Appendix II at the end of this prospectus provides an example of how the market value adjustment is calculated.


SELECTING YOUR INVESTMENT METHOD

Your employer or you must choose one of the following two methods for selecting your investment options:

o Maximum investment options choice. Under this method, you may allocate contributions or transfer funds to any of the available investment options listed in A and B in the investment options chart. You can make transfers whenever you choose. However, there will be restrictions on the amount you can transfer out of the guaranteed interest option listed in A.

o Maximum transfer flexibility. Under this method, you may allocate contributions or transfer funds to any of the available investment options listed in A in the investment options chart and no transfer restrictions will apply.

TEMPORARY REMOVAL OF TRANSFER RESTRICTIONS THAT APPLY TO THE INVESTMENT METHODS. From time to time, we may remove certain restrictions that apply to your investment method. If we do so, we will tell you. For example, if you elect the "Maximum investment options choice" method, for a limited time there will be no restrictions on the amount you could transfer out of the guaranteed interest option listed in group "A." If you elect the "Maximum transfer flexibility" method, for a limited time you will be able to use the fixed income variable investment options listed in group "B" as well as the fixed maturity options.

We will also tell you at least 45 days in advance of the day that we intend to reimpose the transfer restrictions. When we reimpose the transfer restrictions, if you elect the "Maximum investment options choice" method, limits on transfers out of the guaranteed interest option will again apply. If you elect the "Maximum transfer flexibility" method, you will no longer be permitted to allocate new contributions to, or transfer amounts into, the variable investment options in group B (including through our rebalancing program) or the fixed maturity options. However, amounts that are in any investment options that are not available under "Maximum transfer flexibility" can remain in these options.

--------------------------------------------------------------------------------
                                Investment Options
--------------------------------------------------------------------------------
                                        A
--------------------------------------------------------------------------------
o Guaranteed Interest Option
--------------------------------------------------------------------------------
  Domestic stocks                       International stocks
--------------------------------------------------------------------------------
o AXA Aggressive Allocation             o AXA Premier VIP International Equity
o AXA Moderate-Plus Allocation          o EQ/Alliance International
o AXA Premier VIP Aggressive Equity     o EQ/Capital Guardian International
o AXA Premier VIP Health Care           o EQ/International Growth
o AXA Premier VIP Large Cap Core        o EQ/Mercury International Value
  Equity                                o EQ/Van Kampen Emerging Markets
o AXA Premier VIP Large Cap Growth        Equity
o AXA Premier VIP Large Cap Value
o AXA Premier VIP Mid Cap Growth
o AXA Premier VIP Mid Cap Value
o AXA Premier VIP Technology
o EQ/Alliance Common Stock
o EQ/Alliance Growth and Income
o EQ/Alliance Large Cap Growth
o EQ/Alliance Small Cap Growth
o EQ/Bear Stearns Small Company
  Growth
o EQ/Bernstein Diversified Value
o EQ/Boston Advisors Equity Income
o EQ/Calvert Socially Responsible
o EQ/Capital Guardian Growth
o EQ/Capital Guardian Research
o EQ/Capital Guardian U.S. Equity
o EQ/Equity 500 Index
o EQ/Evergreen Omega
o EQ/FI Mid Cap
o EQ/FI Mid Cap Value
o EQ/GAMCO Mergers and Acquisitions
o EQ/GAMCO Small Company Value
o EQ/Janus Large Cap Growth
o EQ/JPMorgan Value Opportunities
o EQ/Lazard Small Cap Value
o EQ/Legg Mason Value Equity
o EQ/Lord Abbett Growth and Income
o EQ/Lord Abbett Large Cap Core
o EQ/Lord Abbett Mid Cap Value
o EQ/Marsico Focus
o EQ/Mercury Basic Value Equity
o EQ/MFS Emerging Growth Companies
o EQ/MFS Investors Trust
o EQ/Montag & Caldwell Growth
o EQ/Small Company Index
o EQ/TCW Equity
o EQ/UBS Growth and Income
o EQ/Van Kampen Comstock
o EQ/Van Kampen Mid Cap Growth
o EQ/Wells Fargo Montgomery Small Cap
--------------------------------------------------------------------------------
  Balanced/hybrid
--------------------------------------------------------------------------------
o AXA Moderate Allocation
--------------------------------------------------------------------------------
                                        B
--------------------------------------------------------------------------------
 Fixed income
--------------------------------------------------------------------------------
o AXA Conservative Allocation           o EQ/Caywood-Scholl High Yield Bond
o AXA Conservative-Plus Allocation      o EQ/Evergreen International Bond
o AXA Premier VIP Core Bond             o EQ/JPMorgan Core Bond
o AXA Premier VIP High Yield            o EQ/Long Term Bond
o EQ/Alliance Intermediate Government   o EQ/Money Market
  Securities                            o EQ/PIMCO Real Return
o EQ/Alliance Quality Bond              o EQ/Short Duration Bond
--------------------------------------------------------------------------------
 Fixed maturity options
--------------------------------------------------------------------------------
 The fixed maturity options are only available in states where approved. Transfer restrictions apply as indicated above under "Fixed maturity options and maturity dates."
--------------------------------------------------------------------------------


24  Contract features and benefits

ERISA CONSIDERATIONS FOR EMPLOYERS

If the employer's plan is intended to comply with the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA") Section 404(c), the employer or the plan trustee must make sure that the investment options chosen for the plan constitute a broad range of investment choices as required by the Department of Labor's ("DOL") regulation under ERISA Section 404(c). See "Tax information" later in this prospectus.


ALLOCATING YOUR CONTRIBUTIONS

Once your employer or you, whichever applies, have made your investment method choice, you may allocate your contributions to one or more or all of the investment options that have been chosen, subject to any restrictions under the investment method. However, you may not allocate more than one contribution to any one fixed maturity option. If you are age 76 or older, you may only allocate contributions to fixed maturity options with maturities of five years or less. Allocations must be in whole percentages and you may change your allocation percentages at any time. However, the total of your allocations must equal 100%. Once your contributions are allocated to the investment options, they become a part of your account value. We discuss account value in "Determining your certificate's value" later in this prospectus. After your certificate is issued, either you or your employer may request that we add or eliminate any variable investment options that result in transfer restrictions. We reserve the right to deny such requests. See "Transferring your money among investment options" later in this prospectus.


UNALLOCATED ACCOUNT

When we receive cash transferred from a prior funding vehicle, the transferred amount will be credited as one lump sum to the plan's unallocated account. Any amount held in the plan's unallocated account becomes part of our guaranteed interest option and will be credited with interest at the rate applicable to amounts held in the guaranteed interest option. The transferred amount will remain in the plan's unallocated account until we have received all the information we require, including properly completed forms, to effect a transfer from the plan's unallocated account to a participant account. With respect to each participant, we will allocate amounts to each participant's account only after the employer provides instructions that are acceptable and necessary in order to complete the allocation process. We reserve the right to limit the period during which such instructions may be received to no more than 10 days from the initial transfer into the plan's unallocated account and to return funds to the employer for which transfer information has not been timely received in good order. In no event will we hold the transferred assets in the unallocated account for more than 105 days from the contract date. Under no circumstances will we be required to transfer to participant accounts an amount in aggregate greater than the amount deposited by the employer plus such interest as we credited to the unallocated account, unless otherwise expressly agreed upon between the employer and us.

The employer is solely responsible for effectuating the asset transfers in accordance with all applicable laws and regulations.

--------------------------------------------------------------------------------
The "contract date" is the effective date of a contract. This usually is the business day we receive the properly completed and signed employer application, along with any other required documents. The contract date will be shown in the contract. The 12-month period beginning on the contract date and each 12-month period after that date is a "contract year." The end of each 12-month period is the "contract date anniversary."
--------------------------------------------------------------------------------

DEATH BENEFIT

Your certificate provides a death benefit. If you do not elect the enhanced death benefit described below, the death benefit is equal to the greater of (i) your account value (without any negative market value adjustment that would otherwise apply) as of the date we receive satisfactory proof of death, any required instructions for the method of payment, information and forms necessary to effect payment or (ii) the minimum death benefit. If there is an outstanding loan at your death, we reduce the amount of the death benefit by the amount of the outstanding loan balance, which is principal and any accrued, but unpaid interest. The minimum death benefit is equal to your total contributions, adjusted for withdrawals and any withdrawal charges, any taxes that apply and less any outstanding loan balances (including any accrued, but unpaid, interest).


OPTIONAL ENHANCED DEATH BENEFIT

For an additional annual fee you may elect the enhanced death benefit.

If you elect the enhanced death benefit, the minimum death benefit described above will not apply. You may elect the enhanced death benefit only at the time you apply to participate under the EQUI-VEST(R) Strategies contract. Additionally, to elect this benefit, you must be younger than age 76 when participation under the contract begins. Once you elect this benefit, you may not cancel it as long as you continue participation in the contract.

The enhanced death benefit is equal to your account value (without any negative market value adjustment that would otherwise apply) as of the date we receive satisfactory proof of your death, any required instructions for the method of payment, information and forms necessary to effect payment (less any outstanding loan) or the enhanced death benefit as of the date of your death.

On the participation date, your enhanced death benefit equals your initial contribution. Then, on each third participation date anniversary until you are age 85, we will determine your enhanced death benefit by comparing your current enhanced death benefit to your account value on that third participation date anniversary. If your account value is higher than your enhanced death benefit, we will increase your enhanced death benefit to equal your account value. On the other hand, if your account value on any third participation date anniversary is less than your enhanced death benefit, we will not adjust your enhanced death benefit either up or down.


                                              Contract features and benefits  25

If you make additional contributions, we will increase your current enhanced death benefit by the dollar amount of the contribution on the date the contribution is allocated to your investment options. If you take a withdrawal from your account value, we will adjust your death benefit on the date you take the withdrawal.


HOW WITHDRAWALS AFFECT THE MINIMUM DEATH BENEFIT AND THE ENHANCED DEATH BENEFIT

Each withdrawal you make will reduce the amount of your current minimum death benefit or enhanced death benefit on a pro rata basis. Reduction on a pro rata basis means that we calculate the percentage of your current account value that is being withdrawn and we reduce your current minimum death benefit or enhanced death benefit by that same percentage. For example, if your account value is $30,000 and you withdraw $12,000, you have withdrawn 40% of your account value. If your enhanced death benefit was $40,000 before the withdrawal, it would be reduced by $16,000 ($40,000 x .40) and your new enhanced death benefit after the withdrawal would be $24,000 ($40,000-$16,000).

See Appendix III at the end of this prospectus for an example of how we calculate the death benefit.

Before purchasing certain optional benefits such as the enhanced death benefit for your certificate, you and your tax adviser should carefully consider the following. If you intend to satisfy your lifetime required minimum distribution ("RMD") requirements which begin after age 70-1/2 for this certificate by taking account-based withdrawals (as opposed to receiving annuity payments), you should know that under the terms of the annuity contract such withdrawals will reduce your optional benefits and may have the effect of eliminating your ability to utilize the entire benefit. Also, purchasing certain optional benefits may increase the amount of RMDs you are required to withdraw under the tax rules if you elect withdrawals and not annuity payments. For more information see "Tax information" later in this prospectus.

YOUR RIGHT TO CANCEL WITHIN A CERTAIN NUMBER OF DAYS

If for any reason you are not satisfied with your certificate, you may return it to us for a refund. To exercise this cancellation right you must mail the certificate directly to our processing office within 10 days after you receive it. In some states, this "free look" period may be longer.

For contributions allocated to the variable investment options, your refund will equal the contributions, reflecting any investment gain or loss that also reflects the daily charges we deduct. For contributions allocated to the guaranteed interest option, the refund will equal the amount of the contributions but will not include interest. For contributions allocated to the fixed maturity options, the refund will equal the amount of the contribution allocated to fixed maturity options reflecting any positive or negative market value adjustments. Some states require that we refund the full amount of the contribution (not including any investment gain or loss, or interest or market value adjustment).

If you reside in the state of California and you are age 60 and older at the time the certificate is issued, you may return your certificate within 30 days from the date that you receive it and receive a refund as described below.

If you allocate the entire initial contribution to the EQ/Money Market option (and/or guaranteed interest option), the amount of the refund will be equal to the contribution less interest, unless you make a transfer, in which case the amount of the refund will be equal to your account value on the date we receive your request to cancel at our processing office. This amount could be less than your initial amount. If you allocate any portion of your initial contribution to the variable investment options (other than the EQ/Money Market option) and/or fixed maturity options, the refund will be equal to your account value on the date we receive your request to cancel at our processing office.

We may require that you wait six months before you apply for a certificate with us again if:

o  you cancel your certificate during the free look period; or

o you change your mind before you receive your certificate whether we have received your contribution or not.

Please see "Tax information" later in this prospectus for possible consequences of cancelling your certificate.


26  Contract features and benefits

2. Determining your certificate's value

--------------------------------------------------------------------------------

YOUR ACCOUNT VALUE AND CASH VALUE

Your "account value" is the total of the: (i) values you have allocated to the variable investment options; (ii) the guaranteed interest option; (iii) the market adjusted amounts you have in the fixed maturity options; and (iv) if you have taken a loan, amounts held in your loan reserve account. These amounts are subject to certain fees and charges discussed in "Charges and expenses" later in this prospectus.

Your certificate also has a "cash value." At any time before annuity payments begin, your certificate's cash value is equal to the account value, less: (i) any applicable withdrawal charges and (ii) the total amount or a pro rata portion of the annual administrative charge, and (iii) any outstanding loan plus accrued interest.


YOUR CERTIFICATE'S VALUE IN THE VARIABLE INVESTMENT OPTIONS

Each variable investment option invests in shares of a corresponding portfolio. Your value in each variable investment option is measured by "units." The value of your units will increase or decrease as though you had invested it in the corresponding portfolio's shares directly. Your value, however, will be reduced by the amount of the fees and charges that we deduct under the certificate.

--------------------------------------------------------------------------------
Units measure your value in each variable investment option.
--------------------------------------------------------------------------------

The unit value for each variable investment option depends on the investment performance of that option minus daily charges for mortality and expense risks and other expenses. On any day, your value in any variable investment option equals the number of units credited to that option, adjusted for any units purchased for or deducted from your certificate under that option, multiplied by that day's value for one unit. The number of your certificate units in any variable investment option does not change unless they are increased or decreased to reflect additional contributions, withdrawals, withdrawal charges, transfers and loans.

In addition, the annual administrative charge, enhanced death benefit charge or third-party transfer or exchange charge, will reduce the number of units credited to your certificate. A description of how unit values are calculated is found in the SAI.


YOUR CERTIFICATE'S VALUE IN THE GUARANTEED INTEREST OPTION

Your value in the guaranteed interest option at any time will equal: your contributions and transfers to that option, plus interest, minus withdrawals and transfers out of the option, and charges we deduct.


YOUR CERTIFICATE'S VALUE IN THE FIXED MATURITY OPTIONS

Your value in each fixed maturity option at any time before the maturity date is the market adjusted amount in each option. This is equivalent to your fixed maturity amount increased or decreased by the market value adjustment. Your value, therefore, may be higher or lower than your contributions (less withdrawals) accumulated at the rate to maturity. At the maturity date, your value in the fixed maturity option will equal its maturity value.


                                        Determining your certificate's value  27

3. Transferring your money among investment options

--------------------------------------------------------------------------------

TRANSFERRING YOUR ACCOUNT VALUE

At any time before the date annuity payments are to begin, you can transfer some or all of your account value among the investment options, subject to the following:

o You must transfer at least $300 of account value or, if less, the entire amount in the investment option. We may waive the $300 requirement.

o You may not transfer to a fixed maturity option in which you already have value.

o You may not transfer to a fixed maturity option that has a rate to maturity of 3%.

o If you are age 76 or older, you must limit your transfers to fixed maturity options with maturities of five years or less. As of February 15, 2006, maturities of less than [seven] years were not available.

o You may not transfer to a fixed maturity option if its maturity date is later than the date annuity payments are to begin.

o If you make transfers out of a fixed maturity option other than at its maturity date the transfer will cause a market value adjustment.

o If the maximum investment options choice method for selecting investment options is chosen, the maximum amount you may transfer in any participation year from the guaranteed interest option to any other investment option is (a) 25% of the amount you had in the guaranteed interest option on the last day of the prior participation year or, if greater, (b) the total of all amounts you transferred from the guaranteed interest option to any other investment option in the prior participation year.

o If you transfer money from another financial institution into the guaranteed interest option during your first participation year, and if the maximum investment options choice has been selected, you may, during the balance of that participation year, transfer up to 25% of such initial guaranteed interest option balance to any other investment option.

Subject to the terms of the EQUI-VEST(R) Strategies contract, upon advance notice we may change or establish additional restrictions on transfers among the investment options, including limitations on the number, frequency, or dollar amount of transfers. A transfer request does not change your percentages for allocating current or future contributions among the investment options. Our current transfer restrictions are set forth in "Disruptive transfer activity" below.

You may request a transfer in writing or by telephone using TOPS or online using EQAccess. You must send all signed written requests directly to our processing office. Transfer requests should specify:

(1) the certificate number,

(2) the dollar amounts to be transferred, and

(3) the investment options to and from which you are transferring.

You or the trustee or employer owner, whichever applies, can direct us to transfer among the investment options.

We will confirm all transfers in writing.


DISRUPTIVE TRANSFER ACTIVITY

You should note that the contract is not designed for professional "market timing" organizations, or other organizations or individuals engaging in a market timing strategy. The contract is not designed for programmed transfers, frequent transfers or transfers that are large in relation to the total assets of the underlying portfolio.

Frequent transfers, including market timing and other program trading or short-term trading strategies, may be disruptive to the underlying portfolios in which the variable investment options invest. Disruptive transfer activity may adversely affect performance and the interests of long-term investors by requiring a portfolio to maintain larger amounts of cash or to liquidate portfolio holdings at a disadvantageous time or price. For example, when market timing occurs, a portfolio may have to sell its holdings to have the cash necessary to redeem the market timer's investment. This can happen when it is not advantageous to sell any securities, so the portfolio's performance may be hurt. When large dollar amounts are involved, market timing can also make it difficult to use long-term investment strategies because a portfolio cannot predict how much cash it will have to invest. In addition, disruptive transfers or purchases and redemptions of portfolio investments may impede efficient portfolio management and impose increased transaction costs, such as brokerage costs, by requiring the portfolio manager to effect more frequent purchases and sales of portfolio securities. Similarly, a portfolio may bear increased administrative costs as a result of the asset level and investment volatility that accompanies patterns of excessive or short-term trading. Portfolios that invest a significant portion of their assets in foreign securities or the securities of small- and mid-capitalization companies tend to be subject to the risks associated with market timing and short-term trading strategies to a greater extent than portfolios that do not. Securities trading in overseas markets present time zone arbitrage opportunities when events affecting portfolio securities values occur after the close of the overseas market but prior to the close of the U.S. markets. Securities of small- and mid-capitalization companies present arbitrage opportunities because the market for such securities may be less liquid than the market for securities of larger companies, which could result in pricing inefficiencies. Please see the prospectuses for the underlying portfolios for more information on how portfolio shares are priced.

We currently use the procedures described below to discourage disruptive transfer activity. You should understand, however, that these procedures are subject to the following limitations: (1) they primarily rely on the policies and procedures implemented by the underlying portfolios; (2) they do not eliminate the possibility that disruptive transfer activity, including market timing, will occur or that portfolio


28 Transferring your money among investment options performance will be affected by such activity; and (3) the design of market timing procedures involves inherently subjective judgments, which we seek to make in a fair and reasonable manner consistent with the interests of all policy and contract owners.

The AXA Premier VIP Trust and EQ Advisors Trust (the "affiliated trusts") have adopted policies and procedures designed to discourage disruptive transfers by contract owners or participants investing in the portfolios of the affiliated trusts. The affiliated trusts discourage frequent purchases and redemptions of portfolio shares and will not make special arrangements to accommodate such transactions. As a general matter, the affiliated trusts reserve the right to refuse or limit any purchase or exchange order by a particular investor (or group of related investors) if the transaction is deemed harmful to the portfolio's other investors or would disrupt the management of the portfolio. The affiliated trusts monitor aggregate inflows and outflows for each portfolio on a daily basis. On any day when a portfolio's net inflows or outflows exceed an established monitoring threshold, the affiliated trust obtains from us contract owner trading activity. The affiliated trusts currently consider transfers into and out of (or vice versa) the same variable investment option within a five business day period as potentially disruptive transfer activity. When a contract owner is identified as having engaged in a potentially disruptive transfer for the first time, a letter is sent to the contract owner explaining that there is a policy against disruptive transfer activity and that if such activity continues certain transfer privileges may be eliminated. If and when the contract owner or participant is identified a second time as engaged in potentially disruptive transfer activity, we currently prohibit the use of voice, fax and automated transaction services. We currently apply such action for the remaining life of each affected certificate. We or the affiliated trusts may change the definition of potentially disruptive transfer activity, the monitoring procedures and thresholds, any notification procedures, and the procedures to restrict this activity. Any new or revised policies and procedures will apply to all contract owners and participants uniformly. We do not permit exceptions to our policies restricting disruptive transfer activity.

Contract owners and participants should note that it is not always possible for us and the underlying trusts to identify and prevent disruptive transfer activity. Our ability to monitor potentially disruptive transfer activity is limited in particular with respect to group contracts. Group annuity contracts may be owned by retirement plans on whose behalf we provide transfer instructions on an omnibus (aggregate) basis, which may mask the disruptive transfer activity of individual plan participants, and/or interfere with our ability to restrict communication services. In addition, because we do not monitor for all frequent trading at the separate account level, contract owners may engage in frequent trading which may not be detected, for example, due to low net inflows or outflows on the particular day(s). Therefore, no assurance can be given that we or the trusts will successfully impose restrictions on all disruptive transfers. Because there is no guarantee that disruptive trading will be stopped, some contract owners/ participants may be treated differently than others, resulting in the risk that some contract owners/participants may be able to engage in frequent transfer activity while others will bear the effect of that frequent transfer activity. The potential effects of frequent transfer activity are discussed above.

AUTOMATIC TRANSFER OPTIONS


INVESTMENT SIMPLIFIER

You may choose from two automatic options for transferring amounts from the guaranteed interest option to the variable investment options. The transfer options are the "fixed-dollar option" and the "interest sweep." You may select one or the other, but not both. If you elect to use rebalancing option II (discussed below), you may not choose either of the investment simplifier options.


FIXED-DOLLAR OPTION. Under this option you may elect to have a fixed-dollar amount transferred out of the guaranteed interest option and into the variable investment options of your choice on a monthly basis. You can specify the number of monthly transfers or instruct us to continue to make monthly transfers until all available amounts in the guaranteed interest option have been transferred out.

In order to elect the fixed-dollar option, you must have a minimum of $5,000 in the guaranteed interest option on the date we receive your election form at our processing office. You also must elect to transfer at least $50 per month. The fixed-dollar option is subject to the guaranteed interest option transfer limitation described above under "Transferring your account value."


INTEREST SWEEP. Under the interest sweep, we will make transfers on a monthly basis from amounts in the guaranteed interest option. The amount we will transfer will be the interest credited to amounts you have in the guaranteed interest option from the last business day of the prior month to the last business day of the current month. You must have at least $7,500 in the guaranteed interest option on the date we receive your election and on the last business day of each month thereafter to participate in the interest sweep option.

The fixed-dollar option and interest sweep feature are forms of dollar-cost averaging. Dollar-cost averaging allows you to gradually allocate amounts to the variable investment options by periodically transferring approximately the same dollar amount to the variable investment options you select. This will cause you to purchase more units if the unit's value is low and fewer units if the unit's value is high. Therefore, you may get a lower average cost per unit over the long term. This plan of investing, however, does not guarantee that you will earn a profit or be protected against losses.


WHEN YOUR PARTICIPATION IN THE INVESTMENT SIMPLIFIER WILL END. Your participation in the investment simplifier will end:

o Under the fixed-dollar option, when either the number of designated monthly transfers have been completed or the amount you have available in the guaranteed interest option has been transferred out.

o Under the interest sweep, when the amount you have in the guaranteed interest option falls below $7,500 (determined on the last business day of the month) for two months in a row.

o Under either option, on the date we receive at our processing office, your written request to cancel automatic transfers, or on the date your certificate terminates.


                            Transferring your money among investment options  29

REBALANCING YOUR ACCOUNT VALUE

Our rebalancing program offers two options that you can use to automatically reallocate your account value. Option I permits reallocation among the variable investment options only and option II permits reallocation among the variable investment options and the guaranteed interest option. You must tell us:

(a) in whole percentages only, the percentage you want invested in each variable investment option (and the guaranteed interest option, if applicable), and

(b) how often you want the rebalancing to occur (quarterly, semiannually, or annually).

While your rebalancing program is in effect, we will transfer amounts among each variable investment option (and the guaranteed interest option, if applicable), so that the percentage of your account value that you specify is invested in each option at the end of each rebalancing date. Your entire account value in the variable investment options (and guaranteed interest option, if applicable) must be included in the rebalancing program. Transfer restrictions out of the guaranteed interest option may apply in accordance with the last two bullets under "Transferring your account value," above, in this section. The initial transfer under the rebalancing program (based on your account value as of the day before the program is established) is not permitted to cause the transfer restrictions to be violated, and any rebalancing election that would be a violation of the transfer restrictions will not be put into effect. However, if the program can be established, once it is in effect, the transfer restrictions will be waived for the rebalancing transfers.

--------------------------------------------------------------------------------
Rebalancing does not assure a profit or protect against loss. You should periodically review your allocation percentages as your needs change. You may want to discuss the rebalancing program with your financial professional before electing the program.
--------------------------------------------------------------------------------

You may elect the rebalancing program at any time. To be eligible, you must have (i) at least $5,000 of account value in the variable investment options for option I, or (ii) at least $5,000 of account value in the variable investment options and the guaranteed interest option, combined for option II. Rebalancing is not available for amounts you have allocated in the fixed maturity options.

If you elect to use option II, you may not choose either of the investment simplifier automatic options.

If you request a transfer while the rebalancing program is in effect, we will process the transfer as requested. The rebalancing program will then remain in effect unless you request in writing that it be cancelled.

You may change your allocation instructions or cancel the program at any time.

For certificates with outstanding loans only, on any rebalancing date where the amount to be transferred from the guaranteed interest option would cause a transfer from the loan reserve account (which is part of the guaranteed interest option), the rebalancing program will be automatically cancelled. (See "Loans" in "Accessing your money," later in this prospectus.)


30  Transferring your money among investment options

4. Accessing your money

--------------------------------------------------------------------------------

WITHDRAWING YOUR ACCOUNT VALUE

You have several ways to withdraw your account value before annuity payments begin. The table below shows the methods available. EQUI-VEST(R) Strategies TSA participants may only withdraw amounts from their account value that are 100% vested, subject to the employer's approval, plan rules and applicable laws. (See "Forfeitures" below.) More information follows the table. For the tax consequences of taking withdrawals, see "Tax information" later in this prospectus.


FORFEITURES

A 403(b) plan may have a vesting schedule applicable to some or all employer contributions. Forfeitures can arise when a TSA participant who is not fully vested under a plan separates from service. TSA participants should consult the plan administrator to learn more about the vesting schedule. When a forfeiture occurs, we will withdraw any unvested portion of a TSA participant's account value and deposit such amount in a forfeiture account in the contract. The plan administrator must tell us the unvested balance. We allocate amounts in the forfeiture account to the guaranteed interest option, unless otherwise agreed to by the employer/trustee and us.

Forfeited account values may be reallocated to active plan participants in accordance with the terms of the plan. Special rules apply to how the withdrawal charge, if any, will apply when forfeitures have occurred. See "Withdrawal charge" under "Charges and expenses" later in this prospectus.


METHOD OF WITHDRAWAL

------------------------------------------------------------
                Partial                         Minimum
Contract       withdrawal      Systematic     distribution
------------------------------------------------------------
TSA            yes(1)(3)       yes(1)(2)(3)    yes(2)(3)
------------------------------------------------------------
EDC            yes(1)(2)(3)    yes(1)(2)(3)    yes(2)(3)
------------------------------------------------------------

(1) Only if the certificate is not subject to withdrawal restrictions.
(2) Only if there are no outstanding loans.
(3) Requires or may require Plan Administrator's approval. See "Tax information" later in this prospectus.


PARTIAL WITHDRAWALS AND TERMINATIONS

Subject to the terms of the Plan, your certificate and any restrictions in federal income tax rules, you may take partial withdrawals from your account value or terminate your certificate at any time while you are living and before annuity payments begin. The minimum amount you may withdraw at any time is $300. If your account value is less than $500 after a withdrawal, we may terminate your certificate and pay you its cash value.

Partial withdrawals, or payments of remaining account value in excess of the 10% free withdrawal amount, may be subject to a withdrawal charge. (See "10% free withdrawal amount" in "Charges and expenses" later in this prospectus.)

SYSTEMATIC WITHDRAWALS

If you have at least $20,000 of account value in the variable investment options and the guaranteed interest option, you may take systematic withdrawals on a monthly or quarterly basis. The minimum amount you may take for each withdrawal is $250. We will make the withdrawal on any day of the month that you select as long as it is not later than the 28th day of the month. If you do not select a date, your withdrawals will be made on the first day of the month. A check for the amount of the withdrawal will be mailed to you or, if you prefer, we will electronically transfer the money to your checking account.

You may withdraw either the amount of interest earned in the guaranteed interest option or a fixed-dollar amount from either the variable investment options or the guaranteed interest option. If you elect the interest option, a minimum of $20,000 must be maintained in the guaranteed interest option. If you elect the fixed-dollar option, you do not have to maintain a minimum amount.

If you choose to have a fixed dollar amount taken from the variable investment options, you may elect to have the amount of the withdrawal subtracted from your account value in one of three ways:

(1) pro rata from more than one variable investment option (without using up your total value in those options); or

(2) pro rata from more than one variable investment option (until your value in those options is used up); or

(3)  you may specify a dollar amount from only one variable investment option.

You may elect systematic withdrawals if:

o the plan permits it;

o your certificate is not subject to withdrawal restrictions; and

o your certificate does not have a loan outstanding.

You can cancel the systematic withdrawal option at any time.

Amounts withdrawn in excess of the 10% free withdrawal amount may be subject to a withdrawal charge.


LIFETIME MINIMUM DISTRIBUTION WITHDRAWALS

(See "Tax information" later in this prospectus)

We offer our "required minimum distribution (RMD) automatic withdrawal option" to help you meet lifetime required minimum distributions under federal income tax rules. This is not the exclusive way for you to meet these rules. After consultation with your tax adviser, you may decide to compute required minimum distributions yourself and request partial withdrawals. In such a case, a withdrawal charge may apply if your withdrawal exceeds the free withdrawal amount. Before electing an account-based withdrawal option, please refer to "Tax information," "Required minimum distributions" later in this prospectus. You may choose instead an annuity payout option.


                                                        Accessing your money  31

You may elect our RMD automatic withdrawal option in the year in which you reach age 70-1/2 or in any later year, subject to the terms of your plan, if applicable. To elect this option, you must have account value in the variable investment options and the guaranteed interest option of at least $2,000. The minimum amount we will pay out is $300, or if less, your account value. If your account value is less than $500 after the withdrawal, we may terminate your certificate and pay you its cash value. Currently, minimum distribution withdrawal payments will be made annually. See the "Required minimum distributions" section in "Tax information" later in this prospectus for your specific type of retirement arrangement.

Currently, we do not impose a withdrawal charge on minimum distribution withdrawals if you are enrolled in our required minimum distribution automatic withdrawal option. The minimum distribution withdrawal will be taken into account in determining if any subsequent withdrawal taken in the same participation year exceeds the 10% free withdrawal amount.

You may not elect the minimum distribution option if you have an outstanding loan under your certificate.

If you purchase your EQUI-VEST(R) Strategies TSA certificate via a direct transfer of funds from another 403(b) arrangement and you tell us at the time of your purchase the amount of your December 31, 1986 account balance (if any) you may postpone beginning lifetime required minimum distributions on these pre-1987 funds. This rule also applies if you purchased your certificate before December 31, 1986. Lifetime required minimum distributions on the pre-1987 account balance may be postponed to age 75 rather than having to start following the later of your reaching age 70-1/2 or retiring.

Distributions from a qualified plan are subject to the provisions of the plan document.

--------------------------------------------------------------------------------
For certificates subject to minimum distribution requirements, we will send a form outlining the distribution options available in the year you reach age 70-1/2 (if you have not begun your annuity payments before that time).
--------------------------------------------------------------------------------

HOW WITHDRAWALS AFFECT THE MINIMUM DEATH BENEFIT AND THE ENHANCED DEATH BENEFIT


Each withdrawal you make will reduce the amount of your current minimum death benefit or enhanced death benefit on a pro rata basis. Reduction on a pro rata basis means that we calculate the percentage of your current account value that is being withdrawn and we reduce your current minimum death benefit or enhanced death benefit by that same percentage. For example, if your account value is $30,000 and you withdraw $12,000, you have withdrawn 40% of your account value. If your enhanced death benefit was $40,000 before the withdrawal, it would be reduced by $16,000 ($40,000 x .40) and your new enhanced death benefit after the withdrawal would be $24,000 ($40,000-$16,000).

HOW WITHDRAWALS ARE TAKEN FROM YOUR ACCOUNT VALUE

Unless you specify otherwise, we will subtract your withdrawals on a pro rata basis from your values in the investment options. A market value adjustment will apply if withdrawals are taken from the fixed maturity options.

AUTOMATIC DEPOSIT SERVICE

If you are receiving required minimum distribution payments from a TSA certificate you may use our automatic deposit service.

Under this service we will automatically deposit the required minimum distribution payment from your TSA certificate directly into an existing EQUI-VEST(R) NQ or ROTH IRA or an existing EQUI-VEST(R) Express NQ or ROTH IRA contract according to your allocation instructions. Please note that you must have compensation or earned income for the year of the contribution to make regular contributions to Roth IRAs.


LOANS

If the plan permits, loans are available under a TSA plan, or governmental employer EDC plan. Loans are subject to federal income tax limits and are also subject to the limits of the plan. Federal income tax rule requirements apply even if the plan is not subject to ERISA. You may borrow against your account value. Also, ERISA rules may apply to loans under TSA certificates. Loans are not available under any TSA or governmental employer EDC certificate when the required minimum distribution automatic withdrawal option has been elected. Loans will be available under the EQUI-VEST(R) Strategies contract if requested by the employer.

Before we make a loan, you must properly complete and sign a loan request form. You should read the terms and conditions of the form carefully and consult with a tax adviser before taking out a loan. In the case of certain TSA certificates subject to ERISA, the written consent of your spouse will be required to obtain a loan and the Plan Administrator needs to sign the loan form. In the case of governmental employer EDC certificates, the loan must be approved by your employer, plan trustee, or the plan administrator as authorized under the governmental employer plan. You should read the terms and conditions of the form carefully and consult with a tax adviser before taking out a loan. Please see the loan provisions stated in the certificate and the loan request form for more details.

We permit only one loan to be outstanding at any time. When you take a loan we will transfer certain amounts to a loan reserve account.

A loan will not be treated as a taxable distribution unless:

o it exceeds limits of federal income tax rules; or

o interest and principal are not paid when due; or

o in some instances, service with the employer terminates.

Loans are discussed further in "Tax information" later in this prospectus. The tax consequences of failure to repay a loan when due are substantial.


TERMINATION OF PARTICIPATION

Your participation under the EQUI-VEST(R) Strategies contract may be terminated by us and your account value paid to your employer if:

(1) your account value is less than $500 and we have not received contributions on your behalf for a period of three years;

(2) you request a partial withdrawal that reduces your account value to an amount of less than $500;

32  Accessing your money

(3) we have not received any contributions on your behalf within 120 days from your participation date; or

(4) the plan is no longer qualified under the Code and the EQUIVEST(R) Strategies contract is terminated by us.

We will deduct the amount of any outstanding loan balance and any applicable withdrawal charge from the account value when we terminate your certificate.

The employer and, under certain circumstances, we may discontinue contributions under the EQUI-VEST(R) Strategies contract. Such discontinuance means that the employer will not permit any further salary deferral or employer contributions to be made under the contract. All other provisions of the contract remain in effect.

The employer may terminate the contract by (i) transferring all the assets to another contract or (ii) withdrawing the forfeiture account and directing us to deal directly with the participants.


TEXAS ORP PARTICIPANTS

For participants in a Texas Optional Retirement Program, Texas law permits withdrawals only after one of the following distributable events occur:

o turning age 70-1/2; or

o death; or

o retirement; or

o termination of employment in all Texas public institutions of higher education.

To make a withdrawal, a properly completed written acknowledgment must be received from the employer. If a distributable event occurs prior to your being vested, any amounts provided by an employer's first-year matching contribution will be refunded to the employer. We may change these provisions without your consent, but only to the extent necessary to maintain compliance with any law that applies.

WHEN TO EXPECT PAYMENTS

Generally, we will fulfill requests for payments out of the variable investment options within seven calendar days after the date of the transaction to which the request relates. These transactions may include applying proceeds to a variable annuity payout option, payment of a death benefit, payment of any amount you withdraw (less any withdrawal charge) and, upon contract termination, payment of the cash value. We may postpone such payments or applying proceeds for any period during which:

(1)  the New York Stock Exchange is closed or restricts trading,

(2) sales of securities or determination of the fair value of a variable investment option's assets is not reasonably practicable because of an emergency, or

(3) the SEC, by order, permits us to defer payment to protect people remaining in the variable investment options.

We can defer payment of any portion of your values in the guaranteed interest option and the fixed maturity options (other than for death benefits) for up to six months while you are living. We also may defer payments for a reasonable amount of time (not to exceed 15 days) while we are waiting for a contribution check to clear.

All payments are made by check and are mailed to you (or the payee named in a tax-free exchange) by U.S. mail, unless you request that we use an express delivery service at your expense.

YOUR ANNUITY PAYOUT OPTIONS

EQUI-VEST(R) Strategies offers you several choices of annuity payout options. Some enable you to receive fixed annuity payments and others enable you to receive variable annuity payments.

You can choose from among the different forms of annuity payout options listed below. Restrictions may apply, depending on the type of contract or your age at certificate issue.

ANNUITY PAYOUT OPTIONS

--------------------------------------------------------------------------------
Fixed annuity payout options
                                   o Life annuity*

                                   o Life annuity with period certain*

                                   o Life annuity with refund certain*

                                   o Period certain annuity
--------------------------------------------------------------------------------
Variable Immediate Annuity
   payout options                  o Life annuity (not available in New York)

                                   o Life annuity with period certain*
--------------------------------------------------------------------------------

* not available for governmental employer EDC Plans in New York


o Life annuity: An annuity that guarantees payments for the rest of your life. Payments end with the last monthly payment before your death. Because there is no continuation of benefits following your death with this payout option, it provides the highest monthly payment of any of the life annuity options, so long as you are living.

o Life annuity with period certain: An annuity that guarantees payments for the rest of your life. If you die before the end of a selected period of time ("period certain"), payments continue to the beneficiary for the balance of the period certain. The period certain cannot extend beyond your life expectancy or the joint life expectancy of you and the designated beneficiary.

o Life annuity with refund certain: An annuity that guarantees payments for the rest of your life. If you die before the amount applied to purchase the annuity option has been recovered, payments to the beneficiary will continue until that amount has been recovered. This payout option is available only as a fixed annuity.

o Period certain annuity: An annuity that guarantees payments for a specific period of time, usually 5, 10, 15, or 20 years. The guarantee period may not exceed your life expectancy. This option does not guarantee payments for the rest of your life. It does not permit any repayment of the unpaid principal, so you cannot elect to receive part of the payments as a single sum payment with the rest paid in monthly annuity payments. Currently, this payout option is available only as a fixed annuity. This is the only form of annuity for participants in EDC plans in New York. Life annuity payout options are not available for EDC plans in New York.

The life annuity, life annuity with period certain, and life annuity with refund certain payout options are available on a single life or joint and


                                                        Accessing your money  33
survivor life basis. The joint and survivor life annuity guarantees payments for the rest of your life and, after your death, payments continue to the survivor. Generally, unless you elect otherwise with the written consent of the spouse, this will be the form of annuity payment provided for married participants under certain TSAs. We may offer other payout options not outlined here. Your financial professional can provide details.


FIXED ANNUITY PAYOUT OPTION

With fixed annuities, we guarantee fixed annuity payments that will be based either on the tables of guaranteed annuity payments in your certificate or on our then current annuity rates, whichever is more favorable for you.


VARIABLE IMMEDIATE ANNUITY PAYOUT OPTIONS

Variable Immediate Annuities are described in a separate prospectus that is available from your financial professional. Before you select a Variable Immediate Annuity payout option, you should read the prospectus which contains important information that you should know.

Variable Immediate Annuities may be funded through your choice of available variable investment options investing in portfolios of AXA Premier VIP Trust and EQ Advisors Trust. The EQUI-VEST(R) Strategies contract also offers a fixed income annuity payout option that can be elected in combination with the variable income annuity payout option. The amount of each variable income annuity payment will fluctuate, depending upon the performance of the variable investment options and whether the actual rate of investment return is higher or lower than an assumed base rate.

We may offer other payout options not outlined here. Your financial professional can provide details.


SELECTING AN ANNUITY PAYOUT OPTION

When you select a payout option, we will issue you a separate written agreement confirming your right to receive annuity payments. We require you to return your certificate before annuity payments begin. Unless you choose a different payout option, we will pay annuity payments under a life annuity with a period certain of 10 years. You choose whether these payments will be either fixed or variable. You must meet the issue age and payment requirements.

You can choose the date annuity payments are to begin, but generally it may not be earlier than thirteen months from the participation date. You can change the date your annuity payments are to begin anytime before that date as long as you do not choose a date later than the 28th day of any month or later than your certificate's maturity date. Your certificate's maturity date is the date by which you must either take a lump sum withdrawal or select an annuity payout option. The maturity date is generally the participation date anniversary that follows your 85th birthday. This may be different in some states.

Before your annuity payments are to begin, we will notify you by letter that the annuity payout options are available. Once you have selected a payout option and payments have begun, no change can be made, other than transfers among the variable investment options if a variable annuity is selected.

The amount of the annuity payments will depend on:

(1) the amount applied to purchase the annuity;

(2) the type of annuity chosen, and whether it is fixed or variable;

(3) in the case of a life annuity, your age (or your and the designated beneficiary's ages); and

(4) in certain instances, the sex of you and the designated beneficiary.

In no event will you ever receive payments under a fixed option or an initial payment under a variable option of less than the minimum amounts guaranteed by the contract.

If, at the time you elect a payout option, the amount to be applied is less than $2,000 or the initial payment under the form elected is less than $20 monthly, we reserve the right to pay the account value in a single sum rather than as payments under the payout option chosen.


34  Accessing your money

5. Charges and expenses

--------------------------------------------------------------------------------

CHARGES UNDER THE CONTRACTS
CHARGE AGAINST THE SEPARATE ACCOUNT

We deduct this charge against the assets in the separate account to compensate us for mortality and expense risks, as well as administrative and financial accounting expenses under the contract. The charge is deducted daily at an annual rate that can vary by group and by variable investment option between 0.25% to 1.49% of daily net assets attributable to all certificates under the group contract. Some contracts provide a maximum charge of 1.49% (currently 1.40%) for the EQ/Alliance Common Stock and EQ/Money Market variable investment options and a 1.34% charge for all other variable investment options under the contract. Those contracts generally provide an overall cap of 1.75% for separate account and portfolio expenses for the AXA Premier VIP Aggressive Equity, AXA Moderate Allocation, EQ/Alliance Common Stock and EQ/Money Market variable investment options. Other contracts will generally have a charge of 1.20%, 0.90%, 0.70%, 0.50% or 0.25%.

Charges may be based on:

o the factors on which the mortality and expense risks charge and administration charges are based, including the size and type of the group;

o the plan provisions which may provide, among other things, the level of contributions including employer contributions and the frequency of benefit payments;

o  whether we will be the sole contract provider;

o  the level of services provided by your financial professional; and

o  our sales-related expenses.

The mortality risk we assume is the risk that participants as a group will live for a longer time than our actuarial tables predict. If that happens, we would be paying more in annuity benefits than we planned. We assume a mortality risk to the extent that at the time of death, the guaranteed death benefit exceeds the cash value of the certificate. The expense risk we assume is the risk that it will cost us more to issue and administer the certificates than we expect. To the extent that the mortality and expense risk charges are not needed to cover the actual expenses incurred, they may be considered an indirect reimbursement for certain sales and promotional expenses relating to the contracts. A participant's certificate will set forth the applicable separate account charge.

We will determine the separate account charge pursuant to our established actuarial procedures, and will not discriminate unreasonably or unfairly against participants under any EQUI-VEST(R) Strategies contracts.


ANNUAL ADMINISTRATIVE CHARGE

We deduct an administrative charge from your account value on the last business day of each participation year. We deduct the charge if your account value on the last business day of the participation year is less than $25,000. If your account value on such date is $25,000 or more, we do not deduct the charge. The charge is equal to $30 or, if less, 2% of your account value plus any amounts previously withdrawn during the participation year. We reserve the right to increase this charge to a maximum of $65. For particular groups, the charge may be waived or reduced for account values of less than $25,000 or the charge may also be waived entirely.

We will deduct a pro rata portion of the charge if you surrender your certificate, elect an annuity payout option or you die during the participation year.

The charge is deducted pro rata from the variable investment options and the guaranteed interest option. If those amounts are insufficient, we will make up the required amounts from the fixed maturity options to the extent you have value in those options. Charges deducted from the fixed maturity options are considered withdrawals and, as such, will result in a market value adjustment.

Differences in this charge are due to variations in group characteristics including the total amount of plan assets. We will determine the applicability of this charge pursuant to our established procedures, and will not discriminate unreasonably or unfairly against participants under any EQUI-VEST(R) Strategies contracts.


CHARGE FOR THIRD-PARTY TRANSFER OR ROLLOVER

We may deduct a charge for third-party transfers. A third party transfer is where you ask us to directly transfer or roll over funds from your certificate to a permissible funding vehicle offered by another provider. The charge is currently $25 ($65 maximum) per occurrence per participant. This charge will also be imposed on each third-party transfer out of the contract's forfeiture account into another permissible funding vehicle. This charge does not apply to reallocations from the forfeiture account to participant certificates under the contract. Transfers are subject to any required employer approval.


CHARGE FOR OPTIONAL ENHANCED DEATH BENEFIT

If you elect the optional enhanced death benefit we deduct a charge annually from your account value on each anniversary of your participation date. The charge is equal to 0.15% of your account value.

The charge is deducted pro rata from the variable investment options and the guaranteed interest option. If those amounts are insufficient, we will make up the required amounts from the fixed maturity options to the extent you have value in those options. Charges deducted from the fixed maturity options are considered withdrawals and, as such, will result in a market value adjustment.

If your account value is insufficient to pay this charge, your certificate will terminate without value and you will lose any applicable guaranteed benefits.


                                                        Charges and expenses  35

WITHDRAWAL CHARGE

A withdrawal charge of up to 6% may apply for up to the first 10 participation years, as set forth in the contract and participation certificate. Differences in the period for which and circumstances under which this charge applies are due to the total amount of plan assets under the contract, the frequency of the possible benefit payments as provided by the terms of the plan, other charges and fees under the contract and the compensation paid in connection with the sale of the contract. The period of and circumstances under which the withdrawal charge applies will be determined pursuant to our established procedures, and will not discriminate unreasonably or unfairly against participants under any EQUI-VEST(R) Strategies contracts.

As noted above, the withdrawal charge may vary from group to group. In general, the withdrawal charge schedule is one of three options selected by the group. Under some group contracts, the withdrawal charge is equal to 6% of the amount withdrawn (or the defaulted loan amount, if applicable) from the participant's account value during the first five participation years, 5% of the amount withdrawn during the 6th participation year, 4% of the amount withdrawn during the 7th participation year, 3% of the amount withdrawn during the 8th participation year, 2% of the amount withdrawn during the 9th participation year, and 1% of the amount withdrawn during the 10th participation year.

Under some group contracts, the withdrawal charge is equal to 6% of the amount withdrawn (or the defaulted loan amount, if applicable) from the participant's account value during the first four participation years and 5% of the amount withdrawn during the 5th participation year. Under this schedule, there is no withdrawal charge in the 6th and later participation years.

Under some group contracts, there is no withdrawal charge.

The withdrawal charge percentages may be different for certain group contracts, including group contracts issued to certain schools in Texas and other states.

If your group contract is subject to a withdrawal charge, it will not apply under the circumstances described as follows:

o each participation year you can withdraw up to 10% of your account value without paying a withdrawal charge (10% free withdrawal amount). The 10% free withdrawal amount is determined using your account value at the time you request a withdrawal, minus any other withdrawals made during the participation year; or

o  after five participation years and you are at least age 59-1/2; or

o you request a refund of an excess contribution within one month of the date on which the contribution is made; or

o  you die and the death benefit is made available to the beneficiary; or

o after five participation years if you are at least age 55 and the amount withdrawn is used to purchase from us a period certain annuity that extends beyond your age 59-1/2 and allows no prepayment; or

o after three participation years and the amount withdrawn is used to purchase from us a period certain annuity for a term of at least 10 years, and allows no prepayment; or

o the amount withdrawn is applied to the election of a life contingent annuity payout option. (This form of payment is not available for participants in governmental employer EDC Plans in New York); or

o the amount withdrawn is applied to the election of a period certain annuity of at least 15 years, but not in excess of your life expectancy, that allows no prepayment. (This is the only form of payment available for participants in governmental employer EDC plans in New York); or

o  you have reached age 55 and have separated from service.

In addition, particular groups may receive one or more of the following waivers:

(1) You sever from employment with your employer.

(2) The withdrawal is made to satisfy minimum distribution requirements.

(3) You elect a withdrawal that qualifies as a hardship or unforeseeable emergency withdrawal under the Code.

(4) You have qualified to receive Social Security disability benefits as certified by the Social Security Administration or you are totally disabled. Total disability is your incapacity, resulting from injury or disease, to engage in any occupation for remuneration or profit. Such total disability must be certified as having been continuous for a period of at least six months prior to notice of claim and you must continue to be deemed totally disabled.

    Written notice of claim must be given to us during your lifetime and during the period of total disability prior to each withdrawal. Along with the Notice of Claim, you must submit acceptable proof of disability. Such proof of disability must be either (a) evidence of Social Security disability determination or (b) a statement from an independent U.S. licensed physician stating that you meet the definition of total disability as stated above. Such certification must be resubmitted every 12 months. Failure to furnish proof of disability within the required time will not reduce any claim if it was not reasonably possible to give proof within such time. Such proof must be furnished as soon as reasonably possible and in no event, except in the absence of legal capacity, later than one year from the time proof is otherwise required.

(5) We receive proof satisfactory to us that your life expectancy is six months or less (such proof must include, but is not limited to, certification by a licensed physician).

(6) You are confined to a nursing home for more than 90 days (or such other period, as required in your state) as verified by a licensed physician. A nursing home for this purpose means one that is (a) approved by Medicare as a provider of skilled nursing care service, or (b) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, U.S. Virgin Islands, or Guam) and meets all of the following:

    -- its main function is to provide skilled, intermediate, or custodial nursing care;

36  Charges and expenses

    -- it provides continuous room and board to three or more per sons;

    -- it is supervised by a registered nurse or licensed practical nurse;

    -- it keeps daily medical records of each patient;

    -- it controls and records all medications dispensed; and

    -- its primary service is other than to provide housing for residents.

(7) The employer elects to move the plan assets to a different funding vehicle after five contract years.

(8) The withdrawal is made to provide any annuity benefits that we offer as requested by your employer.

The withdrawal charge will apply if the condition as described in items 4 through 6 above existed at the time participation under the contract began or if the condition began within the 12 month period following such participation.

In instances where a withdrawal charge applies, other than where your participation under the contract is terminated, in order to give you the exact dollar amount of the withdrawal requested, we deduct the amount of the withdrawal and the amount of the withdrawal charges from your account value. Any amount deducted to pay withdrawal charges is also subject to a withdrawal charge. We deduct the amount of the withdrawal and the withdrawal charge pro rata from the variable investment options and from the guaranteed interest option. If these amounts are insufficient we will make up the required amounts from the fixed maturity options to the extent you have values in those options. If we make up the required amounts from the fixed maturity options, a market value adjustment will apply. In the case where you terminate participation under the contract, we will pay your account value after the withdrawal charge has been imposed (cash value).

NEW YORK EDC PLANS. As a result of regulations which apply to EDC plans of governmental employers in New York ("NY EDC plans"), EQUI-VEST(R) Strategies contracts funding NY EDC plans contain special provisions that apply to all NY EDC plans whose EQUI-VEST(R) funding arrangements became effective or were renewed on or after July 1, 1989.

These provisions permit the automatic termination of a contract issued in connection with a NY EDC plan five years after the effective date (or any renewal date) of its EQUI-VEST(R) Strategies funding arrangement without the deduction of any contingent withdrawal charges. If agreed to by the employer or plan trustee and us, the period may be shorter than five years. A decision to permit the automatic termination of the contract would result in the transfer of each participant's account value to a successor funding vehicle designated by the employer.

The employer sponsoring a NY EDC plan or plan trustee can renew the EQUI-VEST(R) Strategies funding arrangement in a written notice to us which includes a certification of compliance with procedures under the applicable regulations. We are not responsible for the validity of any certification by the employer. A written notice to transfer must be received by our processing office and accepted by us not later than seven days before the date on which a transfer is to occur. If an employer fails to notify us in writing as to a transfer of the NY EDC arrangement or as to its intention not to renew, we will continue the arrangement and associated contracts will not be automatically terminated.

No further investment experience, whether positive or negative, will be credited under a NY EDC plan contract once the contract terminates. As with other tax-favored retirement programs in which the funding is affected by actions of a sponsoring employer, we are not required to provide participants with information relating to an employer's decision to exercise any termination right.


CHARGES FOR STATE PREMIUM AND OTHER APPLICABLE TAXES

We deduct a charge designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. Generally, we deduct the charge from the amount applied to provide an annuity payout option. The current tax charge that might be imposed varies by jurisdiction and ranges from 0% to 1%.


VARIABLE IMMEDIATE ANNUITY PAYOUT OPTION ADMINISTRATIVE FEE

We deduct a fee of $350 from the amount to be applied to the Variable Immediate Annuity payout option. This option may not be available at the time you elect to begin receiving annuity payouts or it may have a different charge.


CHARGES THAT THE TRUSTS DEDUCT

The Trusts deduct charges for the following types of fees and expenses:

o Management fees ranging from 0.10% to 1.20%.

o 12b-1 fees of 0.25% for Class IB/B shares.

o Operating expenses, such as trustees' fees, independent auditors' fees, legal counsel fees, administrative service fees, custodian fees, and liability insurance.

o Investment-related expenses, such as brokerage commissions.

These charges are reflected in the daily share price of each portfolio. Since shares of each Trust are purchased at their net asset value, these fees and expenses are, in effect, passed on to the variable investment options and are reflected in their unit values. For more information about these charges, please refer to the prospectuses for the Trusts.


VARIATIONS IN CHARGES

For certain groups offered the EQUI-VEST(R) Strategies contract, we may reduce the withdrawal charges and/or separate account charges. We may also reduce or waive the annual administrative charge. We may make other changes to the contract, including a change in the minimum death benefit or the minimum initial contribution requirements; permitting additional circumstances under which the withdrawal charge is waived; and/or establishing different rates to maturity for the fixed maturity options.

Our costs for sales, administration and mortality may vary based on a number of factors, including the size and type of group or sponsoring organization; the level of services provided by us or your financial pro-


                                                        Charges and expenses  37
fessional; if we will be the sole contract provider; and the compensation we expect to pay the financial professional in connection with the sale of the contract(s). We take all these factors into account when reducing charges.

In order for a group to be considered for reduced charges, it generally must meet certain requirements relative to existing and projected plan assets. We determine the applicable charge reductions and benefit adjustments according to our procedures in effect at the time we approve a group. We may change our pricing procedures from time to time or the required level of assets a group must have to be eligible for reduced charges.

From time to time, an employer group has an existing arrangement with us, under which plan participants have individual contracts, and subsequently the employer purchases a group contract from us for new contributions and new participants only. Under these circumstances, we may make charge reductions or benefit adjustments under the existing individual contracts in order to reflect the same features, benefits and reduced costs as the group contract. We may also make charge reductions or benefit adjustments under existing individual contracts when an employer qualifies for a group contract but is unable to hold a group contract. Our pricing procedures for new groups may vary from the procedures we use for existing groups.

For both new and established groups or sponsored arrangements that have formally requested a contract proposal from us, our prices may be negotiable. Price variations may impact the financial professional's compensation. An employer or plan administrator should ask about possible fee reductions or contract adjustments based on its situation. It would be in your best interest for your employer to formally request a contract proposal from us.

Any variation in charges, pricing or benefits will reflect differences in our costs of selling the contracts and/or the contract services we or your financial services professional provide and will not be unfairly discriminatory.

Groups may be governed by federal income tax rules, ERISA or both. We make no representations with regard to the impact of these and other applicable laws on such programs. We recommend that employers, trustees and others purchasing or making contracts available for purchase under such programs seek the advice of their own legal and benefits advisers.


38  Charges and expenses

6. Payment of death benefit

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YOUR BENEFICIARY AND PAYMENT OF BENEFIT

You designate your beneficiary when you apply for your certificate. You may change your beneficiary at any time. The change will be effective on the date the written request for the change is received in our processing office. We are not responsible for any beneficiary change request that we do not receive. We will send you a written confirmation when we receive your request.


EFFECT OF YOUR DEATH

If you die before the annuity payments begin, we will pay the death benefit to your beneficiary.


HOW DEATH BENEFIT PAYMENT IS MADE

We will pay the death benefit to the beneficiary in the form of the annuity payout option you have chosen. If you have not chosen an annuity payout option as of the time of your death, the beneficiary will receive the death benefit in a single sum. However, subject to any exceptions in the contract, our rules and applicable federal income tax rules, the beneficiary may elect to apply the death benefit to one or more annuity payout options we offer at the time. See "Your annuity payout options" under "Accessing your money" earlier in this prospectus. Please note that you may elect only a life annuity or an annuity that does not extend beyond the life expectancy of the beneficiary.

Single sum payments generally are paid through the AXA Equitable Access Account, an interest bearing account with check writing privileges. The AXA Equitable Access Account is part of AXA Equitable's general account. Beneficiaries have immediate access to the proceeds by writing a check on the account. We pay interest from the date the single sum is deposited into the Access Account until the account is closed.


BENEFICIARY CONTINUATION OPTION

Upon your death, your beneficiary may generally elect to keep the certificate in your name and receive distributions under the certificate instead of receiving the death benefit in a single sum. This feature must be elected by September 30th of the year following the calendar year of your death and before any other inconsistent election is made. Beneficiaries who do not make a timely election will not be eligible for this option. If the election is made, then as of the date we receive satisfactory proof of death, any required instructions, information and forms necessary to effect the beneficiary continuation option feature, we will increase the account value to equal the applicable death benefit if such death benefit is greater than such account value. The increase in account value will be allocated to the investment options according to the allocation percentages we have on file for your contract.

Generally, payments will be made once a year to the beneficiary over the beneficiary's life expectancy (determined in the calendar year after your death and determined on a term certain basis). These payments must begin no later than December 31st of the calendar year after the year of your death. For sole spousal beneficiaries, payments may begin by December 31st of the calendar year in which you would have reached age 70-1/2, if such time is later. If you die before your Required Beginning Date for required minimum distributions as discussed in "Tax information" later in this prospectus, the beneficiary may choose the "5-year rule" instead of annual payments over life expectancy. If the beneficiary chooses this option, the beneficiary may take withdrawals as desired, but the entire account value must be fully withdrawn by December 31st of the calendar year which contains the fifth anniversary of your death.

Under the beneficiary continuation option:

o The certificate continues in your name for the benefit of your beneficiary.

o This feature is only available if the beneficiary is an individual. Certain trusts with only individual beneficiaries will be treated as individuals for this purpose.

o If there is more than one beneficiary, each beneficiary's share will be separately accounted for. It will be distributed over the beneficiary's own life expectancy, if payments over life expectancy are chosen.

o The minimum amount that is required in order to elect the beneficiary continuation option is $5,000 for each beneficiary.

o The beneficiary may make transfers among the investment options, but no additional contributions will be permitted.

o Loans will no longer be available.

o The minimum death benefit and the enhanced death benefit provisions will no longer be in effect.

o The beneficiary may choose at any time to withdraw all or a portion of the account value and no withdrawal charges will apply.

o Any partial withdrawal must be at least $300.

o Your beneficiary will have the right to name a beneficiary to receive any remaining interest in your certificate.

o Upon the death of your beneficiary, the beneficiary he or she has named has the option to either continue taking required minimum distributions based on the remaining life expectancy of the deceased beneficiary or to receive any remaining interest in the certificate in a lump sum.

The option elected will be processed when we receive satisfactory proof of death, any required instructions for the method of payment and any required information and forms necessary to effect payment.


                                                    Payment of death benefit  39

7.  Tax information

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TAX INFORMATION AND ERISA MATTERS

OVERVIEW

This section of the prospectus discusses the current federal income tax rules that generally apply to annuity contracts which may be used to fund certain employer-sponsored retirement plans.

Federal income tax rules include the United States laws in the Internal Revenue Code, and Treasury Department Regulations and Internal Revenue Service ("IRS") interpretations of the Internal Revenue Code. These tax rules may change without notice. We cannot predict whether, when, or how these rules could change. Any change could affect contracts purchased before the change. Congress may also consider proposals in the future to comprehensively reform or overhaul the United States tax and retirement systems, which if enacted, could affect the tax benefits of a contract. For example, the President's Advisory Panel on Federal Tax Reform recently announced its tax reform options, which could make sweeping changes to many longstanding tax rules. Among the proposed options are new tax-favored savings accounts which would replace many existing qualified plan arrangements and would eliminate certain tax benefits currently available to nonqualified deferred annuity contracts by annually taxing any withdrawable cash value build-up in such contracts. We cannot predict, what, if any, legislation will actually be proposed or enacted based on these options

We cannot provide detailed information on all tax aspects of the plans or contracts. Moreover, the tax aspects that apply to a particular employer's plan or contract may vary depending on the facts applicable to that employer. We do not discuss state income and other state taxes, federal income tax and withholding rules for non-U.S. taxpayers, or federal gift and estate taxes. Rights or values under plans or contracts or payments under the contracts, for example, amounts due to beneficiaries, may be subject to Federal or state gift, estate or inheritance taxes. Employers should not rely only on this document, but should consult their tax adviser before choosing EQUI-VEST(R) Strategies.

President Bush signed the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA") on June 7, 2001. Many of the provisions of EGTRRA became effective on January 1, 2002 and are phased in during the first decade of the twenty-first century. In the absence of future legislation, all of the amendments made by EGTRRA will no longer apply after December 31, 2010, and the law in effect in 2001 will apply again. In general, EGTRRA liberalizes contributions that can be made to all types of tax-favored retirement plans. In addition to increasing amounts that can be contributed and permitting individuals over age 50 to make additional contributions, EGTRRA also permits rollover contributions to be made between different types of tax-favored retirement plans. Please discuss with your tax adviser how EGTRRA affects your personal financial situation.


CHOOSING A CONTRACT TO FUND A RETIREMENT ARRANGEMENT

Generally, there are two types of funding vehicles that are available for Code
Section 403(b) Arrangements: a 403(b) TSA annuity contract such as an EQUI-VEST(R) Strategies TSA or a 403(b)(7) custodial account. An EDC plan may be funded by specified annuity contracts, custodial accounts or trustee arrangements. How these arrangements work, including special rules applicable to each, are described in the specific sections for each type of arrangement, below. Employers should be aware that the funding vehicle for a qualified arrangement does not provide any tax deferral benefit beyond that already provided by the Code for all permissible funding vehicles. Before choosing an annuity contract, therefore, employers should consider the annuity's features and benefits, such as EQUI-VEST(R) Strategies guaranteed minimum death benefit, enhanced death benefit, selection of variable investment options, provision of a guaranteed interest option and fixed maturity options and choices of payout options, as well as the features and benefits of other permissible funding vehicles and the relative costs of annuities and other such arrangements. Employers should be aware that cost may vary depending on the features and benefits made available and the charges and expenses of the portfolios.

Beginning in 2006, certain provisions of the Treasury Regulations on required minimum distributions concerning the actuarial present value of additional contract benefits could increase the amount required to be distributed from annuity contracts funding 403(b) TSAs and 457 plans. For this purpose additional annuity contract benefits may include, but are not limited to, enhanced death benefits. Employers should consider the potential implication of these Regulations before choosing this annuity contract.


SPECIAL RULES FOR TAX-FAVORED
RETIREMENT PROGRAMS

Employer-sponsored retirement plans can use annuity contracts to fund the plan unless the plan specifically prohibits annuity contracts as a funding vehicle.

Federal income tax rules prescribe how a retirement plan qualifies for tax-favored status and set requirements for plan features, including:

o participation and coverage;

o nondiscrimination;

o vesting and funding;

o limits on contributions, distributions, and benefits;


40  Tax information

o withholding;

o reporting and disclosure; and

o penalties.

--------------------------------------------------------------------------------
State income tax rules covering contributions to and distributions from employer-sponsored retirement programs may differ from federal income tax rules. It is the responsibility of the employer, plan trustee and plan administrator to satisfy federal income tax, state income tax and other state rules and ERISA rules.
--------------------------------------------------------------------------------

ADDITIONAL "SAVER'S CREDIT" FOR SALARY REDUCTION CONTRIBUTIONS TO CERTAIN PLANS OR A TRADITIONAL IRA OR ROTH IRA

You may be eligible for a nonrefundable income tax credit for salary reduction contributions you make to a 403(b) TSA or governmental employer EDC plan. The final year this credit is available is 2006. If you qualify, you may take this credit even though your salary reduction contribution is already excluded from tax. To take advantage of this "saver's credit" you must be age 18 or over before the end of the taxable year for which the contribution is made. You cannot be a full-time student or claimed as a dependent on another's tax return, and your adjusted gross income cannot exceed $50,000. The amount of the tax credit you can get varies from 10% of your contribution to 50% of your contribution, and depends on your income tax filing status and your adjusted gross income. The maximum annual contribution eligible for the saver's credit is $2,000. If you and your spouse file a joint return, and each of you qualifies, each is eligible for a maximum annual contribution of $2,000. Your saver's credit may also be reduced if you take or have taken a taxable distribution from any plan eligible for a saver's credit contribution -- even if you make a contribution to one plan and take the distribution from another plan -- during the "testing period." The "testing period" begins two years before the year for which you make the contribution and ends when your tax return is due for the year for which you make contribution.


TAX-SHELTERED ANNUITY ARRANGEMENTS (TSAS)


GENERAL; SPECIAL EMPLOYER RULES

An employer eligible to maintain a TSA plan (also referred to as a "403(b)" plan, program, or arrangement) for its employees may make contributions to purchase a 403(b) funding vehicle for the benefit of the employee. These contributions, if properly made, will not be currently taxable compensation to the employee. Moreover, the employee will not be taxed on the earnings in the 403(b) funding vehicle until he/she takes distributions.

Please Note: The following discussion reflects our understanding of some of the current federal income tax rules applicable to Section 403(b) of the Code. In November 2004, the IRS and Treasury have recently issued proposed regulations on Section 403(b) of the Code. If finalized in their current form, these proposed regulations would affect the establishment and operation of plans and arrangements under Section 403(b) of the Code, and the contracts issued to fund such plans. Please consult your tax adviser concerning how these proposed regulations could affect participants.

Generally, there are two types of funding vehicles available to fund 403(b) arrangements: an annuity contract under Section 403(b)(1) of the Internal Revenue Code or a custodial account that invests only in mutual funds and which is treated as an annuity contract under section 403(b)(7) of the Code. Both types of 403(b) arrangements qualify for tax deferral.

Two different types of employers are eligible to maintain 403(b) plans: public schools and specified tax-exempt organizations under Section 501(c)(3) of the Code.


CONTRIBUTIONS TO TSAS

There are three ways you can make contributions to this EQUI-VEST(R) Strategies TSA contract:

o annual contributions made through the employer's payroll; or

o a rollover from another eligible retirement plan; or

o a full or partial direct transfer of assets ("direct transfer") from another contract or arrangement that meets the requirements of Section 403(b) of the Internal Revenue Code by means of IRS Revenue Ruling 90-24.

ANNUAL CONTRIBUTIONS MADE THROUGH THE EMPLOYER'S PAYROLL. Annual contributions to TSAs made through the employer's payroll are limited. (Tax-free transfers from another 403(b) arrangement or tax-deferred rollover contributions from another eligible retirement plan are not subject to these annual contribution limits.) Commonly, some or all of the contributions made to the TSA are made under a salary reduction agreement between the employee and the employer. These contributions are called "salary reduction contributions" or "elective deferral contributions" and are generally made on a pre-tax basis. However, a TSA can also be wholly or partially funded through non-elective employer contributions or contributions treated as after-tax employee contributions. Beginning in 2006, if the employer's plan permits, an employee may designate some or all of salary reduction contributions as "designated Roth contributions", which are made on an after-tax basis to the 403(b) arrangement.

Some employer contributions may be subject to vesting under the employer's plan.

The annual limit on contributions on behalf of an employee to all of the defined contribution plans of an employer for 2006 is the lesser of $44,000 (after adjustment for cost of living changes) or 100% of compensation or earned income. This amount may be further adjusted for cost of living changes in future years. When figuring out the contribution limit you have to:

o include reallocated forfeitures and voluntary nondeductible employee contributions;

o include compensation from the employer in the form of elective deferrals and excludible contributions under Code Section 457 EDC plans and "cafeteria" plans. These are plans giving employees a choice between cash and deferred benefits or specified excludible health and welfare benefits; and

o disregard compensation or earned income of more than a specified amount. This amount is currently $220,000. This amount may be further adjusted for cost of living changes in future years.


                                                             Tax information  41

"Salary reduction" or "elective deferral" contributions made under a 403(b) plan or other cash or deferred arrangement are limited to $15,000 for 2006, and may be further adjusted for cost of living changes in future years. This limit applies to the total of all elective deferrals under all tax-favored plans in which the individual participates, from all employers, for example, also including salary reduction contributions under 401(k) plans. If the plan permits, an individual who is at least age 50 at any time during 2006 can make up to $5,000 additional salary reduction contributions for 2006.

Special provisions may allow certain participants with at least 15 years of service to make "catch-up" contributions to compensate for smaller contributions made in previous years.

Any excess deferral contributions which are not withdrawn by April 15th after the year of the deferral may cause the contract to fail TSA rules.

ROLLOVER OR DIRECT TRANSFER CONTRIBUTIONS. Eligible rollover distributions from 403(b) plans, 401(a) qualified plans, governmental employer EDC plans and traditional IRAs may be rolled over into other such plans. Therefore, you may make rollover contributions to your EQUI-VEST(R) Strategies TSA certificate from these sources: qualified plans, governmental employer EDC plans, other TSAs and 403(b) arrangements and traditional IRAs.

Generally, you may make a rollover contribution to a TSA when you have a distributable event from an existing TSA, qualified plan, or governmental employer EDC plan as a result of your:

o termination of employment with the employer who provided the plan funds; or

o reaching age 59-1/2 even if you are still employed; or

o disability (special federal income tax definition).

You may be able to roll over pre-tax funds from your traditional IRA to your TSA at any time.

Before you decide to roll over your payment to another employer plan, you should check with the administrator of that plan about whether the plan accepts rollovers and if so, the types of distributions it accepts. You should also check with the administrator of the receiving plan about any documents required to be completed before it will accept a rollover.

If the recipient plan separately accounts for funds rolled over from another eligible retirement plan, the IRS has ruled that an exception is available in certain situations to withdrawal restrictions that would otherwise apply to the rollover contribution funds in the recipient plan.


ROLLOVERS OF AFTER-TAX CONTRIBUTIONS FROM CERTAIN ELIGIBLE RETIREMENT
PLANS. Any after-tax contributions you have made to a qualified plan or TSA (but not a governmental employer EDC plan) may be directly rolled over to another qualified plan or TSA which agrees to do required separate accounting. This can only be done in a direct rollover, not a rollover you do yourself. After-tax contributions in a traditional IRA cannot be rolled over from the traditional IRA into a qualified plan or TSA. If the after-tax contributions are in a "designated Roth contribution account" under another 403(b) arrangement or a 401(k) plan which permits designated Roth elective deferral contributions to be made, beginning in 2006, they can only be rolled into another "designated Roth contribution account" under a 403(b) arrangement or a 401(k) plan and not an after-tax contribution account.

DIRECT TRANSFERS. A transfer occurs when changing the funding vehicle, even if there is no distributable event. Under a direct transfer, you do not receive a distribution. We accept direct transfers of TSA funds under Revenue Ruling 90-24 only if:

o you give us acceptable written documentation as to the source of the funds, and

o the EQUI-VEST(R) Strategies contract receiving the funds has provisions at least as restrictive as the source contract.

Before you transfer funds to an EQUI-VEST(R) Strategies TSA contract, you may have to obtain your employer's authorization or demonstrate that you do not need employer authorization. For example, the transferring TSA may be subject to Title I of ERISA, if the employer makes matching contributions to salary reduction contributions made by employees. In that case, the employer must continue to approve distributions from the plan or contract.

SPECIAL RULE FOR ROLLOVER OR DIRECT TRANSFER CONTRIBUTIONS AFTER AGE 70-1/2. Any rollover or direct transfer contribution to an EQUI-VEST(R) Strategies TSA must be net of the required minimum distribution for the tax year if:

o you are or will be at least age 70-1/2 in the current calendar year, and

o you have retired from service with the employer who provided the funds to purchase the TSA you are transferring or rolling over to the EQUI-VEST(R) Strategies TSA.

This rule applies regardless of whether the source of funds is a:

o rollover by check of the proceeds from another TSA or other eligible retirement plan; or

o direct rollover from another TSA or other eligible retirement plan; or

o direct transfer under Revenue Ruling 90-24 from another TSA.


DISTRIBUTIONS FROM TSAS

GENERAL

Depending on the terms of the employer plan and your employment status, you may have to get your employer's consent to take a loan or withdrawal.

WITHDRAWAL RESTRICTIONS. You may not be able to withdraw or take payment from all or part of your TSA unless you reach age 59-1/2, die, become disabled (special federal income tax definition), sever employment with the employer which provided the funds for the TSA contract, or suffer financial hardship. Hardship withdrawals are limited to the amount of your salary reduction contributions without earnings. The plan may also impose withdrawal restrictions on employer contributions and related earnings.

If the recipient plan separately accounts for funds rolled over from another eligible retirement plan, the IRS has ruled that an exception is


42  Tax information
available in certain situations to withdrawal restrictions that would otherwise apply to the rollover contribution funds in the recipient plan.

For amounts that were directly transferred to this contract in a Revenue Ruling 90-24 transfer from another 403(b) arrangement: If any portion of the funds directly transferred to your TSA certificate is attributable to amounts that you invested in a 403(b)(7) custodial account, such amounts, including earnings, are subject to withdrawal restrictions. With respect to the portion of the funds that were never invested in a 403(b)(7) custodial account, these restrictions apply to the salary reduction (elective deferral) contributions to a TSA annuity contract you made and any earnings on them. These restrictions do not apply to the amount directly transferred to your TSA certificate that represents your December 31, 1998, account balance attributable to a TSA annuity contract and earnings. To take advantage of this grandfathering you must properly notify us in writing at our processing office of your December 31, 1998, account balance if you have qualifying amounts transferred to your TSA certificate. Account values attributable to employer contributions properly reported to us at the time of transfer will not be subject to restriction, unless required by the employer's plan.

TAX TREATMENT OF DISTRIBUTIONS FROM TSAS. Amounts held under TSAs are generally not subject to federal income tax until benefits are distributed.

Distributions include withdrawals and annuity payments. Death benefits paid to a beneficiary are also taxable distributions. Amounts distributed from TSAs are includable in gross income as ordinary income, not capital gain. Distributions from TSAs may be subject to 20% federal income tax withholding. See "Federal and state income tax withholding and information reporting" below. In addition, TSA distributions may be subject to additional tax penalties.

If you have made after-tax contributions, you will have a tax basis in your TSA certificate, which will be recovered tax-free. Unless we have been provided acceptable documentation for the amounts of any after-tax contributions to your TSA certificate, we assume that all amounts distributed from your TSA certificate are pre-tax, and we withhold tax and report accordingly.

DISTRIBUTIONS BEFORE ANNUITY PAYMENTS BEGIN. On a total surrender, the amount received in excess of the investment in the contract is taxable. We will report the total amount of the distribution. The amount of any partial distribution from a TSA prior to the annuity starting date is generally taxable, except to the extent that the distribution is treated as a withdrawal of after-tax contributions. Distributions are normally treated as pro rata withdrawals of after-tax contributions and earnings on those contributions.

ANNUITY PAYMENTS. If you elect an annuity payout option, the nontaxable portion of each payment is calculated by dividing your investment in the contract by an expected return determined under an IRS table prescribed for qualified annuities. The balance of each payment is fully taxable. The full amount of the payments received after your investment in the contract is recovered is fully taxable. If you (and your beneficiary under a joint and survivor annuity) die before recovering the full investment in the contract, a deduction is allowed on your (or your beneficiary's) final tax return.

PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH. Death benefit distributions from a TSA generally receive the same tax treatment as distributions during your lifetime. In some instances, distributions from a TSA made to your surviving spouse may be rolled over to a traditional IRA or other eligible retirement plan.

LOANS FROM TSAS. The following discussion also applies to loans under governmental employer EDC plans. See "Public employee deferred compensation plans (EDC Plans)" later in this prospectus.

If the plan permits, loans are available from a TSA plan. Loans are subject to federal income tax limits and may also be subject to the limits of the plan from which the funds came. Federal income tax rule requirements apply even if the plan is not subject to ERISA.

Loans are generally not treated as a taxable distribution. If the amount of the loan exceeds permissible limits under federal income tax rules when made, the amount of the excess is treated (solely for tax purposes) as a taxable distribution. Additionally, if the loan is not repaid at least quarterly, amortizing (paying down) interest and principal, the amount not repaid when due will be treated as a taxable distribution. Finally, unpaid loans may become taxable when the individual severs from employment with the employer which provided the funds for the contract. In addition, the 10% early distribution penalty tax may apply.

We report the entire unpaid balance of the loan (including unpaid interest) as includable in income in the year of the default. The amount of the unpaid loan balance is reported to the IRS on Form 1099-R as a distribution.

o The amount of a loan to a participant, when combined with all other loans to the participant from all qualified plans of the employer, cannot exceed the lesser of (1) the greater of $10,000 or 50% of the participant's nonforfeitable accrued benefits, (2) $50,000 reduced by the excess (if any) of the highest outstanding loan balance over the previous twelve months over the outstanding loan balance of plan loans on the date the loan was made. Governmental employer EDC plans and 403(b) plans are included in "all qualified plans of the employer" for this purpose.

o In general, the term of the loan cannot exceed five years unless the loan is used to acquire the participant's primary residence. EQUI-VEST(R)
  Strategies TSA contracts have a term limit of 10 years for loans used to acquire the participant's primary residence.

o All principal and interest must be amortized in substantially level payments over the term of the loan, with payments being made at least quarterly. In very limited circumstances, the repayment obligation may be temporarily suspended during a leave of absence.

TAX-DEFERRED ROLLOVERS AND DIRECT TRANSFERS. If withdrawal restrictions discussed earlier do not apply, you may roll over any "eligible rollover distribution" from a TSA into another eligible retirement plan which agrees to accept the rollover. The rollover may be a direct rollover or a rollover you do yourself within 60 days after you receive the distribution. To the extent rolled over, it remains tax-deferred.

You may roll over a distribution of pre-tax funds from a TSA to any of the following: a qualified plan, a governmental employer EDC plan, a traditional IRA or a TSA. A spousal beneficiary may also roll over death benefits to any of these.


                                                             Tax information  43

The recipient plan must agree to take the distribution. If you are rolling over from a TSA to a governmental employer EDC plan, the recipient governmental employer EDC plan must agree to separately account for the rolled-over funds.

The taxable portion of most distributions will be eligible for rollover. However, federal income tax rules exclude certain distributions from rollover treatment including (1) periodic payments for life or for a period of 10 years or more, (2) hardship withdrawals and (3) any required minimum distributions under federal income tax rules.

Any after-tax contributions you have made to a TSA only may be directly rolled over to another qualified plan or TSA which agrees to do required separate accounting. This can only be done in a direct rollover, not a rollover you do yourself. You may roll over any after-tax contributions you have made to a TSA to a traditional IRA (either in a direct rollover or a rollover you do yourself). When the recipient plan is a traditional IRA, you are responsible for recordkeeping and calculating the taxable amount of any distributions you take from that traditional IRA. After-tax contributions from a TSA which are rolled into a traditional IRA cannot be rolled back into a qualified plan or TSA. After-tax contributions may not be rolled into a governmental employer EDC plan.

Amounts attributable to "designated" Roth contributions under a 403(b) arrangement or a 401(k) plan may be rolled over to another designated Roth contribution separate account under a 403(b) arrangement or a 401(k) plan or to a Roth IRA.

Before you decide to roll over your payment to another employer plan, you should check with the administrator of that plan about whether the plan accepts rollovers and, if so, the types of distributions it accepts. You should also check with the administrator of the receiving plan about any documents required to be completed before it will accept a rollover. You should discuss with your tax adviser the rules which may apply to the rolled over funds. For example, distributions from a governmental employer EDC plan are generally not subject to the additional 10-percent federal income tax penalty for pre-age 59-1/2 distributions, which applies to other types of retirement plans. If you roll over funds from an eligible retirement plan which is not a governmental employer EDC plan (qualified plan, TSA or traditional IRA) into a governmental employer EDC plan, and you later take a distribution from the recipient government employer EDC plan, those amounts generally remain subject to the penalty.

You should check if the recipient plan separately accounts for funds rolled over from another eligible retirement plan, as the IRS has ruled that an exception is available in certain situations to withdrawal restrictions that would otherwise apply to the rollover contribution funds in the recipient plan.


Direct transfers of TSA funds from one TSA to another under Revenue Ruling 90-24 are not distributions.

If there is a mandatory distribution provision in your employer's plan for certain small amounts and you do not designate an eligible retirement plan to receive such a mandatory distribution, Treasury Regulations require a traditional IRA to be established on your behalf.

DISTRIBUTION REQUIREMENTS

Qualified plans and TSAs are subject to required minimum distribution rules. See "Required minimum distributions" later in this prospectus.


SPOUSAL CONSENT RULES

If ERISA rules apply to your TSA you will need to get spousal consent for loans, withdrawals or other distributions if you are married when you request a withdrawal type transaction under the TSA contract. In addition, unless you elect otherwise with the written consent of your spouse, the retirement benefits payable under the plan must be paid in the form of a qualified joint and survivor annuity. A qualified joint and survivor annuity is payable for the life of the participant with a survivor annuity for the life of the spouse in an amount not less than one-half of the amount payable to the participant during his or her lifetime. In addition, if you are married, the beneficiary must be your spouse, unless your spouse consents in writing to the designation of another beneficiary.

If you are married and you die before annuity payments have begun, payments will be made to your surviving spouse in the form of a life annuity unless at the time of your death a contrary election was in effect. However, your surviving spouse may elect, before payments begin, to receive payments in any form permitted under the terms of the employer's plan and the contract.


EARLY DISTRIBUTION PENALTY TAX

A penalty tax of 10% of the taxable portion of a distribution applies to distributions from a qualified plan or TSA before you reach age 59-1/2. This is in addition to any income tax. There are exceptions to the extra penalty tax. Some of the available exceptions to the pre-age 59-1/2 penalty tax include distributions made:

o on or after your death; or

o because you are disabled (special federal income tax definition); or

o to pay for certain extraordinary medical expenses (special federal income tax definition); or

o in any form of payout after you have separated from service (only if the separation occurs during or after the calendar year you reach age 55); or

o in a payout in the form of substantially equal periodic payments made at least annually over your life (or your life expectancy), or over the joint lives of you and your beneficiary (or your joint life expectancies) using an IRS-approved distribution method (only after you have separated from service at any age).


PUBLIC EMPLOYEE DEFERRED COMPENSATION PLANS (EDC PLANS)

SPECIAL EMPLOYER AND OWNERSHIP RULES. Employers eligible to maintain EDC plans under Section 457(b) of the Code include governmental entities such as states, municipalities and state agencies (governmental employer).

An employer can fund its EDC plan in whole or in part with annuity contracts purchased for participating employees and their beneficia-


44  Tax information
ries. These employees do not have to include in income the employer's contributions to purchase the EDC contracts or any earnings until they actually receive funds from a governmental employer EDC plan. In an EDC plan maintained by a governmental employer, the plan's assets must be held in trust for the exclusive benefit of employees. An annuity contract can be a trust equivalent if the contract includes the trust rules. Regardless of contract ownership, the EDC plan may permit the employee to choose among various investment options.

CONTRIBUTION LIMITS. The maximum contribution for 2006 is the lesser of $15,000 or 100% of includible compensation.

Special rules may permit "catch-up" contributions during the three years preceding normal retirement age under the EDC plan. If the plan provides for catch-up contributions for any of the 3 years of service preceding the plan retirement age, the maximum contribution for an individual eligible to make such catch-up contributions is twice the otherwise applicable dollar limit, or $30,000 for 2006.

If the plan permits, an individual at least age 50 at any time during 2006 may be able to make up to $5,000 additional salary reduction contributions. An individual must coordinate this "age 50" catch-up with the other "last 3 years of service" catch up.

ROLLOVER CONTRIBUTIONS. Eligible rollover distributions of pre-tax funds from 403(b) plans (TSAs), 401(a) qualified plans, other governmental employer EDC plans and traditional IRAs may be rolled over into other such plans. The recipient plan must agree to take the distribution. If the source of the eligible rollover distribution is not a governmental employer EDC plan and the recipient plan is a governmental employer EDC plan, the recipient governmental employer EDC plan must agree to separately account for the rolled-over funds.

Before you decide to roll over your payment to another employer plan, you should check with the administrator of that plan about whether the plan accepts rollovers and, if so, the types of distributions it accepts. You should also check with the administrator of the receiving plan about any documents required to be completed before it will accept a rollover.

You should discuss with your tax adviser whether you should consider rolling over funds from one type of tax qualified retirement plan to another, because the funds will generally be subject to the rules of the recipient plan. For example, funds in a governmental employer EDC plan are not subject to the additional 10% federal income tax penalty for premature distributions, but they may become subject to this penalty if you roll the funds to a different type of eligible retirement plan and subsequently take a premature distribution.

WITHDRAWAL LIMITS. In general, no amounts may be withdrawn from an EDC plan prior to the calendar year in which the employee attains age 70-1/2, severs from employment with the employer or is faced with an unforeseeable emergency.
Income or gains on contributions under an EDC plan are subject to federal income tax when amounts are distributed to the employee or beneficiary. Small amounts (up to $5000) may be taken out by the plan participant or forced out by the plan under certain circumstances, even though the plan participant may still be working and amounts would not otherwise be made available. Such a mandatory forced-out distribution is an eligible rollover distribution.
Treasury Regulations require a direct rollover to a traditional IRA established for a plan participant who does not affirmatively designate an eligible retirement plan to receive such a mandatory distribution. For funds rolled over from another eligible retirement plan, the IRS has ruled that an exception is available in certain situations to withdrawal restrictions that would otherwise apply to the rollover contribution funds in the recipient plan, because the funds are separately accounted for.

DISTRIBUTION REQUIREMENTS. EDC plans are subject to minimum distribution rules similar to those that apply to TSAs. See "Required minimum distributions" later in this prospectus. That is, distributions from EDC plans generally must start no later than April 1st of the calendar year following the calendar year in which the employee attains age 70-1/2 or retires from service with the employer maintaining the EDC plan, whichever is later. Failure to make required distributions may cause the disqualification of the EDC plan. Disqualification may result in current taxation of EDC plan benefits. In addition, a 50% penalty tax is imposed on the difference between the required distribution amount and the amount actually distributed, if any. It is the plan administrator's responsibility to see that minimum distributions from an EDC plan are made.

If the EDC plan provides, a deceased employee's beneficiary may be able to elect to receive death benefits in installments instead of a lump sum, and the payments will be taxed as they are received.

TAX TREATMENT OF DISTRIBUTIONS. The taxation of distributions from a governmental employer EDC plan is generally the same as the tax treatment of distributions from qualified plans and TSAs discussed earlier in this prospectus. That is, amounts are generally not subject to tax until actually distributed and amounts may be subject to 20% federal income tax withholding. See "Federal and State income tax withholding and information reporting" later in this prospectus. However, distributions from a governmental employer EDC plan are generally not subject to the additional 10-percent federal income tax penalty for pre-age 59-1/2 distributions.

TAX-DEFERRED ROLLOVERS. A participant in a governmental employer EDC plan may be able to roll over an eligible rollover distribution from the plan to a traditional IRA, qualified plan or TSA, as well as to another governmental employer EDC plan. The recipient plan must agree to take the distribution.

If you roll over funds from a governmental employer EDC plan into a different type of eligible retirement plan (qualified plan, TSA, or traditional IRA), any subsequent distributions may be subject to the 10% federal income tax penalty noted above. Before you decide to roll over your payment to another employer plan, you should check with the administrator of that plan about whether the plan accepts rollovers and, if so, the types of distributions it accepts. You should also check with the administrator of the receiving plan about any documents required to be completed before it will accept a rollover.

LOANS. Same as for TSAs. (See "Loans from TSAs" under "Distributions from TSAs" earlier in this prospectus.)


BACKGROUND ON REGULATIONS--REQUIRED MINIMUM DISTRIBUTIONS

If you are a participant in a 403(b) plan or a governmental employer EDC plan, the required minimum distribution rules force you to start


                                                             Tax information  45
calculating and taking annual distributions from these tax-favored retirement plans and arrangements by a specified date. The beginning date depends on the type of plan or arrangement, and your age and retirement status. The distribution requirements are designed to use up your interest in the plan over your life expectancy. Whether the correct amount has been distributed is calculated on a year-by-year basis; there are no provisions to allow amounts taken in excess of the required amount to be carried back to other years.

Distributions must be made according to rules in the Code and Treasury Regulations and the terms of the plan. Beginning in 2006, certain provisions of the Treasury Regulations require that the actuarial present value of additional annuity contract benefits must be added to the dollar amount credited for purposes of calculating certain types of required minimum distributions from annuity contracts funding tax qualified retirement plans, including 403(b) TSAs and 457 plans. For this purpose additional annuity contract benefits may include, but are not limited to, enhanced death benefits. If you take annual withdrawals instead of receiving annuity payments, this could increase the amount required to be distributed from these contracts.


LIFETIME REQUIRED MINIMUM DISTRIBUTIONS -- WHEN YOU HAVE TO TAKE THE FIRST REQUIRED MINIMUM DISTRIBUTION

Generally, TSA and EDC plan participants must take the first required minimum distribution for the calendar year in which the participant turns age 70-1/2. However, TSA and EDC plan participants may be able to delay the start of required minimum distributions for all or part of the account balance until after age 70-1/2, as follows:

o For TSA and EDC plan participants who have not retired from service with the employer who provided the funds for this TSA or EDC contract by the calendar year the participant turns age 70-1/2, the required beginning date for minimum distributions is extended to April 1st following the calendar year of retirement.

o TSA plan participants may also delay the start of required minimum distributions to age 75 of the portion of their account value attributable to their December 31, 1986 TSA account balance, even if retired at age 70-1/2.

The first required minimum distribution is for the calendar year in which you turn age 70-1/2, or the year you retire, if you are eligible for the delayed start rule. You have the choice to take this first required minimum distribution during the calendar year you turn 70-1/2 or retire or to delay taking it until the first three-month period in the next calendar year (January 1 - April 1). Distributions must start no later than your "Required Beginning Date," which is April 1st of the calendar year after the calendar year in which you turn age 70-1/2 or retire if you are eligible for the delayed start rule. If you choose to delay taking the first annual minimum distribution, then you will have to take two minimum distributions in that year -- the delayed one for the first year and the one actually for that year. Once minimum distributions begin, they must be made at some time each year.


HOW YOU CALCULATE REQUIRED MINIMUM DISTRIBUTIONS

There are two approaches to taking required minimum distributions -- "account-based" or "annuity-based."

ACCOUNT-BASED METHOD. If you choose an "account-based" method, you divide the value of your TSA or EDC as of December 31st of the past calendar year by a number corresponding to your age from an IRS table to give you the required minimum distribution amount for that particular plan or arrangement for that year. If your spouse is your sole beneficiary and more than 10 years younger than you, the dividing number you use may be from another IRS table and may produce a smaller lifetime required minimum distribution amount. Regardless of the table used, the required minimum distribution amount will vary each year as the account value, the actuarial present value of additional annuity contract benefits, if applicable, and the divisor change. If you initially choose an account-based method, you may be able to later apply your funds to a life annuity-based payout with any certain period not exceeding remaining life expectancy, determined in accordance with IRS tables.

ANNUITY-BASED METHOD. If you choose an annuity-based method you do not have to do annual calculations. You apply the account value to an annuity payout for your life or the joint lives of you and a designated beneficiary, or for a period certain not extending beyond applicable life expectancies, determined in accordance with IRS tables.

DO YOU HAVE TO PICK THE SAME METHOD TO CALCULATE YOUR REQUIRED MINIMUM DISTRIBUTIONS FOR ALL OF YOUR RETIREMENT PLANS?

No, if you want, you can choose a different method for each of your retirement plans. For example, you can choose an annuity payout from your TSA certificate different annuity payout from a qualified plan, and an account-based annual withdrawal from another IRA.


WILL WE PAY YOU THE ANNUAL AMOUNT EVERY YEAR FROM YOUR CERTIFICATE BASED ON THE METHOD YOU CHOOSE?

We will only pay you automatically if you affirmatively select an annuity payout option or an account-based withdrawal option such as our minimum distribution withdrawal option. Otherwise, you will be responsible each year for asking us to pay the required minimum distribution withdrawal to you.

The IRS will let you calculate the required minimum distribution for each TSA that you maintain, using the method that you picked for that particular 403(b) arrangement. You can add these required minimum distribution amount calculations together. As long as the total amount you take out every year satisfies your overall TSA required minimum distribution amount, you may choose to take your annual required minimum distribution from any one or more TSA contracts or custodial accounts that you own.


WHAT IF YOU TAKE MORE THAN YOU NEED TO FOR ANY YEAR?

The required minimum distribution amount for each of your plans and arrangements is calculated on a year-by-year basis. There are no carry-back or carry-forward provisions. Also, you cannot apply required minimum distribution amounts you take from your qualified plans or TSAs to the amounts you have to take from your traditional IRAs and vice-versa.


WHAT IF YOU TAKE LESS THAN YOU NEED TO FOR ANY YEAR?

Your plan or arrangement could be disqualified, and you could have to pay tax on the entire value. Even if your plan or arrangement is not


46  Tax information
disqualified, you could have to pay a 50% penalty tax on the shortfall (required amount less amount actually taken). It is your responsibility to meet the required minimum distribution rules. We will remind you when our records show that you are within the age-group which must take lifetime required minimum distributions. If this is a TSA and you do not select a method with us, we will assume you are taking your required minimum distribution from another TSA contract or custodial account that you own. Note that in the case of an EDC plan the distribution must be taken annually from the EDC contract.

WHAT ARE THE REQUIRED MINIMUM DISTRIBUTION PAYMENTS AFTER YOU DIE? These could vary, depending on whether you die before or after your Required Beginning Date for lifetime required minimum distribution payments, and the status of your beneficiary. The following assumes you have not yet elected an annuity-based payout at the time of your death. If you elect an annuity-based payout, payments (if any) after your death must be made at least as rapidly as when you were alive.

INDIVIDUAL BENEFICIARY. Regardless of whether your death occurs before or after your Required Beginning Date, an individual death beneficiary calculates annual post-death required minimum distribution payments based on the beneficiary's life expectancy using the "term certain method." That is, he or she determines his or her life expectancy using the IRS-provided life expectancy tables as of the calendar year after the owner's or the participant's death and reduces that number by one each subsequent year.

If you die before your Required Beginning Date, the rules permit any individual beneficiary, including a spousal beneficiary, to elect instead to apply the "5-year rule." Under this rule, instead of annual payments having to be made beginning with the first in the year following the owner's death, the entire account must be distributed by the end of the calendar year which contains the fifth anniversary of the owner's death. No distribution is required for a year before that fifth year.

SPOUSAL BENEFICIARY. If you die after your Required Beginning Date, and your death beneficiary is your surviving spouse, your spouse has a number of choices. Post-death distributions may be made over your spouse's single life expectancy. Any amounts distributed after that surviving spouse's death are made over the spouse's life expectancy calculated in the year of his/her death, reduced by one for each subsequent year.

If you die before your Required Beginning Date, and the death beneficiary is your surviving spouse, the rules permit the spouse to delay starting payments over his/her life expectancy until the year in which you would have attained age 70-1/2. Rollovers to another eligible retirement plan, including a Traditional IRA, may be available to a surviving spouse death beneficiary.

NON-INDIVIDUAL BENEFICIARY. If you die after your Required Beginning Date, and your death beneficiary is a non-individual such as the estate, the rules permit the beneficiary to calculate the post-death required minimum distribution amounts based on the owner's life expectancy in the year of death. However, note that we need an individual participant to keep an annuity contract in force. If the beneficiary is not an individual, we must distribute amounts remaining in the annuity contract after the death of the participant.

If you die before your Required Beginning Date for lifetime required minimum distribution payments and the death beneficiary is a non-individual such as the estate, the rules continue to apply the 5-year rule discussed above under "Individual beneficiary." Please note that we need an individual participant to keep an annuity contract in force. If the beneficiary is not an individual, we must distribute amounts remaining in the annuity contract after the death of the participant.


ERISA MATTERS

ERISA rules are designed to save and protect qualified retirement plan assets to be paid to plan participants when they retire.

Some TSAs may be subject to Title I of ERISA, generally dependent on the level of employer involvement, for example, if the employer makes matching contributions.

In addition, certain loan rules apply only to loans under ERISA plans:

o For contracts which are subject to ERISA, the trustee or sponsoring employer is responsible for ensuring that any loan meets applicable DOL requirements. It is the responsibility of the plan administrator, the trustee of the qualified plan and/or the employer, and not AXA Equitable, to properly administer any loan made to plan participants.

o With respect to specific loans made by the plan to a plan participant, the plan administrator determines the interest rate, the maximum term consistent with EQUI-VEST(R) Strategies processing and all other terms and conditions of the loan.

o Only 50% of the participant's vested account balance may serve as security for a loan. To the extent that a participant borrows an amount which should be secured by more than 50% of the participant's vested account balance, it is the responsibility of the trustee or plan administrator to obtain the additional security.

o Each new or renewed loan must bear a reasonable rate of interest commensurate with the interest rates charged by persons in the business of lending money for loans that would be made under similar circumstances.

o Loans must be available to all plan participants, former participants (or death beneficiaries of participants) who still have account balances under the plan, and alternate payees on a reasonably equivalent basis.

o Plans subject to ERISA provide that the participant's spouse must consent in writing to the loan.


CERTAIN RULES APPLICABLE TO PLANS DESIGNED TO COMPLY WITH SECTION 404(C) OF
ERISA

Section 404(c) of ERISA, and the related DOL regulation, provide that if a plan participant or beneficiary exercises control over the assets in his or her plan account, plan fiduciaries will not be liable for any loss that is the direct and necessary result of the plan participant's or ben-


                                                             Tax information  47
eficiary's exercise of control. As a result, if the plan complies with Section 404(c) and the DOL regulation thereunder, the plan participant can make and is responsible for the results of his or her own investment decisions.

Section 404(c) plans must provide, among other things, that a broad range of investment choices are available to plan participants and beneficiaries and must provide such plan participants and beneficiaries with enough information to make informed investment decisions. Compliance with the Section 404(c) regulation is completely voluntary by the plan sponsor and the plan sponsor may choose not to comply with Section 404(c).

The EQUI-VEST(R) Strategies TSA contracts provide the broad range of investment choices and information needed in order to meet the requirements of the Section 404(c) regulation. If the plan is intended to be a Section 404(c) plan, it is, however, the plan sponsor's responsibility to see that the requirements of the DOL regulation are met. AXA Equitable and its financial professionals shall not be responsible if a plan fails to meet the requirements of Section 404(c).

FEDERAL AND STATE INCOME TAX WITHHOLDING AND INFORMATION REPORTING

We must withhold federal income tax from distributions from annuity contracts. You may be able to elect out of this income tax withholding in some cases. Generally, we do not have to withhold if your distributions are not taxable. The rate of withholding will depend on the type of distribution and, in certain cases, the amount of your distribution. Any income tax withheld is a credit against your income tax liability. If you do not have sufficient income tax withheld or do not make sufficient estimated income tax payments, you may incur penalties under the estimated income tax rules.

You must file your request not to withhold in writing before the payment or distribution is made. Our processing office will provide forms for this purpose. You cannot elect out of withholding unless you provide us with your correct Taxpayer Identification Number and a United States residence address. You cannot elect out of withholding if we are sending the payment out of the United States.

We might have to withhold and/or report on amounts we pay under a free look or cancellation.

Special withholding rules apply to foreign recipients and United States citizens residing outside the United States. We do not discuss these rules here in detail. However, we may require additional documentation in the case of payments made to non-United States persons and United States persons living abroad prior to processing any requested transaction.

Certain states have indicated that state income tax withholding will also apply to payments from the contracts made to residents. In some states, you may elect out of state withholding, even if federal withholding applies. Generally, an election out of federal withholding will also be considered an election out of state withholding. If you need more information concerning a particular state or any required forms, call our processing office at the toll-free number.

FEDERAL INCOME TAX WITHHOLDING ON PERIODIC ANNUITY PAYMENTS

We withhold differently on "periodic" and "non-periodic" payments. For a periodic annuity payment, for example, unless you specify a different number of withholding exemptions, we withhold assuming that you are married and claiming three withholding exemptions. If you do not give us your correct Taxpayer Identification Number, we withhold as if you are single with no exemptions.

Based on the assumption that you are married and claiming three withholding
exemptions, if you receive less than $       in periodic annuity payments in
2006 your payments will generally be exempt from federal income tax withholding. You could specify a different choice of withholding exemption or request that tax be withheld. Your withholding election remains effective unless and until you revoke it. You may revoke or change your withholding election at any time.

FEDERAL INCOME TAX WITHHOLDING ON NON-PERIODIC ANNUITY PAYMENTS (WITHDRAWALS)

For a non-periodic distribution (total surrender or partial withdrawal), and any distribution from a TSA or governmental employer EDC plan which is not an eligible rollover distribution we generally withhold at a flat 10% rate.

You cannot elect out of withholding if the payment is an "eligible rollover distribution" from a TSA or governmental employer EDC plan. If a non-periodic distribution from a TSA or governmental employer EDC plan is not an "eligible rollover distribution" then the 10% withholding rate applies.

MANDATORY WITHHOLDING FROM TSA, GOVERNMENTAL EMPLOYER EDC AND QUALIFIED PLAN DISTRIBUTIONS

Unless you have the distribution go directly to the new plan, eligible rollover distributions from governmental employer EDC plans and TSAs are subject to mandatory 20% withholding. The plan administrator is responsible for withholding from governmental employer EDC plan distributions. An eligible rollover distribution from one of these eligible retirement plans can be rolled over to another one of these eligible retirement plans or a traditional IRA. All distributions from a TSA, governmental employer EDC plan or qualified plan are eligible rollover distributions unless they are on the following list of exceptions:

o any distributions which are "required minimum distributions" after age 70-1/2 or retirement; or

o  hardship withdrawals; or

o substantially equal periodic payments made at least annually for your life (or life expectancy) or the joint lives (or joint life expectancy) of you and your designated beneficiary; or

o substantially equal periodic payments made for a specified period of 10 years or more; or

o  corrective distributions which fit specified technical tax rules; or

o  loans that are treated as distributions; or

o  a death benefit payment to a beneficiary who is not your surviving spouse; or


48  Tax information

o a qualified domestic relations order distribution to a beneficiary who is not your current spouse or former spouse.

A death benefit payment to your surviving spouse, or a qualified domestic relations order distribution to your current or former spouse, may be a distribution subject to mandatory 20% withholding.


IMPACT OF TAXES TO AXA EQUITABLE

The contracts provide that we may charge Separate Account A for taxes. We do not now, but may in the future set up reserves for such taxes.


                                                             Tax information  49

8. More information

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ABOUT OUR SEPARATE ACCOUNT A

Each variable investment option is a subaccount of our Separate Account A. We established Separate Account A in 1968 under special provisions of the New York Insurance Law. These provisions prevent creditors from any other business we conduct from reaching the assets we hold in our variable investment options for owners of our variable annuity contracts. We are the legal owner of all of the assets in Separate Account A and may withdraw any amounts that exceed our reserves and other liabilities with respect to variable investment options under our contracts. The results of Separate Account A's operations are accounted for without regard to AXA Equitable's other operations. The amount of some of our obligations under the contracts and certificates is based on the assets in Separate Account A. However, the obligations themselves are obligations of AXA Equitable.

Separate Account A is registered as a "unit investment trust" under the Investment Company Act of 1940. Although the Separate Account is registered, the SEC does not monitor the activity of Separate Account A on a daily basis. AXA Equitable is not required to register, and is not registered, as an investment company under the Investment Company Act of 1940.

Each subaccount (variable investment option) within Separate Account A invests solely in Class IA/A or Class IB/B shares issued by the corresponding portfolio of its Trust.

We reserve the right subject to compliance with laws that apply:

(1) to add variable investment options to, or to remove variable investment options from, Separate Account A, or to add other separate accounts;

(2)  to combine any two or more variable investment options;

(3) to transfer the assets we determine to be the shares of the class of contracts to which the contracts belong from any variable investment option to another variable investment option;

(4) to operate Separate Account A or any variable investment option as a management investment company under the Investment Company Act of 1940 (in which case, charges and expenses that otherwise would be assessed against an underlying mutual fund would be assessed against Separate Account A or a variable investment option directly);

(5)  to deregister Separate Account A under the Investment Company Act of 1940;

(6)  to restrict or eliminate any voting rights as to Separate Account A;

(7) to cause one or more variable investment options to invest some or all of their assets in one or more other trusts or investment companies; and

(8) to unilaterally change the contract and your certificate in order to comply with any applicable laws and regulations, including but not limited to changes in the Internal Revenue Code, in Treasury regulations or in published rulings of the Internal Revenue Service, ERISA and in Department of Labor regulations.

Any change in the contract and your certificate must be in writing and made by our authorized officer. We will provide notice of any contract and certificate changes.

ABOUT THE TRUSTS

The Trusts are registered under the Investment Company Act of 1940. They are classified as "open-end management investment companies," more commonly called mutual funds. Each Trust issues different shares relating to each portfolio.

The Trusts do not impose sales charges or "loads" for buying and selling their shares. All dividends and other distributions on the Trusts' shares are reinvested in full. The Board of Trustees or Board of Directors, as applicable, of each Trust may establish additional portfolios or eliminate existing portfolios at any time. More detailed information about each Trust, its portfolio investment objectives, policies, restrictions, risks, expenses, its Rule 12b-1 plan relating to its Class IB/B shares, and other aspects of its operations, appears in the prospectuses for each Trust, which generally accompany this prospectus, or in their respective SAIs, which are available upon request.

ABOUT OUR FIXED MATURITY OPTIONS

RATES TO MATURITY AND PRICE PER $100 OF MATURITY VALUE
We can determine the amount required to be allocated to one or more fixed maturity options in order to produce specified maturity values. For example, we can tell you how much you need to allocate per $100 of maturity value.

The rates to maturity are determined weekly. The rates in the table are illustrative only and will most likely differ from the rates applicable at time of purchase. Current rates to maturity can be obtained through TOPS or EQAccess or from your financial professional.

The rates to maturity for new allocations as of February 15, 2006 and the related price per $100 of maturity value were as shown below:

--------------------------------------------------------------------------------
  Fixed Maturity Options
     With June 15th
    Maturity Date of       Rate to Maturity as of       Price Per $100 of
      Maturity Year          February 15, 2006           Maturity Value
--------------------------------------------------------------------------------
         [2005]                    3.00%*                    $ 99.03
          2006                     3.00%*                    $ 96.15
          2007                     3.00%*                    $ 93.35
          2008                     3.00%*                    $ 90.62
          2009                     3.00%*                    $ 87.98
          2010                     3.00%*                    $ 85.42
          2011                     3.20%                     $ 81.92
          2012                     3.40%                     $ 78.25
          2013                     3.55%                     $ 74.77
          2014                     3.65%                     $ 71.56
--------------------------------------------------------------------------------


50  More information
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* Since these rates to maturity were 3%, no amounts could have been allocated to these options.

HOW WE DETERMINE THE MARKET VALUE ADJUSTMENT

We use the following procedure to calculate the market value adjustment (up or down) we make if you withdraw all of your value from a fixed maturity option before its maturity date.

(1) We determine the market adjusted amount on the date of the withdrawal as follows:

     (a) We determine the fixed maturity amount that would be payable on the maturity date, using the rate to maturity for the fixed maturity option.

     (b) We determine the period remaining in your fixed maturity option (based on the withdrawal date) and convert it to fractional years based on a 365-day year. For example, three years and 12 days becomes 3.0329.

     (c) We determine the current rate to maturity that applies on the withdrawal date to new allocations to the same fixed maturity option.

     (d) We determine the present value of the fixed maturity amount payable at the maturity date, using the period determined in (b) and the rate determined in (c).

(2)  We determine the fixed maturity amount as of the current date.

(3) We subtract (2) from the result in (1)(d). The result is the market value adjustment applicable to such fixed maturity option, which may be positive or negative.

--------------------------------------------------------------------------------
Your market adjusted amount is the present value of the maturity value discounted at the rate to maturity in effect for new contributions to that same fixed maturity option on the date of the calculation.
--------------------------------------------------------------------------------

If you withdraw only a portion of the amount in a fixed maturity option, the market value adjustment will be a percentage of the market value adjustment that would have applied if you had withdrawn the entire value in that fixed maturity option. This percentage is equal to the percentage of the value in the fixed maturity option that you are withdrawing. Any withdrawal charges that are deducted from a fixed maturity option will result in a market value adjustment calculated in the same way. See Appendix II later in this Prospectus for an example.

For purposes of calculating the rate to maturity for new allocations to a fixed maturity option (see (1)(c) above), we use the rate we have in effect for new allocations to that fixed maturity option. We use this rate even if new allocations to that option would not be accepted at that time. This rate will not be less than 3%. If we do not have a rate to maturity in effect for a fixed maturity option to which the "current rate to maturity" in (1)(c) above would apply, we will use the rate at the next closest maturity date. If we are no longer offering new fixed maturity options, the "current rate to maturity" will be determined in accordance with our procedures then in effect. We reserve the right to add up to 0.50% to the current rate in (1)(c) above for purposes of calculating the market value adjustment only.

INVESTMENTS UNDER THE FIXED MATURITY OPTIONS

Amounts allocated to the fixed maturity options are held in a "nonunitized" separate account we have established under the New York Insurance Law. This separate account provides an additional measure of assurance that we will make full payment of amounts due under the fixed maturity options. Under New York Insurance Law, the portion of the separate account's assets equal to the reserves and other contract liabilities relating to the contracts are not chargeable with liabilities from any other business we may conduct. We own the assets of the separate account, as well as any favorable investment performance on those assets. You do not participate in the performance of the assets held in this separate account. We may, subject to state law that applies, transfer all assets allocated to the separate account to our general account. We guarantee all benefits relating to your value in the fixed maturity options, regardless of whether assets supporting fixed maturity options are held in a separate account or our general account.

We have no specific formula for establishing the rates to maturity for the fixed maturity options. We expect the rates to be influenced by, but not necessarily correspond to, among other things, the yields that we can expect to realize on the separate account's investments from time to time. Our current plans are to invest in fixed-income obligations, including corporate bonds, mortgage-backed and asset-backed securities and government and agency issues having durations in the aggregate consistent with those of the fixed maturity options.

Although the above generally describes our plans for investing the assets supporting our obligations under the fixed maturity options under the contracts, we are not obligated to invest those assets according to any particular plan except as we may be required to by state insurance laws. We will not determine the rates to maturity we establish by the performance of the nonunitized separate account.

ABOUT THE GENERAL ACCOUNT

Our general account supports all of our policy and contract guarantees, including those that apply to the guaranteed interest option and the fixed maturity options as well as our general obligations.

The general account is subject to regulation and supervision by the Insurance Department of the State of New York and to the insurance laws and regulations of all jurisdictions where we are authorized to do business. The general account is not required to register, and is not registered, as an investment company under the Investment Company Act of 1940. The interests under the contract in the general account are issued by AXA Equitable. With the exception of the market value adjustment interests, any interests in the general account are not required to be registered, and are not registered, under the Securities Act of 1933. The market value adjustment interests under the contracts are issued by AXA Equitable and are registered under the Securities Act of 1933. The contract is a "covered security" under the federal securities laws.

We have been advised that the staff of the SEC has not reviewed the portions of this prospectus that relate to the general account (other than market value adjustment interests). The disclosure with regard to


                                                            More information  51
general accounts, however, may be subject to certain provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.

DATES AND PRICES AT WHICH CERTIFICATE EVENTS OCCUR

We describe below the general rules for when, and at what prices, events under your certificate will occur. Other portions of this prospectus describe circumstances that may cause exceptions. We generally do not repeat those exceptions below.

BUSINESS DAY

Our business day generally is any day on which the New York Stock Exchange is open for trading. A business day does not include any day we choose not to open due to emergency conditions. We may also close early due to emergency conditions. Our business day generally ends at 4:00 p.m., Eastern Time for purposes of determining the date when contributions are applied and any other transaction requests are processed. Contributions will be applied and any other transaction requests will be processed when they are received along with all the required information unless another date applies as indicated below.

o If your contribution, transfer or any other transaction request, containing all the required information, reaches us on a non-business day or after 4:00 p.m., Eastern Time on a business day, we will use the next business day.

o When a charge is to be deducted on a contract date anniversary that is a non-business day, we will deduct the charge on the next business day.

o Quarterly rebalancing will be processed on a calendar year basis. Semiannual or annual rebalancing will be processed on the first business day of the month. Rebalancing will not be done retroactively.

CONTRIBUTIONS, TRANSFERS, WITHDRAWALS AND SURRENDERS

o Contributions allocated to the variable investment options are invested at the unit value next determined after the close of the business day.

o Contributions allocated to a fixed maturity option will receive the rate to maturity in effect for that fixed maturity option on that business day.

o Contributions allocated to the guaranteed interest option will receive the guaranteed interest rate in effect on that business day.

o If a fixed maturity option is scheduled to mature on June 15th and June 15th is a non-business day, that fixed maturity option will mature on the prior business day.

o Transfers to or from variable investment options will be made at the unit value next determined after the close of the business day.

o Transfers to the guaranteed interest option will receive the guaranteed interest rate in effect on that business day.

o Transfers to a fixed maturity option will receive the rate to maturity in effect for that fixed maturity option on that business day.

o Transfers out of a fixed maturity option will be at the market adjusted amount on that business day.

o For the fixed-dollar option, the first monthly transfer will occur on the last business day of the month in which we receive your election form at our processing office.

o For the interest sweep, the first monthly transfer will occur on the last business day of the month following the month that we receive your election form at our processing office.

o Requests for withdrawals or surrenders will occur on the business day that we receive the information that we require.

ABOUT YOUR VOTING RIGHTS

As the owner of the shares of the Trusts we have the right to vote on certain matters involving the portfolios, such as:

o  the election of trustees; or

o  the formal approval of independent auditors selected for each Trust; or

o any other matters described in each prospectus for the Trusts or requiring a hareholders' vote under the Investment Company Act of 1940.

We will give participants the opportunity to instruct us how to vote the number of shares attributable to their certificates if a shareholder vote is taken. If we do not receive instructions in time from all participants, we will vote the shares of a portfolio for which no instructions have been received in the same proportion as we vote shares of that portfolio for which we have received instructions. We will also vote any shares that we are entitled to vote directly because of amounts we have in a portfolio in the same proportions that participants vote.

The Trusts sell their shares to AXA Equitable separate accounts in connection with AXA Equitable's variable annuity and/or life insurance products, and to separate accounts of insurance companies, both affiliated and unaffiliated with AXA Equitable. AXA Premier VIP Trust and EQ Advisors Trust also sell their shares to the trustee of a qualified plan for AXA Equitable. We currently do not foresee any disadvantages to our participants arising out of these arrangements. However, the Board of Trustees or Directors of each Trust intend to monitor events to identify any material irreconcilable conflicts that may arise and to determine what action, if any, should be taken in response. If we believe that a Board's response insufficiently protects our participants, we will see to it that appropriate action is taken to do so.

SEPARATE ACCOUNT A VOTING RIGHTS

If actions relating to Separate Account A require participant approval, participants will be entitled to one vote for each unit they have in the variable investment options. Each participant who has elected a variable annuity payout option may cast the number of votes equal to the dollar amount of reserves we are holding for that annuity in a variable investment option divided by the annuity unit value for that option. We will cast votes attributable to any amounts we have in the variable investment options in the same proportion as votes cast by participants.


52  More information
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CHANGES IN APPLICABLE LAW

The voting rights we describe in this prospectus are created under applicable federal securities laws. To the extent that those laws or the regulations published under those laws eliminate the necessity to submit matters for approval by persons having voting rights in separate accounts of insurance companies, we reserve the right to proceed in accordance with those laws or regulations.

ABOUT LEGAL PROCEEDINGS

AXA Equitable and its affiliates are parties to various legal proceedings. In our view, none of these proceedings would be considered material with respect to a participant's interest in Separate Account A, nor would any of these proceedings be likely to have a material adverse effect upon Separate Account A, our ability to meet our obligations under the certificates, or the distribution of the certificates.

ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of AXA Equitable at December 31, 2005 and 2004, and for the three years ended December 31, 2005 incorporated in this prospectus by reference to the 2005 Annual Report on Form 10-K are incorporated in reliance on the report of PricewaterhouseCoopers LLP independent registered public accounting firm given on the authority of such firm as experts in auditing and accounting. PricewaterhouseCoopers LLP provides independent audit services and certain other non-audit services to AXA Equitable as permitted by the applicable SEC independence rules, and as disclosed in AXA Equitable's Form 10-K. PricewaterhouseCoopers LLP's address is 300 Madison Avenue, New York, New York 10017.

FINANCIAL STATEMENTS

The financial statements of Separate Account A, as well as the consolidated financial statements of AXA Equitable, are in the SAI. The SAI is available free of charge. You may request one by writing our processing office or calling 1-800-628-6673.

TRANSFERS OF OWNERSHIP, COLLATERAL ASSIGNMENTS, LOANS, AND BORROWING

The owner may not assign a contract or certificate for any purpose.

You cannot assign a certificate as security for a loan or other obligation. Loans from account value, however, are permitted unless restricted by the employer.

FUNDING CHANGES

The employer or trustee can change the funding vehicle for the plan.

DISTRIBUTION OF THE CONTRACTS

The contracts are distributed by both AXA Advisors, LLC ("AXA Advisors") and AXA Distributors, LLC ("AXA Distributors") (together, the "Distributors"). The Distributors serve as principal underwriters of Separate Account A. The offering of the contracts is intended to be continuous.

AXA Advisors (the successor to EQ Financial Consultants, Inc.), an affiliate of AXA Equitable, and AXA Distributors, an indirect wholly owned subsidiary of AXA Equitable, are registered with the SEC as broker-dealers and are members of the National Association of Securities Dealers, Inc. ("NASD"). Their principal business address is 1290 Avenue of the Americas, New York, NY 10104. Both broker-dealers also act as distributors for other AXA Equitable annuity products. AXA Distributors is a successor by merger to all of the functions, rights and obligations of Equitable Distributors, Inc. ("EDI"). Like AXA Distributors, EDI was owned by Equitable Holdings, LLC.

The contracts are sold by financial professionals of AXA Advisors and its affiliates and by financial professionals of both affiliated and unaffiliated broker-dealers that have entered into selling agreements with the Distributors ("Selling broker-dealers"). The Distributors are under the common control of AXA Financial, Inc.

AXA Equitable pays sales compensation to both Distributors. In general, broker-dealers receiving sales compensation will pay all or a portion of it to its individual financial representatives (or to its Selling broker-dealers) as commissions related to the sale of contracts.

Sales compensation paid to AXA Advisors will generally not exceed 16.0% of the total contributions made under the contracts. AXA Advisors, in turn, may pay its financial professionals (or Selling broker-dealers) either a portion of the contribution-based compensation or a reduced portion of the contribution-based compensation in combination with ongoing annual compensation ("asset-based compensation") up to 0.70% of the account value of the contract sold, based on the financial professional's choice. Contribution-based compensation, when combined with asset-based compensation, could exceed 16.0% of the total contributions made under the contracts.

Sales compensation paid to AXA Distributors will generally not exceed 12.0% of the total contributions made under the contracts. AXA Distributors passes all sales compensation it receives through to the Selling broker-dealer. The Selling broker-dealer may elect to receive reduced contribution-based compensation in combination with asset-based compensation of up to 0.35% of the account value of all or a portion of the contracts sold through the broker-dealer. Contribution-based compensation, when combined with asset-based compensation, could exceed 12.0% of the total contributions made under the contracts. The sales compensation we pay varies among broker-dealers. AXA Distributors may also receive compensation and reimbursement for its marketing services under the terms of its distribution agreement with AXA Equitable.

The Distributors may also pay certain affiliated and/or unaffiliated broker-dealers and other financial intermediaries additional compensation for certain services and/or in recognition of certain expenses that may be incurred by them or on their behalf (commonly referred to as "marketing allowances"). Services for which such payments are made may include, but are not limited to, the preferred placement of AXA Equitable and/or EQUI-VEST(R) Employer-Sponsored Retirement Programs on a company and/or product list; sales personnel training; due diligence and related costs; marketing and related services; conferences; and/or other support services, including some that may benefit the contract owner. Payments may be based on the amount of


                                                            More information  53
assets or purchase payments attributable to contracts sold through a broker-dealer. We may also make fixed payments to broker-dealers in connection with the initiation of a new relationship or the introduction of a new product. These payments may serve as an incentive for Selling broker-dealers to promote the sale of our products. Additionally, as an incentive for financial professionals of Selling broker-dealers to promote the sale of our products, we may increase the sales compensation paid to the Selling broker-dealer for a period of time (commonly referred to as "compensation enhancements"). These types of payments are made out of the Distributors' assets. Not all Selling broker-dealers receive additional compensation. For more information about any such arrangements, ask your financial professional.

The Distributors will receive 12b-1 fees from certain portfolios for providing certain distribution and/or shareholder support services. The Distributors may also receive payments from the advisers of the portfolios or their affiliates to help defray expenses for sales meetings or seminar sponsorships that may relate to the contracts and/or the advisers' respective portfolios. In connection with portfolios offered through unaffiliated insurance trusts, the Distributors or their affiliates may also receive other payments from the advisers of the portfolios or their affiliates for providing distribution, administrative and/or shareholder support services.

In an effort to promote the sale of our products, AXA Advisors may provide its financial professionals and managerial personnel with a higher percentage of sales commissions and/or compensation for the sale of an affiliated variable product than it would the sale of an unaffiliated product. Such practice is known as providing "differential compensation." Other forms of compensation financial professionals may receive include health and retirement benefits. In addition, managerial personnel may receive expense reimbursements, marketing allowances and commission-based payments known as "overrides." For tax reasons, AXA Advisors financial professionals qualify for health and retirement benefits based solely on their sales of our affiliated products.

These payments and differential compensation (together, the "payments") can vary in amount based on the applicable product and/or entity or individual involved. As with any incentive, such payments may cause the financial professional to show preference in recommending the purchase or sale of our products. However, under applicable rules of the NASD, AXA Advisors may only recommend to you products that they reasonably believe are suitable for you based on facts that you have disclosed as to your other security holdings, financial situation and needs. In making any recommendation, financial professionals may nonetheless face conflicts of interest because of the differences in compensation from one product category to another, and because of differences in compensation between products in the same category.

In addition, AXA Advisors financial professionals who meet specified production levels for the sale of both affiliated and unaffiliated products may qualify, under sales incentive programs, to receive non-cash compensation such as stock options awards and/or stock appreciation rights, expense-paid trips, expense-paid educational seminars and merchandise.

Although AXA Equitable takes all of its costs into account in establishing the level of fees and expenses in our products, any compensation paid will not result in any separate charge to you under your contract. All payments made will be in compliance with all applicable NASD rules and other laws and regulations.


54  More information

9. Incorporation of certain documents by reference

--------------------------------------------------------------------------------

AXA Equitable's annual report on Form 10-K for the year ended December 31, 2005, is considered to be a part of this prospectus because it is incorporated by reference.

After the date of this prospectus and before we terminate the offering of the securities under this prospectus, all documents or reports we file with the SEC under the Securities Exchange Act of 1934 ("Exchange Act") will be considered to become part of this prospectus because they are incorporated by reference.

Any statement contained in a document that is or becomes part of this prospectus, will be considered changed or replaced for purposes of this prospectus if a statement contained in this prospectus changes or is replaced. Any statement that is considered to be a part of this prospectus because of its incorporation, will be considered changed or replaced for the purpose of this prospectus if a statement contained in any other subsequently filed document that is considered to be part of this prospectus changes or replaces that statement. After that, only the statement that is changed or replaced will be considered to be part of this prospectus.

We file our Exchange Act documents and reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, electronically according to EDGAR under CIK No. 0000727920. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

Upon written or oral request, we will provide, free of charge, to each person to whom this prospectus is delivered a copy of any or all of the documents considered to be part of this prospectus because they are incorporated herein. This does not include exhibits not specifically incorporated by reference into the text of such documents. Requests for documents should be directed to AXA Equitable Life Insurance Company, 1290 Avenue of the Americas, New York, New York 10104. Attention: Corporate Secretary (telephone: (212) 554-1234).


                             Incorporation of certain documents by reference  55

Appendix I: Condensed financial information

--------------------------------------------------------------------------------

The following tables show the accumulation unit values and the number of outstanding units for each variable investment option at the last business day of the periods shown. The unit values and number of units outstanding are for contracts offered under Separate Account A with the same daily asset charge of 1.34/1.40%, 1.20%, 0.90%, 0.70% and 0.50%. At the date of this Prospectus, unit values and number of units outstanding for contracts offered under Separate Account A with an asset based charge of 0.25% did not exist. The information presented is shown for the past ten years, or from the first year the particular contracts were offered if less than ten years ago.

THE UNIT VALUES AND NUMBERS OF UNITS OUTSTANDING SHOWN BELOW, AS OF DECEMBER 31, 2005, ARE FOR CONTRACTS OFFERED UNDER SEPARATE ACCOUNT A WITH THE SAME DAILY ASSET CHARGE OF 1.34/1.40%.

------------------------------------------------------------------------------------------------------------------------------------
                                                                For the years ending December 31,
                                                ------------------------------------------------------------------------------------
                                                     1994        1995           1996       1997        1998        1999
------------------------------------------------------------------------------------------------------------------------------------
 AXA Aggressive Allocation
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                            --          --             --          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   --          --             --          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 AXA Conservative Allocation
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                            --          --             --          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   --          --             --          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 AXA Conservative-Plus Allocation
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                            --          --             --          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   --          --             --          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 AXA Moderate Allocation
------------------------------------------------------------------------------------------------------------------------------------
  Unit Value                                      $  26.18    $  30.92       $  34.06    $  38.66    $  45.07    $  52.39
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               32,664      30,212         28,319      26,036      24,361      22,434
------------------------------------------------------------------------------------------------------------------------------------
 AXA Moderate-Plus Allocation
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                            --          --             --          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   --          --             --          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Aggressive Equity
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                      $  52.88    $  68.73       $  82.91    $  90.75    $  89.92    $ 105.59
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               24,787      25,821         27,945      28,030      25,634      20,946
------------------------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Core Bond
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                            --          --             --          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   --          --             --          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Health Care
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                            --          --             --          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   --          --             --          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP High Yield
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                      $  95.88    $ 113.44       $ 137.53    $ 160.74    $ 150.42    $ 143.43
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   99         209            444         831       1,164         998
------------------------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP International Equity
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                            --          --             --          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   --          --             --          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Large Cap Core Equity
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                            --          --             --          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   --          --             --          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Large Cap Growth
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                            --          --             --          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   --          --             --          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Large Cap Value
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                            --          --             --          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   --          --             --          --          --          --
------------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
                                                               For the years ending December 31,
                                                ----------------------------------------------------------------
                                                    2000        2001           2002        2003         2004
----------------------------------------------------------------------------------------------------------------
 AXA Aggressive Allocation
----------------------------------------------------------------------------------------------------------------
  Unit value                                           --          --             --     $ 109.15     $ 120.39
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  --          --             --            8           50
----------------------------------------------------------------------------------------------------------------
 AXA Conservative Allocation
----------------------------------------------------------------------------------------------------------------
  Unit value                                           --          --             --     $ 102.15     $ 106.86
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  --          --             --            6           36
----------------------------------------------------------------------------------------------------------------
 AXA Conservative-Plus Allocation
----------------------------------------------------------------------------------------------------------------
  Unit value                                           --          --             --     $ 104.14     $ 110.71
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  --          --             --            5           44
----------------------------------------------------------------------------------------------------------------
 AXA Moderate Allocation
----------------------------------------------------------------------------------------------------------------
  Unit Value                                     $  51.10    $  49.61       $  42.91     $  50.77     $  55.12
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              20,413      19,822         23,382       21,629       20,412
----------------------------------------------------------------------------------------------------------------
 AXA Moderate-Plus Allocation
----------------------------------------------------------------------------------------------------------------
  Unit value                                           --          --             --     $ 107.96     $ 118.97
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  --          --             --           18          185
----------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Aggressive Equity
----------------------------------------------------------------------------------------------------------------
  Unit value                                     $  90.70    $  67.13       $  47.48     $  64.75     $  72.04
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              18,138      16,058         13,832       12,726       11,587
----------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Core Bond
----------------------------------------------------------------------------------------------------------------
  Unit value                                           --          --       $ 106.73     $ 109.24     $ 111.97
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  --          --            264          311          348
----------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Health Care
----------------------------------------------------------------------------------------------------------------
  Unit value                                           --          --       $  78.98     $  99.85     $ 110.46
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  --          --            101          182          238
----------------------------------------------------------------------------------------------------------------
 AXA Premier VIP High Yield
----------------------------------------------------------------------------------------------------------------
  Unit value                                     $ 129.28    $ 128.74       $ 123.58     $ 149.82     $ 161.02
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 800         770            696          769          761
----------------------------------------------------------------------------------------------------------------
 AXA Premier VIP International Equity
----------------------------------------------------------------------------------------------------------------
  Unit value                                           --          --       $  78.07     $ 103.47     $ 120.36
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  --          --             82          150          268
----------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Large Cap Core Equity
----------------------------------------------------------------------------------------------------------------
  Unit value                                           --          --       $  76.43     $  96.62     $ 104.55
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  --          --             91          122          129
----------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Large Cap Growth
----------------------------------------------------------------------------------------------------------------
  Unit value                                           --          --       $  67.87     $  87.47     $  92.04
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  --          --            138          219          256
----------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Large Cap Value
----------------------------------------------------------------------------------------------------------------
  Unit value                                           --          --       $  79.08     $ 102.28     $ 115.47
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  --          --            127          163          203
----------------------------------------------------------------------------------------------------------------

I-1 Appendix I: Condensed financial information

THE UNIT VALUES AND NUMBERS OF UNITS OUTSTANDING SHOWN BELOW, AS OF DECEMBER 31, 2005, ARE FOR CONTRACTS OFFERED UNDER SEPARATE ACCOUNT A WITH THE SAME DAILY ASSET CHARGE OF 1.34/1.40%.

------------------------------------------------------------------------------------------------------------------------------------
                                                         For the years ending December 31,
                                                    --------------------------------------------------------------------------------
                                                        1994         1995           1996        1997          1998         1999
------------------------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Mid Cap Growth
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                               --           --              --           --           --            --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --           --              --           --           --            --
------------------------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Mid Cap Value
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                               --           --              --           --           --            --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --           --              --           --           --            --
------------------------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Technology
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                               --           --              --           --           --            --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --           --              --           --           --            --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/Alliance Common Stock
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                         $ 124.32     $ 162.42        $ 199.05     $ 253.68     $ 323.75      $ 399.74
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  15,749       16,292          16,933       17,386       17,231        16,705
------------------------------------------------------------------------------------------------------------------------------------
 EQ/Alliance Growth and Income
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                         $  98.86     $ 121.02        $ 143.37     $ 179.30     $ 213.81      $ 250.31
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                     210          498             975        1,800        2,475         3,095
------------------------------------------------------------------------------------------------------------------------------------
 EQ/Alliance Intermediate Government Securities
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                         $  98.19     $ 109.80        $ 112.40     $ 118.98     $ 126.48      $ 124.96
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      32           89             146          202          314           360
------------------------------------------------------------------------------------------------------------------------------------
 EQ/Alliance International
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                               --     $ 104.15        $ 112.83     $ 107.92     $ 117.72      $ 160.04
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --          141             763          968          971           926
------------------------------------------------------------------------------------------------------------------------------------
 EQ/Alliance Large Cap Growth
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                               --           --              --           --           --      $ 116.36
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --           --              --           --           --           887
------------------------------------------------------------------------------------------------------------------------------------
 EQ/Alliance Quality Bond
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                         $  93.87     $ 108.38        $ 112.65     $ 121.30     $ 130.07      $ 125.76
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      53          135             196          283          557           622
------------------------------------------------------------------------------------------------------------------------------------
 EQ/Alliance Small Cap Growth
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                               --           --              --     $ 125.55     $ 118.57      $ 149.64
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --           --              --          488        1,101           976
------------------------------------------------------------------------------------------------------------------------------------
 EQ/Bear Stearns Small Company Growth
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                               --           --              --           --           --            --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --           --              --           --           --            --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/Bernstein Diversified Value
------------------------------------------------------------------------------------------------------------------------------------
  Unit Value                                               --           --              --           --           --            --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --           --              --           --           --            --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/Boston Advisors Equity Income
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                               --           --              --           --           --            --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --           --              --           --           --            --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/Calvert Socially Responsible
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                               --           --              --           --           --      $ 107.58
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --           --              --           --           --             4
------------------------------------------------------------------------------------------------------------------------------------
 EQ/Capital Guardian Growth
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                               --           --              --           --           --            --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --           --              --           --           --            --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/Capital Guardian International
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                               --           --              --           --           --            --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --           --              --           --           --            --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/Capital Guardian Research
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                               --           --              --           --           --      $ 106.78
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --           --              --           --           --             8
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                                    For the years ending December 31,
                                                    -------------------------------------------------------------------
                                                        2000        2001             2002        2003        2004
-----------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Mid Cap Growth
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                               --           --        $  62.00    $  85.78    $  94.55
-----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --           --             211         417         530
-----------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Mid Cap Value
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                               --           --        $  73.70    $ 102.24    $ 116.19
-----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --           --             214         334         425
-----------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Technology
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                               --           --        $  56.63    $  88.08    $  91.24
-----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --           --              53         211         989
-----------------------------------------------------------------------------------------------------------------------
 EQ/Alliance Common Stock
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                         $ 339.28     $ 299.82        $ 197.84    $ 292.96    $ 330.99
-----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  15,685       14,197          11,899      11,092      10,291
-----------------------------------------------------------------------------------------------------------------------
 EQ/Alliance Growth and Income
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                         $ 269.09     $ 262.05        $ 204.07    $ 263.25    $ 292.64
-----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   3,352        3,789           3,455       3,264       3,133
-----------------------------------------------------------------------------------------------------------------------
 EQ/Alliance Intermediate Government Securities
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                         $ 134.60     $ 143.62        $ 154.25    $ 155.83    $ 157.11
-----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                     309          587             915         788         674
-----------------------------------------------------------------------------------------------------------------------
 EQ/Alliance International
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                         $ 121.54     $  92.48        $  82.20    $ 109.83    $ 128.38
-----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   1,028          945           5,013       4,603       4,372
-----------------------------------------------------------------------------------------------------------------------
 EQ/Alliance Large Cap Growth
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                         $  93.70     $  70.28        $  47.74    $  58.02    $  62.04
-----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   2,596        2,788           2,376       2,212       1,966
-----------------------------------------------------------------------------------------------------------------------
 EQ/Alliance Quality Bond
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                         $ 138.33     $ 147.79        $ 157.39    $ 161.18    $ 165.40
-----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                     566          899             950         827         737
-----------------------------------------------------------------------------------------------------------------------
 EQ/Alliance Small Cap Growth
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                         $ 168.29     $ 144.40        $  99.61    $ 138.85    $ 156.54
-----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   1,895        1,988           1,955       1,959       1,885
-----------------------------------------------------------------------------------------------------------------------
 EQ/Bear Stearns Small Company Growth
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                               --           --              --          --    $ 114.58
-----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --           --              --          --           3
-----------------------------------------------------------------------------------------------------------------------
 EQ/Bernstein Diversified Value
-----------------------------------------------------------------------------------------------------------------------
  Unit Value                                               --     $  94.39        $  80.42    $ 102.15    $ 114.33
-----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --        1,544           1,981       2,115       2,287
-----------------------------------------------------------------------------------------------------------------------
 EQ/Boston Advisors Equity Income
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                               --           --              --          --    $ 106.97
-----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --           --              --          --          33
-----------------------------------------------------------------------------------------------------------------------
 EQ/Calvert Socially Responsible
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                         $ 103.06     $  86.73        $  62.93    $  79.44    $  81.19
-----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      15           33              57          89         118
-----------------------------------------------------------------------------------------------------------------------
 EQ/Capital Guardian Growth
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                               --           --        $  53.85    $  65.86    $  68.57
-----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --           --              19          39          47
-----------------------------------------------------------------------------------------------------------------------
 EQ/Capital Guardian International
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                               --           --        $  67.65    $  88.51    $  99.21
-----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --           --              61         175         316
-----------------------------------------------------------------------------------------------------------------------
 EQ/Capital Guardian Research
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                         $ 111.59     $ 107.86        $  80.17    $ 104.00    $ 113.80
-----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      44           95           1,211       1,179       1,112
-----------------------------------------------------------------------------------------------------------------------

                                 Appendix I: Condensed financial information I-2

THE UNIT VALUES AND NUMBERS OF UNITS OUTSTANDING SHOWN BELOW, AS OF DECEMBER 31, 2005, ARE FOR CONTRACTS OFFERED UNDER SEPARATE ACCOUNT A WITH THE SAME DAILY ASSET CHARGE OF 1.34/1.40%.

------------------------------------------------------------------------------------------------------------------------------
                                                                  For the years ending December 31,
                                            ----------------------------------------------------------------------------------
                                                1994         1995                1996         1997         1998         1999
------------------------------------------------------------------------------------------------------------------------------
 EQ/Capital Guardian U.S. Equity
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                       --           --                 --           --           --      $ 101.64
------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              --           --                 --           --           --            13
------------------------------------------------------------------------------------------------------------------------------
 EQ/Equity 500 Index
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $ 100.95     $ 135.94           $ 164.12     $ 214.66     $ 271.24      $ 322.15
------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              47          592              1,486        2,686        3,805         4,579
------------------------------------------------------------------------------------------------------------------------------
 EQ/Evergreen Omega
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                       --           --                 --           --           --      $ 106.57
------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              --           --                 --           --           --             5
------------------------------------------------------------------------------------------------------------------------------
 EQ/FI Mid Cap
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                       --           --                 --           --           --            --
------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              --           --                 --           --           --            --
------------------------------------------------------------------------------------------------------------------------------
 EQ/FI Mid Cap Value
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                       --           --                 --     $ 118.06     $ 104.82      $ 105.28
------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              --           --                 --          577          859           721
------------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO Small Company Value
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                       --           --                 --           --           --            --
------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              --           --                 --           --           --            --
------------------------------------------------------------------------------------------------------------------------------
 EQ/Janus Large Cap Growth
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                       --           --                 --           --           --            --
------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              --           --                 --           --           --            --
------------------------------------------------------------------------------------------------------------------------------
 EQ/JPMorgan Core Bond
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                       --           --                 --           --           --            --
------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              --           --                 --           --           --            --
------------------------------------------------------------------------------------------------------------------------------
 EQ/JPMorgan Value Opportunities
------------------------------------------------------------------------------------------------------------------------------
  Unit Value                                       --           --                 --     $ 115.17     $ 128.20      $ 124.26
------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              --           --                 --          250          581           648
------------------------------------------------------------------------------------------------------------------------------
 EQ/Lazard Small Cap Value
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                       --           --                 --           --           --            --
------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              --           --                 --           --           --            --
------------------------------------------------------------------------------------------------------------------------------
 EQ/Marsico Focus
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                       --           --                 --           --           --            --
------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              --           --                 --           --           --            --
------------------------------------------------------------------------------------------------------------------------------
 EQ/Mercury Basic Value Equity
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                       --           --                 --     $ 115.97     $ 127.97      $ 149.82
------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              --           --                 --          145          444           617
------------------------------------------------------------------------------------------------------------------------------
 EQ/Mercury International Value
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                       --           --                 --           --           --            --
------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              --           --                 --           --           --            --
------------------------------------------------------------------------------------------------------------------------------
 EQ/MFS Emerging Growth Companies
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                       --           --                 --     $ 121.34     $ 161.04      $ 275.93
------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              --           --                 --          256        1,090         2,427
------------------------------------------------------------------------------------------------------------------------------
 EQ/MFS Investors Trust
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                       --           --                 --           --           --      $ 104.48
------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              --           --                 --           --           --            18
------------------------------------------------------------------------------------------------------------------------------
 EQ/Money Market
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $  26.08     $  27.22           $  28.28     $  29.41     $  30.55      $  31.63
------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           1,000        1,021              1,013          973        1,261         1,516
------------------------------------------------------------------------------------------------------------------------------
 EQ/Montag & Caldwell Growth
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                       --           --                 --           --           --            --
------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              --           --                 --           --           --            --
------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                                                  For the years ending December 31,
                                                     -----------------------------------------------------------------
                                                        2000         2001           2002         2003         2004
----------------------------------------------------------------------------------------------------------------------
 EQ/Capital Guardian U.S. Equity
----------------------------------------------------------------------------------------------------------------------
  Unit value                                          $ 103.88     $ 100.43       $  75.63     $ 101.77     $ 109.77
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       34           96            375          573          660
----------------------------------------------------------------------------------------------------------------------
 EQ/Equity 500 Index
----------------------------------------------------------------------------------------------------------------------
  Unit value                                          $ 287.40     $ 249.66       $ 191.65     $ 242.29     $ 264.16
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                    4,346        4,083          3,648        3,539        3,393
----------------------------------------------------------------------------------------------------------------------
 EQ/Evergreen Omega
----------------------------------------------------------------------------------------------------------------------
  Unit value                                          $  92.84     $  76.01       $  56.98     $  77.69     $  82.05
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       18           33             55          125          206
----------------------------------------------------------------------------------------------------------------------
 EQ/FI Mid Cap
----------------------------------------------------------------------------------------------------------------------
  Unit value                                          $  99.98     $  85.41       $  68.70     $  97.34     $ 111.43
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       86          420            738        1,109        1,384
----------------------------------------------------------------------------------------------------------------------
 EQ/FI Mid Cap Value
----------------------------------------------------------------------------------------------------------------------
  Unit value                                          $ 109.21     $ 112.05       $  94.29     $ 123.98     $ 144.14
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      628        1,238          1,835        1,967        2,096
----------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO Small Company Value
----------------------------------------------------------------------------------------------------------------------
  Unit value                                                --           --             --           --     $ 113.23
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       --           --             --           --           37
----------------------------------------------------------------------------------------------------------------------
 EQ/Janus Large Cap Growth
----------------------------------------------------------------------------------------------------------------------
  Unit value                                          $  83.95     $  63.80       $  43.86     $  54.47     $  60.27
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      165          464            590          701          750
----------------------------------------------------------------------------------------------------------------------
 EQ/JPMorgan Core Bond
----------------------------------------------------------------------------------------------------------------------
  Unit value                                                --           --       $ 107.03     $ 109.16     $ 112.11
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       --           --            207          316          405
----------------------------------------------------------------------------------------------------------------------
 EQ/JPMorgan Value Opportunities
----------------------------------------------------------------------------------------------------------------------
  Unit Value                                          $ 131.45     $ 120.85       $  96.50     $ 120.74     $ 132.08
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      521          532            484          448          414
----------------------------------------------------------------------------------------------------------------------
 EQ/Lazard Small Cap Value
----------------------------------------------------------------------------------------------------------------------
  Unit value                                                --           --       $ 112.38     $ 152.31     $ 175.98
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       --           --            239          434          617
----------------------------------------------------------------------------------------------------------------------
 EQ/Marsico Focus
----------------------------------------------------------------------------------------------------------------------
  Unit value                                                --     $ 105.89       $  92.40     $ 119.55     $ 130.34
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       --           --            337          779          948
----------------------------------------------------------------------------------------------------------------------
 EQ/Mercury Basic Value Equity
----------------------------------------------------------------------------------------------------------------------
  Unit value                                          $ 165.28     $ 172.07       $ 141.48     $ 183.13     $ 199.77
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      634        1,044          1,282        1,316        1,355
----------------------------------------------------------------------------------------------------------------------
 EQ/Mercury International Value
----------------------------------------------------------------------------------------------------------------------
  Unit value                                                --           --       $  75.52     $  95.40     $ 114.50
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       --           --            928          946        1,010
----------------------------------------------------------------------------------------------------------------------
 EQ/MFS Emerging Growth Companies
----------------------------------------------------------------------------------------------------------------------
  Unit value                                          $ 220.97     $ 143.76       $  93.15     $ 118.84     $ 132.05
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                    3,720        3,422          2,890        2,681        2,410
----------------------------------------------------------------------------------------------------------------------
 EQ/MFS Investors Trust
----------------------------------------------------------------------------------------------------------------------
  Unit value                                          $ 102.37     $  84.85       $  66.13     $  79.62     $  87.51
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       68           87            118          161          140
----------------------------------------------------------------------------------------------------------------------
 EQ/Money Market
----------------------------------------------------------------------------------------------------------------------
  Unit value                                          $  33.15     $  33.96       $  34.00     $  33.81     $  33.69
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                    1,458        1,796          1,816        1,322        1,193
----------------------------------------------------------------------------------------------------------------------
 EQ/Montag & Caldwell Growth
----------------------------------------------------------------------------------------------------------------------
  Unit value                                                --           --             --           --     $ 104.66
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       --           --             --           --            1
----------------------------------------------------------------------------------------------------------------------

I-3 Appendix I: Condensed financial information

THE UNIT VALUES AND NUMBERS OF UNITS OUTSTANDING SHOWN BELOW, AS OF DECEMBER 31, 2005, ARE FOR CONTRACTS OFFERED UNDER SEPARATE ACCOUNT A WITH THE SAME DAILY ASSET CHARGE OF 1.34/1.40%.


----------------------------------------------------------------------------------------------------------------------
                                                                       For the years  ending December 31,
                                                        --------------------------------------------------------------
                                                         1994    1995     1996        1997         1998         1999
----------------------------------------------------------------------------------------------------------------------
 EQ/Small Company Index
----------------------------------------------------------------------------------------------------------------------
  Unit value                                               --      --      --            --          --           --
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --      --      --            --          --           --
----------------------------------------------------------------------------------------------------------------------
 EQ/TCW Equity
----------------------------------------------------------------------------------------------------------------------
  Unit value                                               --      --      --            --          --           --
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --      --      --            --          --           --
----------------------------------------------------------------------------------------------------------------------
 EQ/UBS Growth and Income
----------------------------------------------------------------------------------------------------------------------
  Unit value                                               --      --      --            --          --           --
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --      --      --            --          --           --
----------------------------------------------------------------------------------------------------------------------
 EQ/Van Kampen Emerging Market Equity
----------------------------------------------------------------------------------------------------------------------
  Unit value                                               --      --      --       $ 79.41     $ 57.18     $ 110.43
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --      --      --           109         217          590
----------------------------------------------------------------------------------------------------------------------
 Laudus Rosenberg VIT Value Long/Short Equity
----------------------------------------------------------------------------------------------------------------------
  Unit value                                               --      --      --            --          --           --
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --      --      --            --          --           --
----------------------------------------------------------------------------------------------------------------------
 U.S. Real Estate - Class II
----------------------------------------------------------------------------------------------------------------------
  Unit value                                               --      --      --            --          --           --
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      --      --      --            --          --           --
----------------------------------------------------------------------------------------------------------------------

                                                                        For the years ending December 31,
----------------------------------------------------------------------------------------------------------------------
                                                             2000        2001        2002            2003         2004
                                                         -------------------------------------------------------------
 EQ/Small Company Index
----------------------------------------------------------------------------------------------------------------------
  Unit value                                                    --          --     $ 81.53        $ 117.33     $ 136.22
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                           --          --          72             260          446
----------------------------------------------------------------------------------------------------------------------
 EQ/TCW Equity
----------------------------------------------------------------------------------------------------------------------
  Unit value                                                    --          --          --              --     $ 111.22
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                           --          --          --              --            6
----------------------------------------------------------------------------------------------------------------------
 EQ/UBS Growth and Income
----------------------------------------------------------------------------------------------------------------------
  Unit value                                                    --          --          --              --     $ 109.24
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                           --          --          --              --            1
----------------------------------------------------------------------------------------------------------------------
 EQ/Van Kampen Emerging Market Equity
----------------------------------------------------------------------------------------------------------------------
  Unit value                                               $ 65.32     $ 61.12     $ 56.74        $  87.28     $ 106.51
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                          926         850         895             949        1,084
----------------------------------------------------------------------------------------------------------------------
 Laudus Rosenberg VIT Value Long/Short Equity
----------------------------------------------------------------------------------------------------------------------
  Unit value                                                    --          --          --        $  99.46     $ 101.69
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                           --          --          --               3           12
----------------------------------------------------------------------------------------------------------------------
 U.S. Real Estate - Class II
----------------------------------------------------------------------------------------------------------------------
  Unit value                                                    --          --          --        $ 106.81     $ 143.40
----------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                           --          --          --              18          288
----------------------------------------------------------------------------------------------------------------------

                                 Appendix I: Condensed financial information I-4

THE UNIT VALUES AND NUMBERS OF UNITS OUTSTANDING SHOWN BELOW, AS OF DECEMBER 31, 2005, ARE FOR CONTRACTS OFFERED UNDER SEPARATE ACCOUNT A WITH THE SAME DAILY ASSET CHARGE OF 1.20%.

-----------------------------------------------------------------------------------------------------------------------------
                                                                  For the years ending December 31,
                                         ------------------------------------------------------------------------------------
                                           1998       1999        2000        2001         2002         2003         2004
-----------------------------------------------------------------------------------------------------------------------------
 AXA Aggressive Allocation
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                               --            --          --          --           --     $ 109.19     $ 120.60
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)      --            --          --          --           --            1           12
-----------------------------------------------------------------------------------------------------------------------------
 AXA Conservative Allocation
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                               --            --          --          --           --     $ 102.19     $ 107.05
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)      --            --          --          --           --            2           31
-----------------------------------------------------------------------------------------------------------------------------
 AXA Conservative-Plus Allocation
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                               --            --          --          --           --     $ 104.18     $ 110.91
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)      --            --          --          --           --            3           21
-----------------------------------------------------------------------------------------------------------------------------
 AXA Moderate-Plus Allocation
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                               --            --          --          --           --     $ 108.00     $ 119.18
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)      --            --          --          --           --            2           50
-----------------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Core Bond
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                               --            --          --          --     $ 106.88     $ 109.55     $ 112.44
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)      --            --          --          --           83          100          106
-----------------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Health Care
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                               --            --          --          --     $  79.09     $ 100.13     $ 110.93
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)      --            --          --          --           17           32           49
-----------------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP International Equity
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                               --            --          --          --     $  78.18     $ 103.76     $ 120.87
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)      --            --          --          --           17           31           62
-----------------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Large Cap Core Equity
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                               --            --          --          --     $  76.54     $  96.89     $ 104.99
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)      --            --          --          --           21           31           33
-----------------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Large Cap Growth
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                               --            --          --          --     $  67.96     $  87.71     $  92.44
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)      --            --          --          --           32           53           65
-----------------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Large Cap Value
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                               --            --          --          --     $  79.20     $ 102.57     $ 115.96
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)      --            --          --          --           32           39           51
-----------------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Mid Cap Growth
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                               --            --          --          --     $  62.08     $  86.02     $  94.96
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)      --            --          --          --           43           94          125
-----------------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Mid Cap Value
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                               --            --          --          --     $  73.80     $ 102.53     $ 116.68
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)      --            --          --          --           36           66           91
-----------------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Technology
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                               --            --          --          --     $  56.71     $  88.33     $  91.63
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)      --            --          --          --            9           31          130
-----------------------------------------------------------------------------------------------------------------------------
 EQ/Alliance Large Cap Growth
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                               --      $ 116.42     $ 93.88     $ 70.52     $  47.97     $  58.38     $  62.52
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)      --            36         350         438          383          362          311
-----------------------------------------------------------------------------------------------------------------------------
 EQ/Bear Stearns Small Company Growth
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                               --            --          --          --           --           --     $ 114.62
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)      --            --          --          --           --           --            1
-----------------------------------------------------------------------------------------------------------------------------
 EQ/Bernstein Diversified Value
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                               --            --          --     $ 94.71     $  80.81     $ 102.78     $ 115.20
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)      --            --          --          71          173          235          340
-----------------------------------------------------------------------------------------------------------------------------
 EQ/Boston Advisors Equity Income
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                               --            --          --          --           --           --     $ 107.01
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)      --            --          --          --           --           --            6
-----------------------------------------------------------------------------------------------------------------------------

I-5 Appendix I: Condensed financial information

THE UNIT VALUES AND NUMBERS OF UNITS OUTSTANDING SHOWN BELOW, AS OF DECEMBER 31, 2005, ARE FOR CONTRACTS OFFERED UNDER SEPARATE ACCOUNT A WITH THE SAME DAILY ASSET CHARGE OF 1.20%.

-----------------------------------------------------------------------------------------------------------------------------
                                                                  For the years ending December 31,
                                         ------------------------------------------------------------------------------------
                                            1998         1999         2000        2001        2002        2003         2004
-----------------------------------------------------------------------------------------------------------------------------
 EQ/Calvert Socially Responsible
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                   --     $ 107.64     $ 103.26    $  87.02    $  63.23    $  79.94    $  81.81
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          --           --           --          --           3           4           6
-----------------------------------------------------------------------------------------------------------------------------
 EQ/Capital Guardian Growth
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                   --           --           --          --    $  54.11    $  66.27    $  69.10
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          --           --           --          --           5          11          12
-----------------------------------------------------------------------------------------------------------------------------
 EQ/Capital Guardian International
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                   --           --           --          --    $  67.97    $  89.06    $  99.97
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          --           --           --          --          12          31          75
-----------------------------------------------------------------------------------------------------------------------------
 EQ/Capital Guardian Research
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                   --     $ 106.84     $ 111.80    $ 108.22    $  80.55    $ 104.65    $ 114.66
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          --            1            9          31         130         142         147
-----------------------------------------------------------------------------------------------------------------------------
 EQ/Capital Guardian U.S. Equity
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                   --     $ 101.69     $ 104.08    $ 100.76    $  75.99    $ 102.40    $ 110.61
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          --            1           11          21          63         126         189
-----------------------------------------------------------------------------------------------------------------------------
 EQ/Evergreen Omega
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                   --     $ 106.63     $  93.02    $  76.26    $  57.25    $  78.17    $  82.67
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          --           --            3          10          16          26          53
-----------------------------------------------------------------------------------------------------------------------------
 EQ/FI Mid Cap
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                   --           --     $ 100.02    $  85.57    $  68.93    $  97.80    $ 112.12
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          --           --            9         106         195         301         399
-----------------------------------------------------------------------------------------------------------------------------
 EQ/FI Mid Cap Value
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                             $  82.88     $  83.36     $  86.60    $  88.97    $  74.98    $  98.72    $ 114.94
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          --            1           14         126         261         291         333
-----------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO Small Company Value
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                   --           --           --          --          --          --    $ 113.27
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          --           --           --          --          --          --           7
-----------------------------------------------------------------------------------------------------------------------------
 EQ/Janus Large Cap Growth
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                   --           --     $  83.99    $  63.92    $  44.01    $  54.73    $  60.64
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          --           --           12         119         162         185         201
-----------------------------------------------------------------------------------------------------------------------------
 EQ/JPMorgan Core Bond
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                   --           --           --          --    $ 107.19    $ 109.48    $ 112.60
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          --           --           --          --          45          72          95
-----------------------------------------------------------------------------------------------------------------------------
 EQ/JPMorgan Value Opportunities
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                             $ 100.60     $  98.04     $ 103.43    $  95.23    $  76.16    $  95.42    $ 104.53
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          --            3           17          32          35          35          38
-----------------------------------------------------------------------------------------------------------------------------
 EQ/Lazard Small Cap Value
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                   --           --           --          --    $ 112.91    $ 153.26    $ 177.32
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          --           --           --          --          27          54         102
-----------------------------------------------------------------------------------------------------------------------------
 EQ/Marsico Focus
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                   --           --           --    $ 105.94    $  92.57    $ 119.93    $ 130.94
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          --           --           --          --          47         133         180
-----------------------------------------------------------------------------------------------------------------------------
 EQ/Mercury Basic Value Equity
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                             $  97.91     $ 115.06     $ 127.11    $ 132.52    $ 109.12    $ 141.44    $ 154.51
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          --            7           41         119         183         219         284
-----------------------------------------------------------------------------------------------------------------------------
 EQ/Mercury International Value
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                   --           --           --          --    $  75.88    $  96.00    $ 115.37
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          --           --           --          --          74          85         120
-----------------------------------------------------------------------------------------------------------------------------
 EQ/MFS Emerging Growth Companies
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                             $ 103.53     $ 177.65     $ 142.46    $  92.82    $  60.23    $  76.94    $  85.62
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          --           36          288         316         265         250         232
-----------------------------------------------------------------------------------------------------------------------------

                                 Appendix I: Condensed financial information I-6

THE UNIT VALUES AND NUMBERS OF UNITS OUTSTANDING SHOWN BELOW, AS OF DECEMBER 31, 2005, ARE FOR CONTRACTS OFFERED UNDER SEPARATE ACCOUNT A WITH THE SAME DAILY ASSET CHARGE OF 1.20%.

-----------------------------------------------------------------------------------------------------------------------------
                                                                   For the years ending December 31,
                                         ------------------------------------------------------------------------------------
                                             1998         1999         2000        2001        2002        2003         2004
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
 EQ/MFS Investors Trust
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                    --     $ 104.53     $ 102.57     $ 85.14     $ 66.44    $  80.11    $  88.18
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           --            2           17          21          26          31          32
-----------------------------------------------------------------------------------------------------------------------------
 EQ/Montag & Caldwell Growth
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                    --           --           --          --          --          --    $ 104.69
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           --           --           --          --          --          --          --
-----------------------------------------------------------------------------------------------------------------------------
 EQ/Small Company Index
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                    --           --           --          --     $ 81.65    $ 117.68    $ 136.81
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           --           --           --          --          18          59         104
-----------------------------------------------------------------------------------------------------------------------------
 EQ/TCW Equity
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                    --           --           --          --          --          --    $ 111.26
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           --           --           --          --          --          --           2
-----------------------------------------------------------------------------------------------------------------------------
 EQ/UBS Growth and Income
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                    --           --           --          --          --          --    $ 109.27
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           --           --           --          --          --          --          --
-----------------------------------------------------------------------------------------------------------------------------
 EQ/Van Kampen Emerging Markets Equity
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                               $ 81.49     $ 157.61     $  93.36     $ 87.48     $ 81.32    $ 125.29    $ 153.09
-----------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           --            5           42          44          54          69          95
-----------------------------------------------------------------------------------------------------------------------------

I-7 Appendix I: Condensed financial information

THE UNIT VALUES AND NUMBERS OF UNITS OUTSTANDING SHOWN BELOW AS OF DECEMBER 31, 2005, ARE FOR CONTRACTS OFFERED UNDER SEPARATE ACCOUNT A WITH THE SAME DAILY ASSET CHARGE OF 0.90%.

--------------------------------------------------------------------------------------------------------------------
                                                              For the years ending December 31,
                                         ---------------------------------------------------------------------------
                                              1999        2000        2001         2002         2003         2004
--------------------------------------------------------------------------------------------------------------------
 AXA Aggressive Allocation
--------------------------------------------------------------------------------------------------------------------
  Unit value                                     --          --          --           --     $ 109.27     $ 121.06
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            --          --          --           --           --           --
--------------------------------------------------------------------------------------------------------------------
 AXA Conservative Allocation
--------------------------------------------------------------------------------------------------------------------
  Unit value                                     --          --          --           --     $ 102.27     $ 107.45
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            --          --          --           --           --           --
--------------------------------------------------------------------------------------------------------------------
 AXA Conservative-Plus Allocation
--------------------------------------------------------------------------------------------------------------------
  Unit value                                     --          --          --           --     $ 104.26     $ 111.33
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            --          --          --           --           --           --
--------------------------------------------------------------------------------------------------------------------
 AXA Moderate-Plus Allocation
--------------------------------------------------------------------------------------------------------------------
  Unit value                                     --          --          --           --     $ 108.08     $ 119.63
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            --          --          --           --           --            1
--------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Core Bond
--------------------------------------------------------------------------------------------------------------------
  Unit value                                     --          --          --     $ 107.20     $ 110.22     $ 113.47
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            --          --          --           --            1            1
--------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Health Care
--------------------------------------------------------------------------------------------------------------------
  Unit value                                     --          --          --     $  79.33     $ 100.74     $ 111.95
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            --          --          --           --           --           --
--------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP International Equity
--------------------------------------------------------------------------------------------------------------------
  Unit value                                     --          --          --     $  78.42     $ 104.39     $ 121.98
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            --          --          --           --            1            1
--------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Large Cap Core Equity
--------------------------------------------------------------------------------------------------------------------
  Unit value                                     --          --          --     $  76.77     $  97.48     $ 105.95
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            --          --          --           --           --           --
--------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Large Cap Growth
--------------------------------------------------------------------------------------------------------------------
  Unit value                                     --          --          --     $  68.17     $  88.25     $  93.28
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            --          --          --           --           --           --
--------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Large Cap Value
--------------------------------------------------------------------------------------------------------------------
  Unit value                                     --          --          --     $  79.44     $ 103.20     $ 117.02
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            --          --          --           --           --           --
--------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Mid Cap Growth
--------------------------------------------------------------------------------------------------------------------
  Unit value                                     --          --          --     $  62.27     $  86.54     $  95.83
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            --          --          --           --            1           --
--------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Mid Cap Value
--------------------------------------------------------------------------------------------------------------------
  Unit value                                     --          --          --     $  74.03     $ 103.15     $ 117.75
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            --          --          --           --            1           --
--------------------------------------------------------------------------------------------------------------------
 AXA Premier VIP Technology
--------------------------------------------------------------------------------------------------------------------
  Unit value                                     --          --          --     $  56.89     $  88.87     $  92.46
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            --          --          --           --            1           --
--------------------------------------------------------------------------------------------------------------------
 EQ/Alliance Large Cap Growth
--------------------------------------------------------------------------------------------------------------------
  Unit value                               $ 116.55     $ 94.27     $ 70.28     $  48.46     $  59.16     $  63.54
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            --          --          --           --            3            1
--------------------------------------------------------------------------------------------------------------------
 EQ/Bear Stearns Small Company Growth
--------------------------------------------------------------------------------------------------------------------
  Unit value                                     --          --          --           --           --     $ 114.70
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            --          --          --           --           --           --
--------------------------------------------------------------------------------------------------------------------
 EQ/Bernstein Diversified Value
--------------------------------------------------------------------------------------------------------------------
  Unit value                                     --          --     $ 95.39     $  81.63     $ 104.15     $ 117.09
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            --          --          --           --            5            1
--------------------------------------------------------------------------------------------------------------------
 EQ/Boston Advisors Equity Income
--------------------------------------------------------------------------------------------------------------------
  Unit value                                     --          --          --           --           --     $ 107.08
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            --          --          --           --           --           --
--------------------------------------------------------------------------------------------------------------------

                                 Appendix I: Condensed financial information I-8

THE UNIT VALUES AND NUMBERS OF UNITS OUTSTANDING SHOWN BELOW AS OF DECEMBER 31, 2005, ARE FOR CONTRACTS OFFERED UNDER SEPARATE ACCOUNT A WITH THE SAME DAILY ASSET CHARGE OF 0.90%.

--------------------------------------------------------------------------------------------------------------------
                                                            For the years ending December 31,
                                        ----------------------------------------------------------------------------
                                             1999         2000        2001        2002        2003        2004
--------------------------------------------------------------------------------------------------------------------
 EQ/Calvert Socially Responsible
--------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 107.76     $ 103.69    $  87.65    $  63.89    $  81.01    $  83.16
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           --           --          --          --           1          --
--------------------------------------------------------------------------------------------------------------------
 EQ/Capital Guardian International
--------------------------------------------------------------------------------------------------------------------
  Unit value                                    --           --          --    $  68.67    $  90.25    $ 101.61
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           --           --          --          --           1          --
--------------------------------------------------------------------------------------------------------------------
 EQ/Capital Guardian Research
--------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 106.96     $ 112.26    $ 109.00    $  81.38    $ 106.04    $ 116.55
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           --           --          --          --           7          --
--------------------------------------------------------------------------------------------------------------------
 EQ/Capital Guardian U.S. Equity
--------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 101.79     $ 104.51    $ 101.25    $  76.77    $ 103.77    $ 112.42
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           --           --          --          --           6          --
--------------------------------------------------------------------------------------------------------------------
 EQ/Evergreen Omega
--------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 106.75     $  93.40    $  76.81    $  57.84    $  79.22    $  84.03
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           --           --          --          --           1          --
--------------------------------------------------------------------------------------------------------------------
 EQ/FI Mid Cap
--------------------------------------------------------------------------------------------------------------------
  Unit value                                    --     $ 100.13    $  85.92    $  69.42    $  98.80    $ 113.60
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           --           --          --          --           4           1
--------------------------------------------------------------------------------------------------------------------
 EQ/FI Mid Cap Value
--------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 103.94     $ 108.31    $ 111.62    $  94.35    $ 124.60    $ 145.52
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           --           --          --          --           3           1
--------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO Small Company Value
--------------------------------------------------------------------------------------------------------------------
  Unit value                                    --           --          --          --          --    $ 113.34
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           --           --          --          --          --          --
--------------------------------------------------------------------------------------------------------------------
 EQ/Janus Large Cap Growth
--------------------------------------------------------------------------------------------------------------------
  Unit value                                    --     $  84.07    $  64.18    $  44.32    $  55.28    $  61.44
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           --           --          --          --           2          --
--------------------------------------------------------------------------------------------------------------------
 EQ/JPMorgan Core Bond
--------------------------------------------------------------------------------------------------------------------
  Unit value                                    --           --          --    $ 107.54    $ 110.17    $ 113.65
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           --           --          --          --           1          --
--------------------------------------------------------------------------------------------------------------------
 EQ/Lazard Small Cap Value
--------------------------------------------------------------------------------------------------------------------
  Unit value                                    --           --          --    $ 114.07    $ 155.30    $ 180.23
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           --           --          --          --           2           1
--------------------------------------------------------------------------------------------------------------------
 EQ/Marsico Focus
--------------------------------------------------------------------------------------------------------------------
  Unit value                                    --           --    $ 105.94    $  92.92    $ 120.75    $ 132.24
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           --           --          --          --           3           1
--------------------------------------------------------------------------------------------------------------------
 EQ/Mercury Basic Value Equity
--------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 113.77     $ 126.07    $ 131.84    $ 108.89    $ 141.57    $ 155.12
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           --           --          --          --           3           1
--------------------------------------------------------------------------------------------------------------------
 EQ/Mercury International Value
--------------------------------------------------------------------------------------------------------------------
  Unit value                                    --           --          --    $  76.66    $  97.27    $ 117.26
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           --           --          --          --           5          --
--------------------------------------------------------------------------------------------------------------------
 EQ/MFS Emerging Growth Companies
--------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 166.37     $ 133.82    $  87.46    $  56.92    $  72.94    $  81.44
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           --           --          --           4           4          --
--------------------------------------------------------------------------------------------------------------------
 EQ/MFS Investors Trust
--------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 104.65     $ 102.99    $  85.75    $  67.12    $  81.18    $  89.62
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           --           --          --          --          --          --
--------------------------------------------------------------------------------------------------------------------
 EQ/Montag & Caldwell Growth
--------------------------------------------------------------------------------------------------------------------
  Unit value                                    --           --          --          --          --    $ 104.76
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           --           --          --          --          --          --
--------------------------------------------------------------------------------------------------------------------

I-9 Appendix I: Condensed financial information

THE UNIT VALUES AND NUMBERS OF UNITS OUTSTANDING SHOWN BELOW AS OF DECEMBER 31, 2005, ARE FOR CONTRACTS OFFERED UNDER SEPARATE ACCOUNT A WITH THE SAME DAILY ASSET CHARGE OF 0.90%.

--------------------------------------------------------------------------------------------------------------------
                                                              For the years ending December 31,
--------------------------------------------------------------------------------------------------------------------
                                              1999         2000         2001        2002         2003         2004
--------------------------------------------------------------------------------------------------------------------
 EQ/Small Company Index
--------------------------------------------------------------------------------------------------------------------
  Unit value                                     --           --           --    $  81.92     $ 118.42     $ 138.09
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --          --            1           --
--------------------------------------------------------------------------------------------------------------------
 EQ/TCW Enterprise Equity
--------------------------------------------------------------------------------------------------------------------
  Unit value                                     --           --           --          --           --     $ 111.33
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --          --           --           --
--------------------------------------------------------------------------------------------------------------------
 EQ/UBS Growth and Income
--------------------------------------------------------------------------------------------------------------------
  Unit value                                     --           --           --          --           --     $ 109.34
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --          --           --           --
--------------------------------------------------------------------------------------------------------------------
 EQ/Van Kampen Emerging Markets Equity
--------------------------------------------------------------------------------------------------------------------
  Unit value                               $ 198.84     $ 118.14     $ 111.05    $ 103.54     $ 160.00     $ 196.11
--------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --          --            1           --
--------------------------------------------------------------------------------------------------------------------

                                Appendix I: Condensed financial information I-10

THE UNIT VALUES AND NUMBERS OF UNITS OUTSTANDING SHOWN BELOW AS OF DECEMBER 31, 2005, ARE FOR CONTRACTS OFFERED UNDER SEPARATE ACCOUNT A WITH THE SAME DAILY ASSET CHARGE OF 0.70%.

-------------------------------------------------------------------------------
                                          For the years ending December 31,
                                        ---------------------------------------
                                               2002         2003         2004
-------------------------------------------------------------------------------
 AXA Aggressive Allocation
-------------------------------------------------------------------------------
  Unit value                                     --     $ 109.32     $ 121.36
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 AXA Conservative Allocation
-------------------------------------------------------------------------------
  Unit value                                     --     $ 102.32     $ 107.72
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 AXA Conservative-Plus Allocation
-------------------------------------------------------------------------------
  Unit value                                     --     $ 104.31     $ 111.61
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 AXA Moderate-Plus Allocation
-------------------------------------------------------------------------------
  Unit value                                     --     $ 108.13     $ 119.93
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 AXA Premier VIP Core Bond
-------------------------------------------------------------------------------
  Unit value                               $ 107.42     $ 110.66     $ 114.16
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 AXA Premier VIP Health Care
-------------------------------------------------------------------------------
  Unit value                               $  79.50     $ 101.15     $ 112.62
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 AXA Premier VIP International Equity
-------------------------------------------------------------------------------
  Unit value                               $  78.58     $ 104.82     $ 122.72
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 AXA Premier VIP Large Cap Core Equity
-------------------------------------------------------------------------------
  Unit value                               $  76.92     $  97.88     $ 106.59
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 AXA Premier VIP Large Cap Growth
-------------------------------------------------------------------------------
  Unit value                               $  68.31     $  88.60     $  93.85
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 AXA Premier VIP Large Cap Value
-------------------------------------------------------------------------------
  Unit value                               $  79.60     $ 103.61     $ 117.73
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 AXA Premier VIP Mid Cap Growth
-------------------------------------------------------------------------------
  Unit value                               $  62.40     $  86.89     $  96.41
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 AXA Premier VIP Mid Cap Value
-------------------------------------------------------------------------------
  Unit value                               $  74.18     $ 103.57     $ 118.46
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 AXA Premier VIP Technology
-------------------------------------------------------------------------------
  Unit value                               $  57.00     $  89.23     $  93.02
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --            8           --
-------------------------------------------------------------------------------
 EQ/Alliance Large Cap Growth
-------------------------------------------------------------------------------
  Unit value                               $  48.79     $  59.68     $  64.24
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 EQ/Bears Stearns Small Company Growth
-------------------------------------------------------------------------------
  Unit value                                     --           --     $ 114.75
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 EQ/Bernstein Diversified Value
-------------------------------------------------------------------------------
  Unit value                               $  82.19     $ 105.07     $ 118.36
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --            1            1
-------------------------------------------------------------------------------
 EQ/Boston Advisors Equity Income
-------------------------------------------------------------------------------
  Unit value                                     --           --     $ 107.13
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------

I-11 Appendix I: Condensed financial information

THE UNIT VALUES AND NUMBERS OF UNITS OUTSTANDING SHOWN BELOW AS OF DECEMBER 31, 2005, ARE FOR CONTRACTS OFFERED UNDER SEPARATE ACCOUNT A WITH THE SAME DAILY ASSET CHARGE OF 0.70%.

-------------------------------------------------------------------------------
                                          For the years ending December 31,
                                        ---------------------------------------
                                             2002       2003        2004
-------------------------------------------------------------------------------
 EQ/Calvert Socially Responsible
-------------------------------------------------------------------------------
  Unit value                            $  64.32   $  81.73    $  84.06
-------------------------------------------------------------------------------
  Number of units outstanding (000's)         --         --          --
-------------------------------------------------------------------------------
 EQ/Capital Guardian Growth
-------------------------------------------------------------------------------
  Unit value                            $  55.04   $  67.75    $  71.00
-------------------------------------------------------------------------------
  Number of units outstanding (000's)         --         --          --
-------------------------------------------------------------------------------
 EQ/Capital Guardian International
-------------------------------------------------------------------------------
  Unit value                            $  69.13   $  91.05    $ 102.71
-------------------------------------------------------------------------------
  Number of units outstanding (000's)         --         --          --
-------------------------------------------------------------------------------
 EQ/Capital Guardian Research
-------------------------------------------------------------------------------
  Unit value                            $  81.93   $ 106.98    $ 117.81
-------------------------------------------------------------------------------
  Number of units outstanding (000's)         --          1          --
-------------------------------------------------------------------------------
 EQ/Capital Guardian U.S. Equity
-------------------------------------------------------------------------------
  Unit value                            $  77.29   $ 104.68    $ 113.64
-------------------------------------------------------------------------------
  Number of units outstanding (000's)         --         --          --
-------------------------------------------------------------------------------
 EQ/Evergreen Omega
-------------------------------------------------------------------------------
  Unit value                            $  58.23   $  79.92    $  84.94
-------------------------------------------------------------------------------
  Number of units outstanding (000's)         --         --          --
-------------------------------------------------------------------------------
 EQ/FI Mid Cap
-------------------------------------------------------------------------------
  Unit value                            $  69.75   $  99.46    $ 114.60
-------------------------------------------------------------------------------
  Number of units outstanding (000's)         --         --           1
-------------------------------------------------------------------------------
 EQ/FI Small/Mid Cap Value
-------------------------------------------------------------------------------
  Unit value                            $  76.93   $ 101.80    $ 119.13
-------------------------------------------------------------------------------
  Number of units outstanding (000's)         --         --          --
-------------------------------------------------------------------------------
 EQ/GAMCO Small Company Value
-------------------------------------------------------------------------------
  Unit value                                  --         --    $ 113.39
-------------------------------------------------------------------------------
  Number of units outstanding (000's)         --         --          --
-------------------------------------------------------------------------------
 EQ/Janus Large Cap Growth
-------------------------------------------------------------------------------
  Unit value                            $  44.53   $  55.65    $  61.98
-------------------------------------------------------------------------------
  Number of units outstanding (000's)         --         --           1
-------------------------------------------------------------------------------
 EQ/JPMorgan Core Bond
-------------------------------------------------------------------------------
  Unit value                            $ 107.78   $ 110.63    $ 114.36
-------------------------------------------------------------------------------
  Number of units outstanding (000's)         --         --          --
-------------------------------------------------------------------------------
 EQ/JPMorgan Value Opportunities
-------------------------------------------------------------------------------
  Unit value                            $  78.73   $  99.14    $ 109.16
-------------------------------------------------------------------------------
  Number of units outstanding (000's)         --         --          --
-------------------------------------------------------------------------------
 EQ/Lazard Small Cap Value
-------------------------------------------------------------------------------
  Unit value                            $ 114.85   $ 156.67    $ 182.19
-------------------------------------------------------------------------------
  Number of units outstanding (000's)         --         --          --
-------------------------------------------------------------------------------
 EQ/Marsico Focus
-------------------------------------------------------------------------------
  Unit value                            $  93.15   $ 121.29    $ 133.10
-------------------------------------------------------------------------------
  Number of units outstanding (000's)         --         --          --
-------------------------------------------------------------------------------
 EQ/Mercury Basic Value Equity
-------------------------------------------------------------------------------
  Unit value                            $ 112.46   $ 145.51    $ 160.86
-------------------------------------------------------------------------------
  Number of units outstanding (000's)         --         --          --
-------------------------------------------------------------------------------
 EQ/Mercury International Value
-------------------------------------------------------------------------------
  Unit value                            $  77.18   $  98.13    $ 118.54
-------------------------------------------------------------------------------
  Number of units outstanding (000's)         --         --          --
-------------------------------------------------------------------------------
 EQ/MFS Emerging Growth Companies
-------------------------------------------------------------------------------
  Unit value                            $  64.15   $  82.37    $  92.12
-------------------------------------------------------------------------------
  Number of units outstanding (000's)         --          4          --
-------------------------------------------------------------------------------

                                Appendix I: Condensed financial information I-12

THE UNIT VALUES AND NUMBERS OF UNITS OUTSTANDING SHOWN BELOW AS OF DECEMBER 31, 2005, ARE FOR CONTRACTS OFFERED UNDER SEPARATE ACCOUNT A WITH THE SAME DAILY ASSET CHARGE OF 0.70%.

-------------------------------------------------------------------------------
                                            For the years ending December 31,
                                         --------------------------------------
                                              2002       2003        2004
-------------------------------------------------------------------------------
 EQ/MFS Investors Trust
-------------------------------------------------------------------------------
  Unit value                              $ 67.58   $  81.90    $  90.60
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/Montag & Caldwell Growth
-------------------------------------------------------------------------------
  Unit value                                   --         --    $ 104.81
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/Small Company Index
-------------------------------------------------------------------------------
  Unit value                              $ 82.10   $ 118.92    $ 138.95
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/TCW Equity
-------------------------------------------------------------------------------
  Unit value                                   --         --    $ 111.38
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/UBS Growth and Income
-------------------------------------------------------------------------------
  Unit value                                   --         --    $ 109.39
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/Van Kampen Emerging Markets Equity
-------------------------------------------------------------------------------
  Unit value                              $ 88.09   $ 136.39    $ 167.50
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --          3          --
-------------------------------------------------------------------------------


I-13 Appendix I: Condensed financial information

THE UNIT VALUES AND NUMBERS OF UNITS OUTSTANDING SHOWN BELOW AS OF DECEMBER 31, 2005, ARE FOR CONTRACTS OFFERED UNDER SEPARATE ACCOUNT A WITH THE SAME DAILY ASSET CHARGE OF 0.50%.

-------------------------------------------------------------------------------
                                             For the years ending December 31,
                                         --------------------------------------
                                               2002         2003         2004
-------------------------------------------------------------------------------
 AXA Aggressive Allocation
-------------------------------------------------------------------------------
  Unit value                                     --     $ 109.38     $ 121.67
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 AXA Conservative Allocation
-------------------------------------------------------------------------------
  Unit value                                     --     $ 102.37     $ 108.00
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 AXA Conservative-Plus Allocation
-------------------------------------------------------------------------------
  Unit value                                     --     $ 104.36     $ 111.89
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 AXA Moderate-Plus Allocation
-------------------------------------------------------------------------------
  Unit value                                     --     $ 108.19     $ 120.23
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 AXA Premier VIP Core Bond
-------------------------------------------------------------------------------
  Unit value                               $ 107.64     $ 111.11     $ 114.85
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 AXA Premier VIP Health Care
-------------------------------------------------------------------------------
  Unit value                               $  79.66     $ 101.56     $ 113.31
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 AXA Premier VIP International Equity
-------------------------------------------------------------------------------
  Unit value                               $  78.74     $ 105.24     $ 123.46
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 AXA Premier VIP Large Cap Core Equity
-------------------------------------------------------------------------------
  Unit value                               $  77.08     $  98.27     $ 107.24
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 AXA Premier VIP Large Cap Growth
-------------------------------------------------------------------------------
  Unit value                               $  68.45     $  88.96     $  94.42
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 AXA Premier VIP Large Cap Value
-------------------------------------------------------------------------------
  Unit value                               $  79.76     $ 104.03     $ 118.45
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 AXA Premier VIP Mid Cap Growth
-------------------------------------------------------------------------------
  Unit value                               $  62.53     $  87.24     $  96.99
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 AXA Premier VIP Mid Cap Value
-------------------------------------------------------------------------------
  Unit value                               $  74.33     $ 103.99     $ 119.18
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 AXA Premier VIP Technology
-------------------------------------------------------------------------------
  Unit value                               $  57.12     $  89.59     $  93.59
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 EQ/Alliance Large Cap Growth
-------------------------------------------------------------------------------
  Unit value                               $  44.22     $  54.21     $  58.46
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 EQ/Bear Stearns Small Company Growth
-------------------------------------------------------------------------------
  Unit value                                     --           --     $ 114.80
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 EQ/Bernstein Diversified Value
-------------------------------------------------------------------------------
  Unit value                               $  89.18     $ 114.24     $ 128.95
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------
 EQ/Boston Advisors Equity Income
-------------------------------------------------------------------------------
  Unit value                                     --           --     $ 107.17
-------------------------------------------------------------------------------
  Number of units outstanding (000's)            --           --           --
-------------------------------------------------------------------------------

                                Appendix I: Condensed financial information I-14

THE UNIT VALUES AND NUMBERS OF UNITS OUTSTANDING SHOWN BELOW AS OF DECEMBER 31, 2005, ARE FOR CONTRACTS OFFERED UNDER SEPARATE ACCOUNT A WITH THE SAME DAILY ASSET CHARGE OF 0.50%.

-------------------------------------------------------------------------------
                                          For the years ending December 31,
                                        ---------------------------------------
                                              2002       2003        2004
-------------------------------------------------------------------------------
 EQ/Calvert Socially Responsible
-------------------------------------------------------------------------------
  Unit value                             $  57.22   $  72.85    $  75.08
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/Capital Guardian Growth
-------------------------------------------------------------------------------
  Unit value                             $  47.88   $  59.05    $  62.01
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/Capital Guardian International
-------------------------------------------------------------------------------
  Unit value                             $  61.65   $  81.36    $  91.97
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/Capital Guardian Research
-------------------------------------------------------------------------------
  Unit value                             $  73.83   $  96.60    $ 106.6
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/Capital Guardian U.S. Equity
-------------------------------------------------------------------------------
  Unit value                             $  74.48   $ 101.08    $ 109.96
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/Evergreen Omega
-------------------------------------------------------------------------------
  Unit value                             $  56.66   $  77.91    $  82.98
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/FI Mid Cap
-------------------------------------------------------------------------------
  Unit value                             $  71.73   $ 102.49    $ 118.33
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/FI Mid Cap Value
-------------------------------------------------------------------------------
  Unit value                             $  95.25   $ 126.30    $ 148.09
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/GAMCO Small Company Value
-------------------------------------------------------------------------------
  Unit value                                   --         --    $ 113.44
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/Janus Large Cap Growth
-------------------------------------------------------------------------------
  Unit value                             $  47.68   $  59.71    $  66.62
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/JPMorgan Core Bond
-------------------------------------------------------------------------------
  Unit value                             $ 108.01   $ 111.09    $ 115.07
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/JPMorgan Value Opportunities
-------------------------------------------------------------------------------
  Unit value                             $  78.07   $  98.51    $ 108.69
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/Lazard Small Cap Value
-------------------------------------------------------------------------------
  Unit value                               108.77   $ 148.68    $ 173.24
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/Marsico Focus
  Unit value                             $  93.38   $ 121.84    $ 133.98
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/Mercury Basic Value Equity
-------------------------------------------------------------------------------
  Unit value                             $  88.81   $ 115.93    $ 127.54
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/Mercury International Value
-------------------------------------------------------------------------------
  Unit value                             $  62.51   $  79.64    $  96.39
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/MFS Emerging Growth Companies
-------------------------------------------------------------------------------
  Unit value                             $  35.99   $  46.31    $  51.89
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------

I-15 Appendix I: Condensed financial information

THE UNIT VALUES AND NUMBERS OF UNITS OUTSTANDING SHOWN BELOW AS OF DECEMBER 31, 2005, ARE FOR CONTRACTS OFFERED UNDER SEPARATE ACCOUNT A WITH THE SAME DAILY ASSET CHARGE OF 0.50%.

-------------------------------------------------------------------------------
                                               For the years ending
                                                   December 31,
                                         --------------------------------------
                                              2002       2003        2004
-------------------------------------------------------------------------------
 EQ/MFS Investors Trust
-------------------------------------------------------------------------------
  Unit value                              $ 64.03   $  77.76    $  86.19
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/Montag & Caldwell Growth
-------------------------------------------------------------------------------
  Unit value                                   --         --    $ 104.85
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/Small Company Index
-------------------------------------------------------------------------------
  Unit value                              $ 82.28   $ 119.41    $ 139.82
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/TCW Equity
-------------------------------------------------------------------------------
  Unit value                                   --         --    $ 111.43
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/UBS Growth and Income
-------------------------------------------------------------------------------
  Unit value                                   --         --    $ 109.44
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------
 EQ/Van Kampen Emerging Markets Equity
-------------------------------------------------------------------------------
  Unit value                              $ 70.62   $ 109.56    $ 134.82
-------------------------------------------------------------------------------
  Number of units outstanding (000's)          --         --          --
-------------------------------------------------------------------------------

              Copyright 2006. AXA Equitable Life Insurance Company
              1290 Avenue of the Americas New York, New York 10104
                                 (212) 554-1234
All rights reserved. EQUI-VEST(R) is a registered service mark of AXA Equitable
                             Life Insurance Company

                                Appendix I: Condensed financial information I-16

Appendix II: Market value adjustment example

--------------------------------------------------------------------------------

The example below shows how the market value adjustment would be determined and how it would be applied to a withdrawal, assuming that $100,000 had been invested on June 15, 2007 to a fixed maturity option with a maturity date of June 15, 2016 (i.e., nine years later) at a rate to maturity of 7.00%, resulting in a maturity value at the maturity date of $183,846. We further assume that a withdrawal of $50,000 is made four years later, on June 15, 2011.




                                                            Hypothetical assumed
                                                             rate to maturity on
                                                                June 15, 2011
                                                 ---------------------------------
                                                          5.00%        9.00%
----------------------------------------------------------------------------------

 As of June 15, 2011 (before withdrawal)
---------------------------------------------------------------------------------
(1) Market adjusted amount                                 $144,048     $ 119,487
---------------------------------------------------------------------------------
(2) Fixed maturity amount                                  $131,080     $ 131,080
---------------------------------------------------------------------------------
(3) Market value adjustment: (1) - (2)                     $ 12,968     $ (11,593)
---------------------------------------------------------------------------------
 On June 15, 2011 (after withdrawal)
---------------------------------------------------------------------------------
(4) Portion of market value adjustment associated with withdrawal:
  (3) x [$50,000/(1)]                                      $  4,501     $  (4,851)
---------------------------------------------------------------------------------
(5) Reduction in fixed maturity amount: [$50,000 - (4)]    $ 45,499     $  54,851
---------------------------------------------------------------------------------
(6) Fixed maturity amount: (2) - (5)                       $ 85,581     $  76,229
---------------------------------------------------------------------------------
(7) Maturity value                                         $120,032     $ 106,915
---------------------------------------------------------------------------------
(8) Market adjusted amount of (7)                          $ 94,048     $  69,487
---------------------------------------------------------------------------------

You should note that under this example if a withdrawal is made when rates have increased from 7.00% to 9.00% (right column), a negative market value adjustment is realized. On the other hand, if a withdrawal is made when rates have decreased from 7.00% to 5.00% (left column), a positive market value adjustment is realized.


II-1 Appendix II: Market value adjustment example

Appendix III: Death benefit example

--------------------------------------------------------------------------------

If you do not elect the optional enhanced death benefit, the death benefit is equal to (i) your account value (without any negative market value adjustment), or (ii) the minimum death benefit, less any outstanding loan balance (including any accrued, but unpaid loan interest). The minimum death benefit is equal to your total contributions, adjusted for withdrawals, including any withdrawal charges and taxes that may apply. If you elect the optional enhanced death benefit, the death benefit is equal to (i) the account value (without any negative market adjustment that would otherwise apply), or (ii) the enhanced death benefit as of the date of your death, whichever provides the highest amount.

Please see "Death benefit" under "Contract features and benefits" earlier in this prospectus for more detailed information.

The following illustrates the death benefit calculation. Assuming $100,000 is allocated to the variable investment options, no additional contributions, no transfers and no loans or withdrawals, the death benefit for an annuitant age 45 would be calculated as follows:



------------------------------------------------------------------------------------------
End of participation
         year               Account value(1)     Contribution      Enhanced death benefit
------------------------------------------------------------------------------------------
            1               $105,000(2)          $100,000              $100,000
------------------------------------------------------------------------------------------
            2               $115,500(2)                                $100,000
------------------------------------------------------------------------------------------
            3               $129,360(2)                                $129,360(2)
------------------------------------------------------------------------------------------
            4               $103,488                                   $129,360(3)
------------------------------------------------------------------------------------------
            5               $113,837                                   $129,360(3)
------------------------------------------------------------------------------------------
            6               $127,497                                   $129,360(3)
------------------------------------------------------------------------------------------
            7               $127,497                                   $129,360(3)
------------------------------------------------------------------------------------------
            8               $133,872(2)                                $129,360
------------------------------------------------------------------------------------------
            9               $147,259                                   $147,259(4)
------------------------------------------------------------------------------------------

The account values for participation years 1 through 9 are based on hypothetical rates of return of 5.00%, 10.00%, 12.00%, (20.00)%, 10.00%,
12.00%, 0.00%, 5% and 10%. We are using these rates solely to illustrate how the benefit is determined. The return rates bear no relationship to past or future investment results.

(1) If the optional enhanced death benefit was not elected, the death benefit on each participation date anniversary would be equal to the account value, since it is higher than the contribution.

(2) If the optional enhanced death benefit was elected, at the end of participation years 1, 2, 3 and 8, the death benefit will be equal to the account value. Also in participation year 3, the enhanced death benefit is increased to equal the account value.

(3) At the end of participation years 4, 5, 6 and 7, the death benefit would be equal to the enhanced death benefit since it is higher than the account value. Also, at the end of participation year 6, no adjustment would be made to the enhanced death benefit, since the enhanced death benefit is higher than the account value.

(4) At the end of participation year 9, the enhanced death benefit would be increased to the account value, since the account value on the participation date anniversary is higher than the current enhanced death benefit.


                                       Appendix III: Death benefit example III-1

Statement of additional information

--------------------------------------------------------------------------------

TABLE OF CONTENTS


                                                                            Page

Calculation of annuity payments                                              2
Custodian and independent registered public accounting firm                  2
Distribution of the contracts                                                2
Calculating unit values                                                      2
Financial statements                                                       [ ]


HOW TO OBTAIN AN EQUI-VEST(R) STRATEGIES STATEMENT OF ADDITIONAL INFORMATION FOR SEPARATE ACCOUNT A

Call (800) 628-6673 or send this request form to:
 EQUI-VEST(R)
 Employer Sponsored Programs
 Processing Office
 AXA Equitable
 P.O. Box 4956
 Syracuse, NY 13221-4956
--------------------------------------------------------------------------------
Please send me an EQUI-VEST(R) Strategies Statement of Additional Information dated May 1, 2006


--------------------------------------------------------------------------------
Name


--------------------------------------------------------------------------------
Address


--------------------------------------------------------------------------------
City           State         Zip






888-1297 (5/06)

EQUI-VEST(R) STRATEGIES

A group flexible premium deferred variable annuity contract

STATEMENT OF ADDITIONAL INFORMATION DATED
MAY 1, 2006

--------------------------------------------------------------------------------

This Statement of Additional Information ("SAI") is not a prospectus. It should be read in conjunction with the related prospectus for EQUI-VEST(R) STRATEGIES, dated May 1, 2006. That prospectus provides detailed information concerning the contracts and the variable investment options, as well as the fixed maturity options that fund the contracts. Each variable investment option is a subaccount of AXA Equitable's Separate Account A. Definitions of special terms used in the SAI are found in the prospectus.

On September 7, 2004, our name was changed from "The Equitable Life Assurance Society of the United States" to "AXA Equitable Life Insurance Company."

A copy of the prospectus is available free of charge by writing our Processing Office (P.O. Box 4956, Syracuse, NY 13221-4956), by calling toll free, (800) 628-6673, or by contacting your financial professional.

TABLE OF CONTENTS

Calculation of annuity payments                                              2

Custodian and independent registered public accounting firm                  2

Distribution of the contracts                                                2

Calculating unit values                                                      2

Financial statements                                                         3











              Copyright 2006. AXA Equitable Life Insurance Company
   1290 Avenue of the Americas, New York, New York 10104. All rights reserved


                                                                          x01280

CALCULATION OF ANNUITY PAYMENTS

The calculation of monthly annuity payments under a contract takes into account the number of annuity units of each variable investment option credited under a certificate, their respective annuity unit values, and a net investment factor. The annuity unit values used for EQUI-VEST(R) Strategies may vary, although the method of calculating annuity unit values set forth below applies to all certificates. Annuity unit values will also vary by variable investment option.

For each valuation period, the adjusted net investment factor is equal to the net investment factor for the variable investment option reduced for each day in the valuation period by:

o .00013366 of the net investment factor for a certificate with an assumed base rate of net investment return of 5% a year; or

o .00009425 of the net investment factor for a certificate with an assumed base rate of net investment return of 3-1/2%.

Because of this adjustment, the annuity unit value rises and falls depending on whether the actual rate of net investment return (after charges) is higher or lower than the assumed base rate.

The assumed base rate will be 5%, except in states where that rate is not permitted. Annuity payments based upon an assumed base rate of 3-1/2% will at first be smaller than those based upon a 5% assumed base rate. Payments based upon a 3-1/2% rate, however, will rise more rapidly when unit values are rising, and payments will fall more slowly when unit values are falling than those based upon a 5% rate.

The amounts of variable annuity payments are determined as follows:

Payments normally start on the business day specified on your election form or on such other future date as specified therein. The first three monthly payments are the same. The initial payment will be calculated using the basis guaranteed in the applicable EQUI-VEST(R) Strategies contract or our current basis, whichever would provide the higher initial benefit.

The first three payments depend on the assumed base rate of net investment return and the form of annuity chosen (and any fixed period). If the annuity involves a life contingency, the risk class and the age of the annuitants will affect payments.

Payments after the first three will vary according to the investment performance of the variable investment option(s) selected to fund the variable payments. After that, each monthly payment will be calculated by multiplying the number of annuity units credited by the average annuity unit value for the selected fund for the second calendar month immediately preceding the due date of the payment. The number of units is calculated by dividing the first monthly payment by the annuity unit value for the valuation period which includes the due date of the first monthly payment. The average annuity unit value is the average of the annuity unit values for the valuation periods ending in that month.

Illustration of calculation of annuity payments

To show how we determine variable annuity payments, assume that the account value for an EQUI-VEST(R) Strategies certificate on a retirement date is enough to fund an annuity with a monthly payment of $100 and that the annuity unit value of the selected variable investment option for the valuation period that includes the due date of the first annuity payment is $3.74. The number of annuity units credited under the certificate would be 26.74 (100 divided by 3.74 = 26.74). Based on a hypothetical average annuity unit value of $3.56 in October 2005, the annuity payment due in December 2005 would be $95.19 (the number of units (26.74) times $3.56).

CUSTODIAN AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AXA Equitable is the custodian for the shares of the Trusts owned by the variable annuity options.

The financial statements of Separate Account A as of December 31, 2005 and for the periods ended December 31, 2005 and 2004, and the consolidated financial statements of AXA Equitable as of December 31, 2005 and 2004 and for each of the three years ended December 31, 2005 included in this SAI have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting. PricewaterhouseCoopers LLP provides independent audit services and certain other non-audit services to AXA Equitable as permitted by the applicable SEC independence rules, and as disclosed in AXA Equitable's Form 10-K. PricewaterhouseCoopers LLP's address is 300 Madison Avenue, New York, New York 10017.

DISTRIBUTION OF THE CONTRACTS

Pursuant to a Distribution and Servicing Agreement between AXA Advisors, AXA Equitable and certain of AXA Equitable's separate accounts, including Separate Account A, AXA Equitable paid AXA Advisors a fee of [$325,380] for each of the years 2005, 2004 and 2003. AXA Equitable paid AXA Advisors as the distributor of certain contracts, including these contracts and as the principal underwriter of several AXA Equitable separate accounts, including Separate Account A, $XXX,XXX in 2005, $567,991,463 in 2004 and$562,696,578 in 2003. Of these amounts, AXA
Advisors retained $XXX,XXX, $289,050,171 and $287,344,634, respectively.

Under a distribution agreement between AXA Distributors, LLC, AXA Equitable and certain of AXA Equitable's separate accounts, including Separate Account A, AXA Equitable paid AXA Distributors, LLC, distribution fees of $XXX,XXX in 2005, $418,189,861 for 2004 and $429,871,001 for 2003, as the distributor of certain contracts, including these contracts, and as the principal underwriter of several AXA Equitable separate accounts, including Separate Account A. Of these amounts, for each of these three years, AXA Distributors, LLC retained $XXX,XXX, $57,065,006 and $84,547,116, respectively.

CALCULATING UNIT VALUES

Unit values are determined at the end of each "valuation period" for each of the variable investment options. A valuation period is each business day together with any consecutive preceding non-business day. The unit values for EQUI-VEST(R) Strategies may vary. The method of calculating unit values is set forth below.

The unit value for a variable investment option for any valuation period is equal to the unit value for the preceding valuation period multiplied by the "net investment factor" for the variable investment option for that valuation period. The net investment factor is:

        ( a )
        ( - ) - c
        ( b )

where:

(a) is the value of the variable investment option's shares of the corresponding portfolio at the end of the valuation period before giving effect to any amounts allocated or withdrawn from the variable investment options for the valuation period. For this purpose, we use the share value reported to us by the applicable Trust. This share value is after deduction for investment advisory fees and direct expenses of such Trust.

(b) is the value of the variable investment option's shares of the corresponding portfolio at the end of the preceding valuation period (after any amounts allocated or withdrawn for that valuation period).

(c) is the daily Separate Account A asset charge for the expenses of the contracts times the number of calendar days in the valuation period, plus any charge for taxes or amounts set aside as a reserve for taxes.

FINANCIAL STATEMENTS

The consolidated financial statements of AXA Equitable included herein should be considered only as bearing upon the ability of AXA Equitable to meet its obligations under the contracts and certificates.

                                     PART C

                                OTHER INFORMATION
                                -----------------

Item 24.   Financial Statements and Exhibits
           ----------------------------------

           (a)     To be filed by amendment.


           (b)   Exhibits.

            1.   (a)      Resolutions of the Board of Directors of The Equitable
                          Life Assurance Society of the United States
                          ("Equitable") authorizing the establishment of the Registrant, previously filed with Registration
                          Statement No. 2-30070 on October 27, 1987, refiled electronically on July 10, 1998, and incorporated herein by reference.

                 (b) Resolutions of the Board of Directors of Equitable dated October 16, 1986 authorizing the reorganization of Separate Accounts A, C, D, E, J and K into one continuing separate account, previously filed with Registration Statement No. 2-30070 on April 24,
                          1995, refiled electronically on July 10, 1998, and incorporated herein by reference.

            2.   Not applicable.

            3.   (a)      Sales Agreement among Equitable, Separate Account A
                          and Equitable Variable Life Insurance Company, as principal underwriter for the Hudson River Trust, previously filed with Registration Statement
                          No. 2-30070 on April 24, 1995, refiled electronically on July 10, 1998, and incorporated herein by reference.

                 (b) Sales Agreement, dated as of July 22, 1992, among Equitable, Separate Account A and Equitable Variable Life Insurance Company, as principal underwriter for the Hudson River Trust, previously filed with Registration Statement No. 2-30070 on April 26, 1993, refiled electronically on July 10, 1998, and incorporated herein by reference.

                 (c) Distribution and Servicing Agreement among Equico Securities, Inc. (now AXA Advisors LLC), Equitable and Equitable Variable Life Insurance Company, dated as of May 1, 1994, previously filed with Registration Statement No. 2-30070 on February 14, 1995, refiled electronically on July 10, 1998, and incorporated herein by reference.

                 (d) Distribution Agreement dated as of January 1, 1995 by and between The Hudson River Trust and Equico Securities, Inc. (now AXA Advisors LLC), previously filed with Registration Statement No. 2-30070 on April 24, 1995, refiled electronically on July 10, 1998, and incorporated herein by reference.

                 (e) Sales Agreement, dated as of January 1, 1995, by and among Equico Securities, Inc. (now AXA Advisors LLC), Equitable, Separate Account A, Separate Account No. 301 and Separate Account No. 51, previously filed with Registration Statement No. 2-30070 on April 24,
                          1995, refiled electronically on July 10, 1998, and incorporated herein by reference.

                 (f) Distribution Agreement for services by The Equitable Life Assurance Society of the United States to AXA Network, LLC and its subsidiaries dated January 1, 2000, previously filed with Registration Statement File No. 2-30070 on April 25, 2001, and incorporated herein by reference.

                 (g) Distribution Agreement for services by AXA Network LLC and its subsidiaries to The Equitable Life Assurance Society of the United States dated January 1, 2000, previously filed with Registration Statement File No. 2-30070 on April 25, 2001, and incorporated herein by reference.

                 (h) General Agent Sales Agreement dated January 1, 2000, between The Equitable Life Assurance Society of the United States and AXA Network, LLC and its subsidiaries, previously filed with Registration Statement No. 2-30070 on April 19, 2004, and incorporated herein by reference.

                 (i) First Amendment to General Agent Sales Agreement dated January 1, 2000, between The Equitable Life Assurance Society of the United States and AXA Network, LLC and its subsidiaries, previously filed with Registration Statement No. 2-30070 on April 19, 2004, and incorporated herein by reference.

                 (j) Second Amendment to General Agent Sales Agreement dated January 1, 2000, between The Equitable Life Assurance Society of the United States and AXA Network, LLC and its subsidiaries, previously filed with Registration Statement No. 2-30070 on
                          April 19, 2004, and incorporated herein by reference.

                 (k) (i) Form of Distribution Agreement dated as of January 1, 1998 among The Equitable Life Assurance Society of the United States (now AXA Equitable Life Insurance Company) for itself and as depositor on behalf of certain Separate Accounts, and Equitable Distributors, Inc. (now AXA Distributors, LLC), incorporated herein by reference to Exhibit 3(b) to the Registration Statement on Form N-4 (File No. 333-05593), filed on May 1, 1998.

                 (k) (ii) Form of First Amendment (dated January 1, 2001) to
                          Distribution Agreement dated January 1, 1998, previously filed with Registration Statement No. 2-30070 on December 30, 2004, and incorporated herein by reference.

                 (l) Form of Brokerage General Agent Sales Agreement with Schedule and Amendment to Brokerage General Agent Sales Agreement among [Brokerage General Agent] and AXA Distributors, LLC, AXA Distributors Insurance Agency, LLC, AXA Distributors Insurance Agency of Alabama, LLC, and AXA Distributors Insurance Agency of Massachusetts, LLC, incorporated herein by reference to Exhibit No. 3.(i) to Registration Statement (File No. 333-05593) on Form N-4, filed on April 20, 2005.

                 (m) Form of Wholesale Broker-Dealer Supervisory and Sales Agreement among [Broker-Dealer] and AXA Distributors, LLC, incorporated herein by reference to Exhibit No. 3.(j) to Registration Statement (File No. 333-05593) on Form N-4, filed on April 20, 2005.

            4.   (a)      Form of Flexible Premium Deferred Annuity Certificate
                          (Policy Form 2004EDCCERT-B) filed herewith.

                 (b) Form of Group Flexible Premium Combination Fixed and Variable Deferred Annuity Certificate (Policy Form 2004TSACERT-B) filed herewith.

                 (c) Form of Group Flexible Premium Combination Fixed and Variable Deferred Variable Annuity Contract (Policy Form 2004TSAGAC) filed herwith.

                 (d) Form of Group Flexible Premium Deferred Variable Annuity Contract (Policy Form 2004EDCGAC) filed herewith.

                 (e) Form of Group Flexible Premium Combination Fixed and Variable Deferred Annuity Certificate (Policy Form 2004TSACERT-A) filed herewith.

                 (f) Form of Flexible Premium Deferred Variable Annuity Certificate (Policy Form 2004EDCCERT-A) filed herewith.

            5.   (a)  Form of TSA 403(b) Group Annuity Contract Application
                      (Policy Form 2004/403(b)) filed herewith.

                 (b) Form of EDC (457) Group Annuity Contract Application (Policy Form 2004/457) filed herewith.

                 (c) Form of EQUI-VEST Strategies 457(b) EDC Enrollment Form (Policy Form 2004 EDC STRAT) filed herewith.

                 (d) Form of EQUI-VEST Strategies 403(b) TSA Enrollment Form (Policy Form 2004 TSA STRAT) filed herewith.

                 (e) Form of EQUI-VEST Strategies 457(b) EDC Enrollment Form (Policy Form 2004 EDC STRAT ST VAR) filed herewith.

                 (f) Form of EQUI-VEST Strategies 403(b) TSA Enrollment Form (2004 TSA STRAT ST VAR) filed herewith.

            6.   (a)  Copy of the Restated Charter of Equitable, as amended
                      January 1, 1997, previously filed with Registration Statement on Form N-4 (File No. 2-30070) on April 28, 1997.

                 (b) By-Laws of Equitable, as amended November 21, 1996, previously filed with Registration Statement on Form N-4 (File No. 2-30070) on April 28, 1997.

            7. Form of Reinsurance Agreement between The Equitable Life Assurance Society of the United States and Reinsurance Company previously filed with Registration Statement on Form N-4 (File No. 2-30070) on April 25, 2001.

            8.   (a)  Form of Participation Agreement among EQ Advisors Trust,
                      Equitable, Equitable Distributors, Inc. and EQ Financial Consultants, Inc. (now AXA Advisors, LLC), incorporated herein by reference to the EQ Advisors Trust Registration Statement on Form N-1A (File Nos. 33-17217 and 811-07953), filed on August 28, 1997.

                 (b) Form of Participation Agreement among AXA Premier VIP Trust, Equitable Distributors, Inc., AXA Distributors, LLC., and AXA Advisors, LLC, incorporated herein by reference to Registration Statement on Form N-4 (File No. 2-30070) on December 5, 2001.

            9.   (a)  Opinion and Consent of Dodie Kent,Vice President and
                      Counsel of AXA Equitable Life Insurance Company as to the legality of the securities being registered - to be filed by Pre-Effective Amendment.

            10.  (a)  Powers of Attorney, incorporated herein by reference to
                      Exhibit 10.(f) to Registration Statement File No. 333-05593 on Form N-4, filed on April 20, 2005.

                 (b) Notice concerning regulatory relief, previously filed with Registration Statement on Form N-4 (File No. 2-30070) on May 27, 1992, refiled electronically on July 10, 1998 and incorporated herein by reference.

                 (c) Consent of PricewaterhouseCoopers LLP - to be filed by Pre-Effective Amendment.

            11.  Not applicable.

            12.  Not applicable.

Item 25. Directors and Officers of AXA Equitable.


         Set forth below is information regarding the directors and principal officers of AXA Equitable. AXA Equitable's address is 1290 Avenue of Americas, New York, New York 10104. The business address of the persons whose names are preceded by an asterisk is that of AXA Equitable.

                                            POSITIONS AND
NAME AND PRINCIPAL                          OFFICES WITH
BUSINESS ADDRESS                            AXA EQUITABLE
----------------                            -------------

DIRECTORS

Bruce W. Calvert                            Director
78 Pine Street, 2nd Floor
New Canaan, CT 06840

Henri de Castries                           Director
AXA
25, Avenue Matignon
75008 Paris, France

Denis Duverne                               Director
AXA
25, Avenue Matignon
75008 Paris, France

                                            POSITIONS AND
NAME AND PRINCIPAL                          OFFICES WITH
BUSINESS ADDRESS                            AXA EQUITABLE
----------------                            ---------

Mary R. (Nina) Henderson                    Director
Henderson Advisory Consulting
425 East 86th Street
Apt 12-C
New York, NY 10028

W. Edwin Jarmain                            Director
Jarmain Group Inc.
77 King Street West
Toronto, M5K 1K2
Canada

James F. Higgins                            Director
Morgan Stanley
Harborside Financial Center
Plaza Two, Second Floor
Jersey City, NJ  07311

Christina Johnson                           Director
Christina Johnson and Associates
200 Railroad Avenue
Greenwich, CT 06830

Scott D. Miller                             Director
Six Sigma Academy
315 East Hopkins Street
Suite 401
Aspen, CO 81611

                                            POSITIONS AND
NAME AND PRINCIPAL                          OFFICES WITH
BUSINESS ADDRESS                            AXA EQUITABLE
----------------                            ---------

Joseph H. Moglia                            Director
Ameritrade Holding Corporation
4211 South 102nd Street
Omaha, NE 68127

Peter J. Tobin                              Director
99 Battery Place
New York, NY 10280


OFFICER-DIRECTORS
-----------------

*Christopher M. Condron                     Chairman of the Board,
                                            Chief Executive Officer
                                            and Director

*Stanley B. Tulin                           Vice Chairman of the Board,
                                            Chief Financial Officer and Director

OTHER OFFICERS
--------------

*Leon Billis                                Executive Vice President
                                            and AXA Group Deputy
                                            Chief Information Officer

*Harvey Blitz                               Senior Vice President

*Kevin R. Byrne                             Senior Vice President,
                                            Chief Investment Officer
                                            and Treasurer

*Stuart L. Faust                            Senior Vice President and
                                            Deputy General Counsel

*Alvin H. Fenichel                          Senior Vice President and
                                            Controller

*Jennifer Blevins                           Executive Vice President

*Mary Beth Farrell                          Executive Vice President

Barbara Goodstein                           Executive Vice President

*Robert S. Jones, Jr.                       Executive Vice President

*Richard S. Dziadzio                        Executive Vice President and
                                            Deputy Chief Financial Officer

Andrew McMahon                              Executive Vice President

James A. Shepherdson                        Exeuctive Vice President

                                            POSITIONS AND
NAME AND PRINCIPAL                          OFFICES WITH
BUSINESS ADDRESS                            AXA EQUITABLE
----------------                            ---------

*Paul J. Flora                              Senior Vice President and Auditor

*James D. Goodwin                           Senior Vice President and Deputy
                                            Chief Investment Officer

*Edward J. Hayes                            Senior Vice President

*Kevin E. Murray                            Executive Vice President and
                                            Chief Information Officer

*Anthony C. Pasquale                        Senior Vice President

Karen Field Hazin                           Vice President, Secretary and
                                            Associate General Counsel

*Richard V. Silver                          Executive Vice President and
                                            General Counsel

*Naomi J. Weinstein                         Vice President

*Charles A. Marino                          Senior Vice President and Chief
                                            Actuary

Item 26. Persons Controlled by or Under Common Control with the Insurance Company or Registrant.


         Separate Account No. A of AXA Equitable Life Insurance Company (the "Separate Account") is a separate account of AXA Equitable. AXA Equitable, a New York stock life insurance company, is a wholly owned subsidiary of AXA Financial, Inc. (the "Holding Company"), a publicly traded company.


         AXA owns 100% of the Holding Company's outstanding common stock. AXA is able to exercise significant influence over the operations and capital structure of the Holding Company and its subsidiaries, including AXA Equitable. AXA, a French company, is the holding company for an international group of insurance and related financial services companies.

         AXA's Abbreviated AXA Organizational Chart and the AXA Organizational Chart are incorporated by reference to Exhibit 26. to Registration Statement (File No. 333-05593) on Form N-4, Filed April 20, 2005.

AXA FINANCIAL, INC. - SUBSIDIARY ORGANIZATION CHART- 2005
---------------------------------------------------------
          LAST UPDATED: 04/13/2005

                                                                                                        State of        State of
                                                                                          Type of      Incorp. or      Principal
                                                                                         Subsidiary     Domicile       Operation
                                                                                         ----------     --------       ---------

                                                                                                    --------------------------------
AXA Financial, Inc.  (Notes 1 & 2)   **                                                                    DE              NY
------------------------------------------------------------------------------------------------------------------------------------
      Frontier Trust Company, FSB  (Note 7)                                                                ND              ND
      ------------------------------------------------------------------------------------------------------------------------------
      The Advest Group, Inc.                                                                HCO            DE              CT
      ------------------------------------------------------------------------------------------------------------------------------
      MONY Agricultural Investment Advisers, Inc.                                        Operating         DE              CO
      ------------------------------------------------------------------------------------------------------------------------------
      MONY Capital Management, Inc.                                                      Operating         DE              NY
      ------------------------------------------------------------------------------------------------------------------------------
      MONY Asset Management, Inc.                                                        Operating         DE              NY
      ------------------------------------------------------------------------------------------------------------------------------
      Matrix Capital Markets Group, Inc.                                                 Operating         VA              VA
      ------------------------------------------------------------------------------------------------------------------------------
      Matrix Private Equities, Inc.                                                      Operating         VA              VA
      ------------------------------------------------------------------------------------------------------------------------------
      MONY Holdings, LLC                                                                    HCO            DE              NY
      ------------------------------------------------------------------------------------------------------------------------------
              MONY Life Insurance Company *                                              Insurance         NY              NY
              ----------------------------------------------------------------------------------------------------------------------
                   MONY International Holdings, LLC                                         HCO            DE              NY
                   -----------------------------------------------------------------------------------------------------------------
                           MONY International Life Insurance Co. Seguros de Vida S.A.    Insurance     Argentina       Argentina
                           ---------------------------------------------------------------------------------------------------------
                           MONY Financial Resources of the Americas Limited                 HCO         Jamaica         Jamaica
                           ---------------------------------------------------------------------------------------------------------
                           MONY Bank & Trust Company of the Americas, Ltd.               Operating   Cayman Islands  Cayman Islands
                           ---------------------------------------------------------------------------------------------------------
                               MONY Consultoria e Correctagem de Seguros Ltda.           Operating       Brazil          Brazil
                               -----------------------------------------------------------------------------------------------------
                               MONY Life Insurance Company of the Americas, Ltd. *       Insurance   Cayman Islands  Cayman Islands
                   -----------------------------------------------------------------------------------------------------------------
                   MONY Life Insurance Company of America *                              Insurance         AZ              NY
                   -----------------------------------------------------------------------------------------------------------------
                       Enterprise Accumulation Trust                                     Operating         MA              GA
                       -------------------------------------------------------------------------------------------------------------
                       Mony Series Funds, Inc.                                           Operating         MD              NY
                   -----------------------------------------------------------------------------------------------------------------
                   Sagamore Financial, LLC                                                  HCO            OH              OH
                   -----------------------------------------------------------------------------------------------------------------
                       U.S. Financial Life Insurance Company *                           Insurance         OH              OH
                   -----------------------------------------------------------------------------------------------------------------
                   MONY Financial Services, Inc.                                            HCO            DE              NY
                   -----------------------------------------------------------------------------------------------------------------
                       Financial Marketing Agency, Inc.                                  Operating         OH              OH
                       -------------------------------------------------------------------------------------------------------------
                       MONY Brokerage, Inc.                                              Operating         DE              PA
                       -------------------------------------------------------------------------------------------------------------
                       1740 Ventures, Inc.                                               Operating         NY              NY
                       -------------------------------------------------------------------------------------------------------------
                       Enterprise Capital Management, Inc.                               Operating         GA              GA
                       -------------------------------------------------------------------------------------------------------------
                       MONY Assets Corp.                                                    HCO            NY              NY
                       -------------------------------------------------------------------------------------------------------------
                       1740 Advisers, Inc.                                               Operating         NY              NY
                       -------------------------------------------------------------------------------------------------------------
                       MONY Securities Corporation                                       Operating         NY              NY
      ------------------------------------------------------------------------------------------------------------------------------
      AXA Financial Services, LLC   (Note 2)                                                               DE              NY
      ------------------------------------------------------------------------------------------------------------------------------
          AXA Distribution Holding Corporation  (Note 2)                                                   DE              NY
          --------------------------------------------------------------------------------------------------------------------------
              AXA Advisors, LLC     (Note 5)                                                               DE              NY
              ----------------------------------------------------------------------------------------------------------------------
              AXA Network, LLC     (Note 6)                                              Operating         DE              NY
              ----------------------------------------------------------------------------------------------------------------------
                   AXA Network of Alabama, LLC                                           Operating         AL              AL
                   -----------------------------------------------------------------------------------------------------------------
                   AXA Network of Connecticut, Maine and New York, LLC                   Operating         DE              NY
                   -----------------------------------------------------------------------------------------------------------------
                   AXA Network Insurance Agency of Massachusetts, LLC                    Operating         MA              MA
                   -----------------------------------------------------------------------------------------------------------------
                   AXA Network of Nevada, Inc.                                           Operating         NV              NV
                   -----------------------------------------------------------------------------------------------------------------
                   AXA Network of Puerto Rico, Inc.                                      Operating        P.R.            P.R.
                   -----------------------------------------------------------------------------------------------------------------
                   AXA Network Insurance Agency of of Texas, Inc.                        Operating         TX              TX
                   -----------------------------------------------------------------------------------------------------------------
          AXA Equitable Life Insurance Company (Note 2 & 9) *                            Insurance         NY              NY
          --------------------------------------------------------------------------------------------------------------------------
              AXA Life and Annuity Company * (Note 10)                                   Insurance         CO              CO
              ----------------------------------------------------------------------------------------------------------------------
              Equitable Deal Flow Fund, L.P.                                             Investment        DE              NY
              ----------------------------------------------------------------------------------------------------------------------
                   Equitable Managed Assets, L.P.                                        Investment        DE              NY
                   -----------------------------------------------------------------------------------------------------------------
              Real Estate Partnership Equities (various)                                 Investment        **
              ----------------------------------------------------------------------------------------------------------------------
              Equitable Holdings, LLC  (Notes 3 & 4)                                        HCO            NY              NY
              ----------------------------------------------------------------------------------------------------------------------
                   See Attached Listing A
              ----------------------------------------------------------------------------------------------------------------------
              ACMC, Inc.     (Note 4)                                                       HCO            DE              NY
              ----------------------------------------------------------------------------------------------------------------------
              Wil-Gro, Inc                                                               Investment        PA              PA
              ----------------------------------------------------------------------------------------------------------------------
              STCS, Inc.                                                                 Investment        DE              NY
              ----------------------------------------------------------------------------------------------------------------------
              EVSA, Inc.                                                                 Investment        DE              PA
              ----------------------------------------------------------------------------------------------------------------------

                                                                                                                           Parent's
                                                                                                              Number of   Percent of
                                                                                             Federal           Shares      Ownership
                                                                                            Tax ID #            Owned     or Control
                                                                                            ---------           -----     ----------

                                                                                     ----------------------
AXA Financial, Inc.  (Notes 1 & 2)   **                                                     13-3623351
-----------------------------------------------------------------------------------------------------------
      Frontier Trust Company, FSB  (Note 7)                                                 45-0373941           1,000      100.00%
      -----------------------------------------------------------------------------------------------------
      The Advest Group, Inc.                                                                13-4139153                      100.00%
      -----------------------------------------------------------------------------------------------------
      MONY Agricultural Investment Advisers, Inc.                                           75-2961816                      100.00%
      -----------------------------------------------------------------------------------------------------
      MONY Capital Management, Inc.                                                         13-4194065                      100.00%
      -----------------------------------------------------------------------------------------------------
      MONY Asset Management, Inc.                                                           13-4194080                      100.00%
      -----------------------------------------------------------------------------------------------------
      Matrix Capital Markets Group, Inc.                                                    54-1533186                      100.00%
      -----------------------------------------------------------------------------------------------------
      Matrix Private Equities, Inc.                                                         54-1968996                      100.00%
      -----------------------------------------------------------------------------------------------------
      MONY Holdings, LLC                                                                    13-3976138                      100.00%
      -----------------------------------------------------------------------------------------------------
              MONY Life Insurance Company *                                                 13-1632487                      100.00%
              ---------------------------------------------------------------------------------------------
                   MONY International Holdings, LLC                                         13-3790446                      100.00%
                   ----------------------------------------------------------------------------------------
                           MONY International Life Insurance Co. Seguros de Vida S.A.       98-0157781                      100.00%
                           --------------------------------------------------------------------------------
                           MONY Financial Resources of the Americas Limited                                                  99.00%
                           --------------------------------------------------------------------------------
                           MONY Bank & Trust Company of the Americas, Ltd.                  98-0152047                      100.00%
                           --------------------------------------------------------------------------------
                               MONY Consultoria e Correctagem de Seguros Ltda.                                               99.00%
                               ----------------------------------------------------------------------------
                               MONY Life Insurance Company of the Americas, Ltd. *          98-0152046                      100.00%
                   ----------------------------------------------------------------------------------------
                   MONY Life Insurance Company of America *                                 86-0222062                      100.00%
                   ----------------------------------------------------------------------------------------
                       Enterprise Accumulation Trust                                        58-6303987                      100.00%
                       ------------------------------------------------------------------------------------
                       Mony Series Funds, Inc.                                              13-3388742                      100.00%
                   ----------------------------------------------------------------------------------------
                   Sagamore Financial, LLC                                                  31-1296919                      100.00%
                   ----------------------------------------------------------------------------------------
                       U.S. Financial Life Insurance Company *                              38-2046096                      100.00%
                   ----------------------------------------------------------------------------------------
                   MONY Financial Services, Inc.                                            11-3722370                      100.00%
                   ----------------------------------------------------------------------------------------
                       Financial Marketing Agency, Inc.                                     31-1465146                       99.00%
                       ------------------------------------------------------------------------------------
                       MONY Brokerage, Inc.                                                 22-3015130                      100.00%
                       ------------------------------------------------------------------------------------
                       1740 Ventures, Inc.                                                  13-2848244                      100.00%
                       ------------------------------------------------------------------------------------
                       Enterprise Capital Management, Inc.                                  58-1660289                      100.00%
                       ------------------------------------------------------------------------------------
                       MONY Assets Corp.                                                    13-2662263                      100.00%
                       ------------------------------------------------------------------------------------
                       1740 Advisers, Inc.                                                  13-2645490                      100.00%
                       ------------------------------------------------------------------------------------
                       MONY Securities Corporation                                          13-2645488                      100.00%
      -----------------------------------------------------------------------------------------------------
      AXA Financial Services, LLC   (Note 2)                                                52-2197822               -      100.00%
      -----------------------------------------------------------------------------------------------------
          AXA Distribution Holding Corporation  (Note 2)                                    13-4078005           1,000      100.00%
          -------------------------------------------------------------------------------------------------
              AXA Advisors, LLC     (Note 5)                                                13-4071393               -      100.00%
              ---------------------------------------------------------------------------------------------
              AXA Network, LLC     (Note 6)                                                 06-1555494               -      100.00%
              ---------------------------------------------------------------------------------------------
                   AXA Network of Alabama, LLC                                              06-1562392               -      100.00%
                   ----------------------------------------------------------------------------------------
                   AXA Network of Connecticut, Maine and New York, LLC                      13-4085852               -      100.00%
                   ----------------------------------------------------------------------------------------
                   AXA Network Insurance Agency of Massachusetts, LLC                       04-3491734               -      100.00%
                   ----------------------------------------------------------------------------------------
                   AXA Network of Nevada, Inc.                                              13-3389068                      100.00%
                   ----------------------------------------------------------------------------------------
                   AXA Network of Puerto Rico, Inc.                                         66-0577477                      100.00%
                   ----------------------------------------------------------------------------------------
                   AXA Network Insurance Agency of of Texas, Inc.                           75-2529724           1,050      100.00%
                   ----------------------------------------------------------------------------------------
          AXA Equitable Life Insurance Company (Note 2 & 9) *                               13-5570651       2,000,000      100.00%
          -------------------------------------------------------------------------------------------------
              AXA Life and Annuity Company * (Note 10)                                      13-3198083       1,000,000      100.00%
              ---------------------------------------------------------------------------------------------
              Equitable Deal Flow Fund, L.P.                                                13-3385076               -            -
              ---------------------------------------------------------------------------------------------
                   Equitable Managed Assets, L.P.                                           13-3385080               -            -
                   ----------------------------------------------------------------------------------------
              Real Estate Partnership Equities (various)                                        -                    -            -
              ---------------------------------------------------------------------------------------------
              Equitable Holdings, LLC  (Notes 3 & 4)                                        22-2766036               -      100.00%
              ---------------------------------------------------------------------------------------------
                   See Attached Listing A
              ---------------------------------------------------------------------------------------------
              ACMC, Inc.     (Note 4)                                                       13-2677213       5,000,000      100.00%
              ---------------------------------------------------------------------------------------------
              Wil-Gro, Inc                                                                  23-2702404           1,000      100.00%
              ---------------------------------------------------------------------------------------------
              STCS, Inc.                                                                    13-3761592           1,000      100.00%
              ---------------------------------------------------------------------------------------------
              EVSA, Inc.                                                                    23-2671508              50      100.00%
              ---------------------------------------------------------------------------------------------


                                                                                                 Comments
                                                                                         (e.g., Basis of Control)
                                                                                         ------------------------

AXA Financial, Inc.  (Notes 1 & 2)   **
-------------------------------------------------------------------------------------
      Frontier Trust Company, FSB  (Note 7)
      -------------------------------------------------------------------------------
      The Advest Group, Inc.
      -------------------------------------------------------------------------------
      MONY Agricultural Investment Advisers, Inc.
      -------------------------------------------------------------------------------
      MONY Capital Management, Inc.
      -------------------------------------------------------------------------------
      MONY Asset Management, Inc.
      -------------------------------------------------------------------------------
      Matrix Capital Markets Group, Inc.
      -------------------------------------------------------------------------------
      Matrix Private Equities, Inc.
      -------------------------------------------------------------------------------
      MONY Holdings, LLC
      -------------------------------------------------------------------------------
              MONY Life Insurance Company *
              -----------------------------------------------------------------------
                   MONY International Holdings, LLC
                   ------------------------------------------------------------------
                           MONY International Life Insurance Co. Seguros de Vida S.A.
                           ----------------------------------------------------------
                           MONY Financial Resources of the Americas Limited
                           ----------------------------------------------------------
                           MONY Bank & Trust Company of the Americas, Ltd.
                           ----------------------------------------------------------
                               MONY Consultoria e Correctagem de Seguros Ltda.
                               ------------------------------------------------------
                               MONY Life Insurance Company of the Americas, Ltd. *
                   ------------------------------------------------------------------
                   MONY Life Insurance Company of America *
                   ------------------------------------------------------------------
                       Enterprise Accumulation Trust
                       --------------------------------------------------------------
                       Mony Series Funds, Inc.
                   ------------------------------------------------------------------
                   Sagamore Financial, LLC
                   ------------------------------------------------------------------
                       U.S. Financial Life Insurance Company *
                   ------------------------------------------------------------------
                   MONY Financial Services, Inc.
                   ------------------------------------------------------------------
                       Financial Marketing Agency, Inc.
                       --------------------------------------------------------------
                       MONY Brokerage, Inc.
                       --------------------------------------------------------------
                       1740 Ventures, Inc.
                       --------------------------------------------------------------
                       Enterprise Capital Management, Inc.
                       --------------------------------------------------------------
                       MONY Assets Corp.
                       --------------------------------------------------------------
                       1740 Advisers, Inc.
                       --------------------------------------------------------------
                       MONY Securities Corporation
      -------------------------------------------------------------------------------
      AXA Financial Services, LLC   (Note 2)
      -------------------------------------------------------------------------------
          AXA Distribution Holding Corporation  (Note 2)
          ---------------------------------------------------------------------------
              AXA Advisors, LLC     (Note 5)
              -----------------------------------------------------------------------
              AXA Network, LLC     (Note 6)
              -----------------------------------------------------------------------
                   AXA Network of Alabama, LLC
                   ------------------------------------------------------------------
                   AXA Network of Connecticut, Maine and New York, LLC
                   ------------------------------------------------------------------
                   AXA Network Insurance Agency of Massachusetts, LLC
                   ------------------------------------------------------------------
                   AXA Network of Nevada, Inc.
                   ------------------------------------------------------------------
                   AXA Network of Puerto Rico, Inc.
                   ------------------------------------------------------------------
                   AXA Network Insurance Agency of of Texas, Inc.
                   ------------------------------------------------------------------
          AXA Equitable Life Insurance Company (Note 2 & 9) *                          NAIC # 62944
          ---------------------------------------------------------------------------
              AXA Life and Annuity Company * (Note 10)                                 NAIC # 62880
              -----------------------------------------------------------------------
              Equitable Deal Flow Fund, L.P.                                           G.P & L.P.
              -----------------------------------------------------------------------
                   Equitable Managed Assets, L.P.                                      G.P.
                   ------------------------------------------------------------------
              Real Estate Partnership Equities (various)                               **
              -----------------------------------------------------------------------
              Equitable Holdings, LLC  (Notes 3 & 4)
              -----------------------------------------------------------------------
                   See Attached Listing A
              -----------------------------------------------------------------------
              ACMC, Inc.     (Note 4)
              -----------------------------------------------------------------------
              Wil-Gro, Inc
              -----------------------------------------------------------------------
              STCS, Inc.
              -----------------------------------------------------------------------
              EVSA, Inc.
              -----------------------------------------------------------------------

AXA FINANCIAL, INC. - SUBSIDIARY ORGANIZATION CHART- 2005
---------------------------------------------------------

   *  Affiliated Insurer

   ** Information relating to Equitable's Real Estate Partnership Equities is disclosed in Schedule BA, Part 1 of Equitable Life's Annual Statement, which has been filed with the N.Y.S. Insurance Department.

   *** All subsidiaries are corporations, except as otherwise noted.

1. The Equitable Companies Incorporated changed its name to AXA Financial, Inc. on Sept. 3, 1999.

2. Effective Sept. 20, 1999, AXA Financial, Inc. transferred ownership of Equitable Life to AXA Client Solutions, LLC, which was formed on July 19, 1999.
   Effective January 1, 2002, AXA Client Solutions, LLC transferred ownership of Equitable Life and AXA Distribution Holding Corp. to AXA Financial, Inc.
   Effective May 1, 2002, AXA Client Solutions, LLC changed its name to AXA Financial Services, LLC.
   Effective June 1, 2002, AXA Financial, Inc. transferred ownership of Equitable Life and AXA Distribution Holding Corp. to AXA Financial Services, LLC.

3. Equitable Holding Corp. was merged into Equitable Holdings, LLC on Dec. 19, 1997.

4. In October 1999, Alliance Capital Management Holding L.P. ("Alliance Holding") reorganized by transferring its business and assets to Alliance Capital Management L.P., a newly formed private partnership ("Alliance Capital").

   As of December 21, 2004, AXF and its subsidiaries owned 61.33% of the issued and outstanding units of limited partnership interest in Alliance Capital (the "Alliance Capital Units"), as follows:
        AXF held directly 32,699,154 Alliance Capital Units (12.75%),
        AXA Equitable Life directly owned 7,765,204 Alliance Capital Units (3.03%),
        ACMC, Inc. owned 66,220,822 Alliance Capital Units (25.82%), and
        ECMC, LLC owned 40,880,637 Alliance Capital Units (15.94%).
   Alliance Capital Management Corporation also owns a 1% general partnership interest in Alliance Capital.

   In addition, ECMC, LLC and ACMC, Inc. each own 722,178 units (0.28% each), representing assignments of beneficial ownership of limited partnership interests in Alliance Holding (the "Alliance Holding Units"). Alliance Capital Management Corp. owns 100,000 units of general partnership interest (0.04%), in Alliance Holding. Alliance Holding Units are publicly traded on the New York Stock exchange.

   On December 21, 2004, AXF contributed 4,389,192 (1.71%)Alliance Capital Units to MONY Life and 1,225,000 (.48%)Alliance Capital Units to MLOA.

5. EQ Financial Consultants (formerly, Equico Securities, Inc.) was merged into AXA Advisors, LLC on Sept. 20, 1999. AXA Advisors, LLC was transferred from Equitable Holdings, LLC to AXA Distribution Holding Corporation on Sept. 21, 1999.

6. Effective March 15, 2000, Equisource of New York, Inc. and 14 of its subsidiaries were merged into AXA Network, LLC, which was then sold to AXA Distribution Holding Corp. EquiSource of Alabama, Inc. became AXA Network of Alabama, LLC. EquiSource Insurance Agency of Massachusetts, Inc. became AXA Network Insurance Agency of Massachusetts, LLC. Equisource of Nevada, Inc., of Puerto Rico, Inc., and of Texas, Inc., changed their names from "EquiSource" to become "AXA Network", respectively. Effective February 1, 2002, Equitable Distributors Insurance Agency of Texas, Inc. changed its name to AXA Distributors Insurance Agency of Texas, Inc. Effective February 13, 2002 Equitable Distributors Insurance Agency of Massachusetts, LLC changed its name to AXA Distributors Insurance Agency of Massachusetts, LLC.

7. Effective June 6, 2000, Frontier Trust Company was sold by ELAS to AXF and merged into Frontier Trust Company, FSB.

8. Effective June 1, 2001, Equitable Structured Settlement Corp was transferred from ELAS to Equitable Holdings, LLC.

9. Effective September 2004, The Equitable Life Assurance Society of the United States changed its name to AXA Equitable Life Insurance Company.

10. Effective September 2004, The Equitable of Colorado changed its name to AXA Life and Annuity Company.

11. Effective February 18, 2005, MONY Realty Capital, Inc. was sold to
    MMA.

AXA FINANCIAL, INC. - SUBSIDIARY ORGANIZATION CHART- 2005
---------------------------------------------------------

          Dissolved: - On November 3, 2000, Donaldson, Lufkin & Jenrette, Inc. was sold to Credit Suisse Group.
                     - 100 Federal Street Funding Corporation was dissolved August 31, 1998.
                     - 100 Federal Street Realty Corporation was dissolved December 20, 2001.
                     - CCMI Corp. was dissolved on October 7, 1999.
                     - ELAS Realty, Inc. was dissolved January 29, 2002.
                     - EML Associates, L.P. was dissolved March 27, 2001.
                     - EQ Services, Inc. was dissolved May 11, 2001.
                     - Equitable BJVS, Inc. was dissolved October 3, 1999.
                     - Equitable Capital Management Corp. became ECMC, LLC on November 30, 1999.
                     - Equitable JV Holding Corp. was dissolved on June 1, 2002.F142
                     - Equitable JVS II, Inc. was dissolved December 4, 1996
                     - Equitable Underwriting & Sales Agency (Bahamas) Ltd. was
                          dissolved on December 31, 2000.
                     - EREIM LP Associates (L.P.) was dissolved March 27, 2001.
                     - EREIM Managers Corporation was dissolved March 27, 2001.
                     - EVLICO East Ridge, Inc. was dissolved Jan. 13, 2001
                     - EVLICO, Inc. was dissolved in 1999.
                     - Franconom, Inc. was dissolved on December 4, 2000.
                     - GP/EQ Southwest, Inc. was dissolved October 21, 1997
                     - HVM Corp. was dissolved on Feb. 16, 1999.
                     - ML/EQ Real Estate Portfolio, L.P. was dissolved March 27, 2001.
                     - Prime Property Funding, Inc. was dissolved in Feb. 1999.
                     - Sarasota Prime Hotels, Inc. became Sarasota Prime Hotels, LLC.
                     - Six-Pac G.P., Inc. was dissolved July 12,1999
                     - Paramount Planners, LLC., a direct subsidiary of  AXA Distribution Holding Corporation, was dissolved on December 5, 2003
                     - Equitable Rowes Wharf, Inc. was dissolved October 12, 2004
                     - ECLL Inc. was dissolved July 15, 2003
                     - MONY Realty Partners, Inc. was dissolved February 2005

AXA FINANCIAL, INC. - SUBSIDIARY ORGANIZATION CHART- 2005
---------------------------------------------------------
LISTING A - EQUITABLE HOLDINGS, LLC
-----------------------------------


                                                                                                                      State of
                                                                                                         Type of     Incorp. or
                                                                                                        Subsidiary    Domicile
                                                                                                        ----------    --------

AXA Financial, Inc.
------------------------------------------------------------------------------------------------------
      AXA Financial Services, LLC   (Note 2)
      ------------------------------------------------------------------------------------------------
          AXA Equitable Life Insurance Company *
          --------------------------------------------------------------------------------------------
              Equitable Holdings, LLC
              ----------------------------------------------------------------------------------------------------------------------
                   ELAS Securities Acquisition Corporation                                              Operating        DE
                   -----------------------------------------------------------------------------------------------------------------
                   Equitable Casualty Insurance Company *                                               Operating        VT
                   -----------------------------------------------------------------------------------------------------------------
                   ECMC, LLC   (See Note 4 on Page 2)                                                   Operating        DE
                   -----------------------------------------------------------------------------------------------------------------
                       Equitable Capital Private Income & Equity
                         Partnership II, L.P.                                                           Investment       DE
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Management Corporation (See Note 4 on Page 2)                       Operating        DE
                   -----------------------------------------------------------------------------------------------------------------
                       See Attached Listing B
                   -----------------------------------------------------------------------------------------------------------------
                   Equitable JVS, Inc.                                                                  Investment       DE
                   -----------------------------------------------------------------------------------------------------------------
                       Astor Times Square Corp.                                                         Investment       NY
                       -------------------------------------------------------------------------------------------------------------
                       Astor/Broadway Acquisition Corp.                                                 Investment       NY
                       -------------------------------------------------------------------------------------------------------------
                       PC Landmark, Inc.                                                                Investment       TX
                       -------------------------------------------------------------------------------------------------------------
                       EJSVS, Inc.                                                                      Investment       DE
                   -----------------------------------------------------------------------------------------------------------------
                   AXA Distributors, LLC                                                                Operating        DE
                   -----------------------------------------------------------------------------------------------------------------
                       AXA Distributors Insurance Agency of Alabama, LLC                                Operating        DE
                       -------------------------------------------------------------------------------------------------------------
                       AXA Distriburors Insurance Agency, LLC                                           Operating        DE
                       -------------------------------------------------------------------------------------------------------------
                       AXA Distributors Insurance Agency of Massachusetts, LLC                          Operating        MA
                       -------------------------------------------------------------------------------------------------------------
                       AXA Distributors Insurance Agency of Texas, Inc.                                 Operating        TX
                   -----------------------------------------------------------------------------------------------------------------
                   J.M.R. Realty Services, Inc.                                                         Operating        DE
                   -----------------------------------------------------------------------------------------------------------------
                   Equitable Structured Settlement Corp.  (See Note 8 on Page 2)                        Operating        DE
                   -----------------------------------------------------------------------------------------------------------------


                                                                                                          State of
                                                                                                         Principal    Federal
                                                                                                         Operation   Tax ID #
                                                                                                         ---------   ---------

AXA Financial, Inc.
------------------------------------------------------------------------------------------------------
      AXA Financial Services, LLC   (Note 2)
      ------------------------------------------------------------------------------------------------
          AXA Equitable Life Insurance Company *
          --------------------------------------------------------------------------------------------
              Equitable Holdings, LLC
              ----------------------------------------------------------------------------------------------------------------------
                   ELAS Securities Acquisition Corporation                                                   NY      13-3049038
                   -----------------------------------------------------------------------------------------------------------------
                   Equitable Casualty Insurance Company *                                                    VT      06-1166226
                   -----------------------------------------------------------------------------------------------------------------
                   ECMC, LLC   (See Note 4 on Page 2)                                                        NY      13-3266813
                   -----------------------------------------------------------------------------------------------------------------
                       Equitable Capital Private Income & Equity
                         Partnership II, L.P.                                                                NY      13-3544879
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Management Corporation (See Note 4 on Page 2)                            NY      13-3633538
                   -----------------------------------------------------------------------------------------------------------------
                       See Attached Listing B
                   -----------------------------------------------------------------------------------------------------------------
                   Equitable JVS, Inc.                                                                       GA      58-1812697
                   -----------------------------------------------------------------------------------------------------------------
                       Astor Times Square Corp.                                                              NY      13-3593699
                       -------------------------------------------------------------------------------------------------------------
                       Astor/Broadway Acquisition Corp.                                                      NY      13-3593692
                       -------------------------------------------------------------------------------------------------------------
                       PC Landmark, Inc.                                                                     TX      75-2338215
                       -------------------------------------------------------------------------------------------------------------
                       EJSVS, Inc.                                                                           NJ      58-2169594
                   -----------------------------------------------------------------------------------------------------------------
                   AXA Distributors, LLC                                                                     NY      52-2233674
                   -----------------------------------------------------------------------------------------------------------------
                       AXA Distributors Insurance Agency of Alabama, LLC                                     AL      52-2255113
                       -------------------------------------------------------------------------------------------------------------
                       AXA Distriburors Insurance Agency, LLC                                            CT, ME,NY   06-1579051
                       -------------------------------------------------------------------------------------------------------------
                       AXA Distributors Insurance Agency of Massachusetts, LLC                               MA      04-3567096
                       -------------------------------------------------------------------------------------------------------------
                       AXA Distributors Insurance Agency of Texas, Inc.                                      TX      74-3006330
                   -----------------------------------------------------------------------------------------------------------------
                   J.M.R. Realty Services, Inc.                                                              NY      13-3813232
                   -----------------------------------------------------------------------------------------------------------------
                   Equitable Structured Settlement Corp.  (See Note 8 on Page 2)                             NJ      22-3492811
                   -----------------------------------------------------------------------------------------------------------------


                                                                                                   Parent's
                                                                                    Number of      Percent of         Comments
                                                                                     Shares        Ownership       (e.g., Basis
                                                                                      Owned        or Control       of Control)
                                                                                      -----        ----------   --------------------

AXA Financial, Inc.
-----------------------------------------------------------------------------------
      AXA Financial Services, LLC   (Note 2)
      -----------------------------------------------------------------------------
          AXA Equitable Life Insurance Company *
          -------------------------------------------------------------------------
              Equitable Holdings, LLC
              ---------------------------------------------------------------------
                   ELAS Securities Acquisition Corporation                                500      100.00%
                   ----------------------------------------------------------------
                   Equitable Casualty Insurance Company *                               1,000      100.00%
                   ----------------------------------------------------------------
                   ECMC, LLC   (See Note 4 on Page 2)                                       -      100.00%
                   ----------------------------------------------------------------
                       Equitable Capital Private Income & Equity                                            ECMC is G.P.
                         Partnership II, L.P.                                               -            -  ("Deal Flow Fund II")
                   ----------------------------------------------------------------
                   Alliance Capital Management Corporation (See Note 4 on Page 2)         100      100.00%
                   ----------------------------------------------------------------
                       See Attached Listing B
                   ----------------------------------------------------------------
                   Equitable JVS, Inc.                                                  1,000      100.00%
                   ----------------------------------------------------------------
                       Astor Times Square Corp.                                           100      100.00%
                       ------------------------------------------------------------
                       Astor/Broadway Acquisition Corp.                                   100      100.00% G.P. of Astor
                       ------------------------------------------------------------                          Acquisition. L.P.
                       PC Landmark, Inc.                                                1,000      100.00%
                       ------------------------------------------------------------
                       EJSVS, Inc.                                                      1,000      100.00%
                   ----------------------------------------------------------------
                   AXA Distributors, LLC                                                    -      100.00%
                   ----------------------------------------------------------------
                       AXA Distributors Insurance Agency of Alabama, LLC                    -      100.00%
                       ------------------------------------------------------------
                       AXA Distriburors Insurance Agency, LLC                               -      100.00%
                       ------------------------------------------------------------
                       AXA Distributors Insurance Agency of Massachusetts, LLC              -      100.00%
                       ------------------------------------------------------------
                       AXA Distributors Insurance Agency of Texas, Inc.                 1,000      100.00%
                   ----------------------------------------------------------------
                   J.M.R. Realty Services, Inc.                                         1,000      100.00%
                   ----------------------------------------------------------------
                   Equitable Structured Settlement Corp.  (See Note 8 on Page 2)          100      100.00%
                   ----------------------------------------------------------------

*  Affiliated Insurer

      Equitable Investment Corp merged into Equitable Holdings, LLC on November 30, 1999.
      Equitable Capital Management Corp. became ECMC, LLC on November 30, 1999. Effective March 15, 2000, Equisource of New York, Inc. and its
        subsidiaries were merged into AXA Network, LLC, which was then sold to AXA Distribution Holding Holding Corp.
      Efective January 1, 2002, Equitable Distributors, Inc. merged into AXA Distributors, LLC.

AXA FINANCIAL, INC. - SUBSIDIARY ORGANIZATION CHART- 2005
---------------------------------------------------------
LISTING B - ALLIANCE CAPITAL MANAGEMENT CORP.
---------------------------------------------

                                                                                                       State of    State of
                                                                                          Type of     Incorp. or  Principal
                                                                                         Subsidiary    Domicile   Operation
                                                                                         ----------    --------   ---------
AXA Financial, Inc.
----------------------------------------------------------------------------------------
      AXA Financial Services, LLC   (Note 2)
      ----------------------------------------------------------------------------------
          AXA Equitable Life Insurance Company
          ------------------------------------------------------------------------------
              Equitable Holdings, LLC
              --------------------------------------------------------------------------
                   Alliance Capital Management Corporation
                   -----------------------------------------------------------------------------------------------------------------
                       Alliance Capital Management Holding L.P. (See Note 4 on Page 2)   Operating        DE          NY
                       -------------------------------------------------------------------------------------------------------------
                       Alliance Capital Management L.P.  (See Note 4 on Page 2)          Operating        DE          NY
                       -------------------------------------------------------------------------------------------------------------
                           Albion Alliance LLC                                           Operating        DE          NY
                           ---------------------------------------------------------------------------------------------------------
                           Cursitor Alliance LLC                                            HCO           DE          MA
                           ---------------------------------------------------------------------------------------------------------
                           Alliance Capital Management LLC                                  HCO           DE          NY
                           ---------------------------------------------------------------------------------------------------------
                               Sanford C. Bernstein & Co., LLC                           Operating        DE          NY
                           ---------------------------------------------------------------------------------------------------------
                           Alliance Capital Management Corp. of Delaware                    HCO           DE          NY
                           ---------------------------------------------------------------------------------------------------------
                               ACAM Trust Company Private Ltd.                           Operating      India       India
                               -----------------------------------------------------------------------------------------------------
                               ACM Global Investor Services S.A.                         Operating       Lux.        Lux.
                               -----------------------------------------------------------------------------------------------------
                                    ACM New-Alliance (Luxembourg) S.A.                   Operating       Lux.        Lux.
                                    ------------------------------------------------------------------------------------------------
                                    ACM Fund Services (Espana) S.L.                      Operating      Spain       Spain
                               -----------------------------------------------------------------------------------------------------
                               ACM International (France) SAS                            Operating      France      France
                               -----------------------------------------------------------------------------------------------------
                               ACM Software Services Ltd.                                Operating        DE          NY
                               -----------------------------------------------------------------------------------------------------
                               Alliance Barra Research Institute, Inc.                   Operating        DE          NY
                               -----------------------------------------------------------------------------------------------------
                               Alliance Capital Asset Management (Japan) Ltd             Operating      Japan       Japan
                               -----------------------------------------------------------------------------------------------------
                               Alliance Capital Australia Limited                        Operating      Aust.       Aust.
                               -----------------------------------------------------------------------------------------------------
                                    Far Eastern Alliance Asset Management                Operating      Taiwan      Taiwan
                               -----------------------------------------------------------------------------------------------------
                               Alliance Capital Global Derivatives Corp.                 Operating        DE          NY
                               -----------------------------------------------------------------------------------------------------
                               Alliance Capital Latin America Ltd.                       Operating      Brazil      Brazil
                               -----------------------------------------------------------------------------------------------------
                               Alliance Capital Limited                                  Operating       U.K.        U.K.
                               -----------------------------------------------------------------------------------------------------
                                    Alliance Capital Services Ltd.                       Operating       U.K.        U.K.
                                    ------------------------------------------------------------------------------------------------
                                        Dimensional Trust Management Ltd.                Operating       U.K.        U.K.
                               -----------------------------------------------------------------------------------------------------
                               Alliance Capital (Luxembourg) S.A.                        Operating       Lux.        Lux.
                               -----------------------------------------------------------------------------------------------------
                               Alliance Capital Management (Asia) Ltd.                   Operating        DE      Singapore
                               -----------------------------------------------------------------------------------------------------
                               Alliance Capital Management Australia Limited             Operating      Aust.       Aust.
                               -----------------------------------------------------------------------------------------------------
                               Alliance Capital Management Canada, Inc.                  Operating        DE        Canada
                               -----------------------------------------------------------------------------------------------------
                               Alliance Capital Management New Zealand Limited           Operating       N.Z.        N.Z.
                               -----------------------------------------------------------------------------------------------------


                                                                                                               Number of
                                                                                            Federal             Shares
                                                                                           Tax ID #              Owned
                                                                                           ---------             -----

AXA Financial, Inc.
----------------------------------------------------------------------------------------
      AXA Financial Services, LLC   (Note 2)
      ----------------------------------------------------------------------------------
          AXA Equitable Life Insurance Company
          ------------------------------------------------------------------------------
              Equitable Holdings, LLC
              --------------------------------------------------------------------------
                   Alliance Capital Management Corporation
                   ---------------------------------------------------------------------------------------
                       Alliance Capital Management Holding L.P. (See Note 4 on Page 2)
                       -----------------------------------------------------------------------------------
                       Alliance Capital Management L.P.  (See Note 4 on Page 2)            13-3434400
                       -----------------------------------------------------------------------------------
                           Albion Alliance LLC                                             13-3903734
                           -------------------------------------------------------------------------------
                           Cursitor Alliance LLC                                           22-3424339
                           -------------------------------------------------------------------------------
                           Alliance Capital Management LLC
                           -------------------------------------------------------------------------------
                               Sanford C. Bernstein & Co., LLC
                           -------------------------------------------------------------------------------
                           Alliance Capital Management Corp. of Delaware                   13-2778645                  10
                           -------------------------------------------------------------------------------
                               ACAM Trust Company Private Ltd.                                 -
                               ---------------------------------------------------------------------------
                               ACM Global Investor Services S.A.                               -
                               ---------------------------------------------------------------------------
                                    ACM New-Alliance (Luxembourg) S.A.                         -
                                    ----------------------------------------------------------------------
                                    ACM Fund Services (Espana) S.L.                            -
                               ---------------------------------------------------------------------------
                               ACM International (France) SAS                                  -
                               ---------------------------------------------------------------------------
                               ACM Software Services Ltd.                                  13-3910857
                               ---------------------------------------------------------------------------
                               Alliance Barra Research Institute, Inc.                     13-3548918               1,000
                               ---------------------------------------------------------------------------
                               Alliance Capital Asset Management (Japan) Ltd                   -
                               ---------------------------------------------------------------------------
                               Alliance Capital Australia Limited                              -
                               ---------------------------------------------------------------------------
                                    Far Eastern Alliance Asset Management                      -
                               ---------------------------------------------------------------------------
                               Alliance Capital Global Derivatives Corp.                   13-3626546               1,000
                               ---------------------------------------------------------------------------
                               Alliance Capital Latin America Ltd.                             -
                               ---------------------------------------------------------------------------
                               Alliance Capital Limited                                        -                  250,000
                               ---------------------------------------------------------------------------
                                    Alliance Capital Services Ltd.                             -                    1,000
                                    ----------------------------------------------------------------------
                                        Dimensional Trust Management Ltd.                      -                   50,000
                               ---------------------------------------------------------------------------
                               Alliance Capital (Luxembourg) S.A.                              -                    3,999
                               ---------------------------------------------------------------------------
                               Alliance Capital Management (Asia) Ltd.                     13-3752293
                               ---------------------------------------------------------------------------
                               Alliance Capital Management Australia Limited                   -
                               ---------------------------------------------------------------------------
                               Alliance Capital Management Canada, Inc.                    13-3630460              18,750
                               ---------------------------------------------------------------------------
                               Alliance Capital Management New Zealand Limited                 -
                               ---------------------------------------------------------------------------


                                                                                          Parent's
                                                                                          Percent of
                                                                                          Ownership            Comments
                                                                                          or Control   (e.g., Basis of Control)
                                                                                          ----------   ------------------------

AXA Financial, Inc.
----------------------------------------------------------------------------------------
      AXA Financial Services, LLC   (Note 2)
      ----------------------------------------------------------------------------------
          AXA Equitable Life Insurance Company
          ------------------------------------------------------------------------------
              Equitable Holdings, LLC
              --------------------------------------------------------------------------
                   Alliance Capital Management Corporation                                             owns 1% GP interest in
                                                                                                       Alliance Capital Management
                                                                                                       L.P. and 100,000 GP units in
                                                                                                       Alliance Capital Management
                                                                                                       Holding L.P.
                   ----------------------------------------------------------------------
                       Alliance Capital Management Holding L.P. (See Note 4 on Page 2)               -
                       ------------------------------------------------------------------
                       Alliance Capital Management L.P.  (See Note 4 on Page 2)
                       ------------------------------------------------------------------
                           Albion Alliance LLC                                                  37.60% Equitable Life = 4.7%;
                                                                                                         3rd parties = 57.7%
                           --------------------------------------------------------------
                           Cursitor Alliance LLC                                               100.00%
                           --------------------------------------------------------------
                           Alliance Capital Management LLC                                     100.00%
                           --------------------------------------------------------------
                               Sanford C. Bernstein & Co., LLC                                 100.00%
                           --------------------------------------------------------------
                           Alliance Capital Management Corp. of Delaware                       100.00%
                           --------------------------------------------------------------
                               ACAM Trust Company Private Ltd.                                 100.00%
                               ----------------------------------------------------------
                               ACM Global Investor Services S.A.                                99.00% Alliance Capital Oceanic
                                                                                                         Corp. owns 1%
                               ----------------------------------------------------------
                                    ACM New-Alliance (Luxembourg) S.A.                           1.00% New Alliance Asset Mngmnt
                                                                                                         (Asia) Ltd owns 99%
                                    -----------------------------------------------------
                                    ACM Fund Services (Espana) S.L.                            100.00%
                               ----------------------------------------------------------
                               ACM International (France) SAS                                  100.00%
                               ----------------------------------------------------------
                               ACM Software Services Ltd.                                      100.00%
                               ----------------------------------------------------------
                               Alliance Barra Research Institute, Inc.                         100.00%
                               ----------------------------------------------------------
                               Alliance Capital Asset Management (Japan) Ltd                   100.00%
                               ----------------------------------------------------------
                               Alliance Capital Australia Limited                              100.00%
                               ----------------------------------------------------------
                                    Far Eastern Alliance Asset Management                       20.00% 3rd parties = 80%
                               ----------------------------------------------------------
                               Alliance Capital Global Derivatives Corp.                       100.00%
                               ----------------------------------------------------------
                               Alliance Capital Latin America Ltd.                              99.00% Alliance Capital Oceanic
                                                                                                         Corp. owns 1%
                               ----------------------------------------------------------
                               Alliance Capital Limited                                        100.00%
                               ----------------------------------------------------------
                                    Alliance Capital Services Ltd.                             100.00%
                                    -----------------------------------------------------
                                        Dimensional Trust Management Ltd.                      100.00%
                               ----------------------------------------------------------
                               Alliance Capital (Luxembourg) S.A.                               99.98% Alliance Cap. Oceanic Corp.
                                                                                                         owns 0.025%
                               ----------------------------------------------------------
                               Alliance Capital Management (Asia) Ltd.                         100.00%
                               ----------------------------------------------------------
                               Alliance Capital Management Australia Limited                    50.00% 3rd parties = 50%
                               ----------------------------------------------------------
                               Alliance Capital Management Canada, Inc.                        100.00%
                               ----------------------------------------------------------
                               Alliance Capital Management New Zealand Limited                  50.00% 3rd parties = 50%
                               ----------------------------------------------------------

AXA FINANCIAL, INC. - SUBSIDIARY ORGANIZATION CHART- 2005
---------------------------------------------------------
LISTING B - ALLIANCE CAPITAL MANAGEMENT CORP.
---------------------------------------------


                                                                                                         State of    State of
                                                                                             Type of    Incorp. or  Principal
                                                                                            Subsidiary   Domicile   Operation
                                                                                            ----------   --------   ---------

AXA Financial, Inc.
-------------------------------------------------------------------------------------------
      AXA Financial Services, LLC   (Note 2)
      -------------------------------------------------------------------------------------
          AXA Equitable Life Insurance Company
          ---------------------------------------------------------------------------------
              Equitable Holdings, LLC
              -----------------------------------------------------------------------------
                   Alliance Capital Management Corporation
                   ------------------------------------------------------------------------
                       Alliance Capital Management L.P.
                       --------------------------------------------------------------------
                           Alliance Capital Management Corp. of Delaware (Cont'd)
                           ---------------------------------------------------------------------------------------------------------
                               Alliance Capital Management (Proprietary) Ltd.               Operating   So Africa   So Africa
                               -----------------------------------------------------------------------------------------------------
                                    Alliance-Odyssey Capital Mgmt. (Nambia)
                                       (Proprietary) Ltd.                                   Operating     Nambia      Nambia
                               -----------------------------------------------------------------------------------------------------
                               Alliance Capital Management (Singapore) Ltd.                 Operating   Singapore   Singapore
                               -----------------------------------------------------------------------------------------------------
                               Alliance Capital (Mauritius) Private Ltd.                    Operating   Mauritius   Mauritius
                               -----------------------------------------------------------------------------------------------------
                                    Alliance Capital Asset Management (India) Private Ltd   Operating     India       India
                               -----------------------------------------------------------------------------------------------------
                               Alliance Capital Oceanic Corp.                               Operating       DE          NY
                               -----------------------------------------------------------------------------------------------------
                               Alliance Corporate Finance Group Inc.                        Operating       DE          NY
                               -----------------------------------------------------------------------------------------------------
                               Alliance Eastern Europe, Inc.                                Operating       DE          NY
                               -----------------------------------------------------------------------------------------------------
                               AllianceBernstein Investment Research and
                               Management, Inc., (Alliance Fund Distributors, Inc.)         Operating       DE          NY
                               -----------------------------------------------------------------------------------------------------
                               Alliance Global Investor Services, Inc.                      Operating       DE          NJ
                               -----------------------------------------------------------------------------------------------------
                               Alliance SBS-AGRO Capital Management Co.                     Operating     Russia      Russia
                               -----------------------------------------------------------------------------------------------------
                               Hanwha Investment Trust Mgmt. Co., Ltd                       Operating    So Korea    So Korea
                               -----------------------------------------------------------------------------------------------------
                               New Alliance Asset Management (Asia) Ltd                     Operating      H.K.        H.K.
                               -----------------------------------------------------------------------------------------------------
                                    Alliance Capital Taiwan Limited                         Operating     Taiwan      Taiwan
                                    ------------------------------------------------------------------------------------------------
                                    ACM New-Alliance (Luxembourg) S.A.                      Operating      Lux.        Lux.
                               -----------------------------------------------------------------------------------------------------
                               Meiji - Alliance Capital Corp.                               Operating       DE          NY
                               -----------------------------------------------------------------------------------------------------
                               Sanford C. Bernstein Ltd.                                    Operating      U.K.        U.K.
                               -----------------------------------------------------------------------------------------------------
                                    Sanford C. Bernstein (CREST Nominees) Ltd.              Operating      U.K.        U.K.
                               -----------------------------------------------------------------------------------------------------
                               Sanford C. Bernstein Proprietary Ltd.                        Operating     Aust.       Aust.
                               -----------------------------------------------------------------------------------------------------
                               Whittingdale Holdings Ltd.                                   Operating      U.K.        U.K.
                               -----------------------------------------------------------------------------------------------------
                                    ACM Investments Ltd.                                    Operating      U.K.        U.K.
                                    ------------------------------------------------------------------------------------------------
                                    Alliance Asset Allocation Ltd.                          Operating      U.K.        U.K.
                                    ------------------------------------------------------------------------------------------------
                                    Alliance Capital Whittingdale Ltd.                      Operating      U.K.        U.K.
                                    ------------------------------------------------------------------------------------------------
                                    Alliance Cecogest S.A.                                  Operating     France      France
                                    ------------------------------------------------------------------------------------------------
                                    Cursitor Alliance Services Ltd.                         Operating      U.K.        U.K.
                                    ------------------------------------------------------------------------------------------------
                                    Cursitor Holdings Ltd.                                  Operating      U.K.        U.K.
                                    ------------------------------------------------------------------------------------------------
                                    Whittingdale Nominees Ltd.                              Operating      U.K.        U.K.
                                    ------------------------------------------------------------------------------------------------



                                                                                                                  Number of
                                                                                                 Federal           Shares
                                                                                                Tax ID #            Owned
                                                                                                ---------           -----

AXA Financial, Inc.
-------------------------------------------------------------------------------------------
      AXA Financial Services, LLC   (Note 2)
      -------------------------------------------------------------------------------------
          AXA Equitable Life Insurance Company
          ---------------------------------------------------------------------------------
              Equitable Holdings, LLC
              -----------------------------------------------------------------------------
                   Alliance Capital Management Corporation
                   ------------------------------------------------------------------------
                       Alliance Capital Management L.P.
                       --------------------------------------------------------------------
                           Alliance Capital Management Corp. of Delaware (Cont'd)
                           ------------------------------------------------------------------------------------
                               Alliance Capital Management (Proprietary) Ltd.                       -
                               --------------------------------------------------------------------------------
                                    Alliance-Odyssey Capital Mgmt. (Nambia)
                                       (Proprietary) Ltd.                                           -
                               --------------------------------------------------------------------------------
                               Alliance Capital Management (Singapore) Ltd.                         -
                               --------------------------------------------------------------------------------
                               Alliance Capital (Mauritius) Private Ltd.                            -
                               --------------------------------------------------------------------------------
                                    Alliance Capital Asset Management (India) Private Ltd           -
                               --------------------------------------------------------------------------------
                               Alliance Capital Oceanic Corp.                                   13-3441277               1,000
                               --------------------------------------------------------------------------------
                               Alliance Corporate Finance Group Inc.                            52-1671668               1,000
                               --------------------------------------------------------------------------------
                               Alliance Eastern Europe, Inc.                                    13-3802178
                               --------------------------------------------------------------------------------
                               AllianceBernstein Investment Research and
                               Management, Inc., (Alliance Fund Distributors, Inc.)             13-3191825                 100
                               --------------------------------------------------------------------------------
                               Alliance Global Investor Services, Inc.                          13-3211780                 100
                               --------------------------------------------------------------------------------
                               Alliance SBS-AGRO Capital Management Co.                             -
                               --------------------------------------------------------------------------------
                               Hanwha Investment Trust Mgmt. Co., Ltd                               -
                               --------------------------------------------------------------------------------
                               New Alliance Asset Management (Asia) Ltd                             -
                               --------------------------------------------------------------------------------
                                    Alliance Capital Taiwan Limited                                 -
                                    ---------------------------------------------------------------------------
                                    ACM New-Alliance (Luxembourg) S.A.                              -
                               --------------------------------------------------------------------------------
                               Meiji - Alliance Capital Corp.                                   13-3613617              50,000
                               --------------------------------------------------------------------------------
                               Sanford C. Bernstein Ltd.                                            -
                               --------------------------------------------------------------------------------
                                    Sanford C. Bernstein (CREST Nominees) Ltd.                      -
                               --------------------------------------------------------------------------------
                               Sanford C. Bernstein Proprietary Ltd.                                -
                               --------------------------------------------------------------------------------
                               Whittingdale Holdings Ltd.                                           -
                               --------------------------------------------------------------------------------
                                    ACM Investments Ltd.                                            -
                                    ---------------------------------------------------------------------------
                                    Alliance Asset Allocation Ltd.                                  -
                                    ---------------------------------------------------------------------------
                                    Alliance Capital Whittingdale Ltd.                              -
                                    ---------------------------------------------------------------------------
                                    Alliance Cecogest S.A.                                          -
                                    ---------------------------------------------------------------------------
                                    Cursitor Alliance Services Ltd.                                 -
                                    ---------------------------------------------------------------------------
                                    Cursitor Holdings Ltd.                                          -
                                    ---------------------------------------------------------------------------
                                    Whittingdale Nominees Ltd.                                      -
                                    ---------------------------------------------------------------------------


                                                                                           Parent's
                                                                                           Percent of
                                                                                           Ownership            Comments
                                                                                           or Control   (e.g., Basis of Control)
                                                                                           ----------   ------------------------

AXA Financial, Inc.
-------------------------------------------------------------------------------------------
      AXA Financial Services, LLC   (Note 2)
      -------------------------------------------------------------------------------------
          AXA Equitable Life Insurance Company
          ---------------------------------------------------------------------------------
              Equitable Holdings, LLC
              -----------------------------------------------------------------------------
                   Alliance Capital Management Corporation
                   ------------------------------------------------------------------------
                       Alliance Capital Management L.P.
                       --------------------------------------------------------------------
                           Alliance Capital Management Corp. of Delaware (Cont'd)
                           ----------------------------------------------------------------
                               Alliance Capital Management (Proprietary) Ltd.                    80.00% 3rd parties = 20%
                               ------------------------------------------------------------
                                    Alliance-Odyssey Capital Mgmt. (Nambia)
                                       (Proprietary) Ltd.                                       100.00%
                               ------------------------------------------------------------
                               Alliance Capital Management (Singapore) Ltd.                     100.00%
                               ------------------------------------------------------------
                               Alliance Capital (Mauritius) Private Ltd.                        100.00%
                               ------------------------------------------------------------
                                    Alliance Capital Asset Management (India) Private Ltd        75.00% 3rd parties = 25%
                               ------------------------------------------------------------
                               Alliance Capital Oceanic Corp.                                   100.00% inactive
                               ------------------------------------------------------------
                               Alliance Corporate Finance Group Inc.                            100.00%
                               ------------------------------------------------------------
                               Alliance Eastern Europe, Inc.                                    100.00%
                               ------------------------------------------------------------
                               AllianceBernstein Investment Research and
                               Management, Inc., (Alliance Fund Distributors, Inc.)                   1
                               ------------------------------------------------------------
                               Alliance Global Investor Services, Inc.                          100.00%   formerly, Alliance Fund
                                                                                                            Services, Inc.
                               ------------------------------------------------------------
                               Alliance SBS-AGRO Capital Management Co.                          49.00% 3rd parties = 51%
                               ------------------------------------------------------------
                               Hanwha Investment Trust Mgmt. Co., Ltd                            20.00% 3rd parties = 80%
                               ------------------------------------------------------------
                               New Alliance Asset Management (Asia) Ltd                          50.00% 3rd parties = 50%
                               ------------------------------------------------------------
                                    Alliance Capital Taiwan Limited                              99.00% Others owns 1%
                                    -------------------------------------------------------
                                    ACM New-Alliance (Luxembourg) S.A.                           99.00% ACM Global Investor Svcs
                                                                                                          owns 1%
                               ------------------------------------------------------------
                               Meiji - Alliance Capital Corp.                                    50.00% Meiji Mutual Life owns 50%
                               ------------------------------------------------------------
                               Sanford C. Bernstein Ltd.                                        100.00%
                               ------------------------------------------------------------
                                    Sanford C. Bernstein (CREST Nominees) Ltd.                  100.00%
                               ------------------------------------------------------------
                               Sanford C. Bernstein Proprietary Ltd.                            100.00%
                               ------------------------------------------------------------
                               Whittingdale Holdings Ltd.                                       100.00%
                               ------------------------------------------------------------
                                    ACM Investments Ltd.                                        100.00%
                                    -------------------------------------------------------
                                    Alliance Asset Allocation Ltd.                              100.00%
                                    -------------------------------------------------------
                                    Alliance Capital Whittingdale Ltd.                          100.00%
                                    -------------------------------------------------------
                                    Alliance Cecogest S.A.                                      100.00%
                                    -------------------------------------------------------
                                    Cursitor Alliance Services Ltd.                             100.00%
                                    -------------------------------------------------------
                                    Cursitor Holdings Ltd.                                      100.00%
                                    -------------------------------------------------------
                                    Whittingdale Nominees Ltd.                                  100.00%
                                    -------------------------------------------------------

AXA FINANCIAL, INC. - SUBSIDIARY ORGANIZATION CHART- 2005
---------------------------------------------------------
LISTING C - MONY
----------------

                                                                                                     State of           State of
                                                                                   Type of          Incorp. or         Principal
                                                                                  Subsidiary         Domicile          Operation
                                                                                  ----------         --------          ---------
AXA Financial, Inc.
--------------------------------------------------------------------------------
      AXA Financial Services, LLC   (Note 2)
      --------------------------------------------------------------------------
          AXA Equitable Life Insurance Company *
      ------------------------------------------------------------------------------------------------------------------------------
      The Advest Group, Inc.                                                         HCO                DE                 CT
      ------------------------------------------------------------------------------------------------------------------------------
              Vercoe Insurance Agency, Inc.                                       Insurance             OH                 OH
              ----------------------------------------------------------------------------------------------------------------------
              Advest Capital, Inc.                                                Operating             CT                 CT
              ----------------------------------------------------------------------------------------------------------------------
              Billings and Company, Inc.                                          Operating             CT                 CT
              ----------------------------------------------------------------------------------------------------------------------
                   Billings Management Co.                                        Operating             CT                 CT
              ----------------------------------------------------------------------------------------------------------------------
              Boston Advisors, Inc.                                               Operating             MA                 MA
              ----------------------------------------------------------------------------------------------------------------------
              Advest Transfer Services, Inc.                                      Operating             DE                 CT
              ----------------------------------------------------------------------------------------------------------------------
              Advest, Inc.                                                        Operating             DE                 CT
              ----------------------------------------------------------------------------------------------------------------------
                   Balanced Capital Services, Inc.                                Insurance             CT                 CT
                   -----------------------------------------------------------------------------------------------------------------
                   Advest Insurance Agency, Inc.                                  Insurance             MA                 MA
              ----------------------------------------------------------------------------------------------------------------------
              Independent Portfolio Consultants, Inc.                             Operating             DE                 FL
              ----------------------------------------------------------------------------------------------------------------------
              A. B. Realty Corp.                                                  Operating             CT                 CT
              ----------------------------------------------------------------------------------------------------------------------
              Bank Street Management Company                                      Operating             CT                 CT
              ----------------------------------------------------------------------------------------------------------------------
              Advest Mortgages, Inc.                                              Operating             DE                 DE
      ------------------------------------------------------------------------------------------------------------------------------
      MONY Agricultural Investment Advisers, Inc.                                 Operating             DE                 CO
      ------------------------------------------------------------------------------------------------------------------------------
      MONY Capital Management, Inc.                                               Operating             DE                 NY
      ------------------------------------------------------------------------------------------------------------------------------
      MONY Asset Management, Inc.                                                 Operating             DE                 NY
      ------------------------------------------------------------------------------------------------------------------------------
      Matrix Capital Markets Group, Inc.                                          Operating             VA                 VA
      ------------------------------------------------------------------------------------------------------------------------------
      Matrix Private Equities, Inc.                                               Operating             VA                 VA
      ------------------------------------------------------------------------------------------------------------------------------
      MONY Holdings, LLC                                                             HCO                DE                 NY
      ------------------------------------------------------------------------------------------------------------------------------
          MONY Life Insurance Company *                                           Insurance             NY                 NY
          --------------------------------------------------------------------------------------------------------------------------
              MONY International Holdings, LLC                                       HCO                DE                 NY
              ----------------------------------------------------------------------------------------------------------------------
                   MONY International Life Insurance Co. Seguros de Vida S.A.     Insurance         Argentina          Argentina
                   -----------------------------------------------------------------------------------------------------------------
                   MONY Financial Resources of the Americas Limited                  HCO             Jamaica            Jamaica
                   -----------------------------------------------------------------------------------------------------------------
                   MONY Bank & Trust Company of the Americas, Ltd.                Operating       Cayman Islands     Cayman Islands
                   -----------------------------------------------------------------------------------------------------------------
                       MONY Consultoria e Corretagem de Seguros Ltda.             Operating           Brazil             Brazil
                       -------------------------------------------------------------------------------------------------------------
                       MONY Life Insurance Company of the Americas, Ltd.          Insurance       Cayman Islands     Cayman Islands
              ----------------------------------------------------------------------------------------------------------------------
              MONY Life Insurance Company of America                              Insurance             AZ                 NY
              ----------------------------------------------------------------------------------------------------------------------
                   Enterprise Accumulation Trust                                  Operating             MA                 GA
                   -----------------------------------------------------------------------------------------------------------------
                   Mony Series Funds, Inc.                                        Operating             MD                 NY
              ----------------------------------------------------------------------------------------------------------------------
              Sagamore Financial, LLC                                                HCO                OH                 OH
              ----------------------------------------------------------------------------------------------------------------------
                   U.S. Financial Life Insurance Company *                        Insurance             OH                 OH
              ----------------------------------------------------------------------------------------------------------------------
              MONY Financial Services, Inc.                                          HCO                DE                 NY
              ----------------------------------------------------------------------------------------------------------------------
                   Financial Marketing Agency, Inc.                               Operating             OH                 OH
                   -----------------------------------------------------------------------------------------------------------------
                   MONY Brokerage, Inc.                                           Operating             DE                 PA
                   -----------------------------------------------------------------------------------------------------------------
                       MBI Insurance Agency of Ohio, Inc.                         Operating             OH                 OH
                       -------------------------------------------------------------------------------------------------------------
                       MBI Insurance Agency of Alabama, Inc.                      Operating             AL                 AL
                       -------------------------------------------------------------------------------------------------------------
                       MBI Insurance Agency of Texas, Inc.                        Operating             TX                 TX
                       -------------------------------------------------------------------------------------------------------------
                       MBI Insurance Agency of Massachusetts, Inc.                Operating             MA                 MA
                       -------------------------------------------------------------------------------------------------------------
                       MBI Insurance Agency of Washington, Inc.                   Operating             WA                 WA
                       -------------------------------------------------------------------------------------------------------------
                       MBI Insurance Agency of New Mexico, Inc.                   Operating             NM                 NM
                   -----------------------------------------------------------------------------------------------------------------
                   1740 Ventures, Inc.                                            Operating             NY                 NY
                   -----------------------------------------------------------------------------------------------------------------
                   Enterprise Capital Management, Inc.                            Operating             GA                 GA
                   -----------------------------------------------------------------------------------------------------------------
                       Enterprise Fund Distributors, Inc.                         Operating             DE                 GA
                   -----------------------------------------------------------------------------------------------------------------
                   MONY Assets Corp.                                                 HCO                NY                 NY
                   -----------------------------------------------------------------------------------------------------------------
                       MONY Benefits Management Corp.                             Operating             DE                 NY
                       -------------------------------------------------------------------------------------------------------------
                       MONY Benefits Service Corp.                                Operating             DE                 NY
                   -----------------------------------------------------------------------------------------------------------------
                   1740 Advisers, Inc.                                            Operating             NY                 NY
                   -----------------------------------------------------------------------------------------------------------------
                   MONY Securities Corporation                                    Operating             NY                 NY
                   -----------------------------------------------------------------------------------------------------------------
                       Trusted Insurance Advisers General Agency Corp.            Operating             MN                 NY
                       -------------------------------------------------------------------------------------------------------------
                       Trusted Investment Advisers Corp.                          Operating             MN                 NY
      ------------------------------------------------------------------------------------------------------------------------------


                                                                                                              Parent's    Comments
                                                                                               Number of      Percent of    (e.g.,
                                                                                    Federal     Shares        Ownership    Basis of
                                                                                   Tax ID #      Owned        or Control    Control)
                                                                                   ---------     -----        ----------  ----------
AXA Financial, Inc.
--------------------------------------------------------------------------------
      AXA Financial Services, LLC   (Note 2)
      --------------------------------------------------------------------------
          AXA Equitable Life Insurance Company *
      ------------------------------------------------------------------------------------------
      The Advest Group, Inc.                                                       13-4139153
      ------------------------------------------------------------------------------------------
              Vercoe Insurance Agency, Inc.                                        31-0925501         2,997        100.00%
              ----------------------------------------------------------------------------------
              Advest Capital, Inc.                                                 06-1421694         1,000        100.00%
              ----------------------------------------------------------------------------------
              Billings and Company, Inc.                                           06-0968848                      100.00%
              ----------------------------------------------------------------------------------
                   Billings Management Co.                                         06-1053345           500        100.00%
              ----------------------------------------------------------------------------------
              Boston Advisors, Inc.                                                04-2805120           100        100.00%
              ----------------------------------------------------------------------------------
              Advest Transfer Services, Inc.                                       06-1583738           100        100.00%
              ----------------------------------------------------------------------------------
              Advest, Inc.                                                         06-0950348         1,000        100.00%
              ----------------------------------------------------------------------------------
                   Balanced Capital Services, Inc.                                 06-0878468         1,000        100.00%
                   -----------------------------------------------------------------------------
                   Advest Insurance Agency, Inc.                                   04-2590954            75        100.00%
              ----------------------------------------------------------------------------------
              Independent Portfolio Consultants, Inc.                              90-0001325                      100.00%
              ----------------------------------------------------------------------------------
              A. B. Realty Corp.                                                   06-1227868                      100.00%
              ----------------------------------------------------------------------------------
              Bank Street Management Company                                       06-1410955                      100.00%
              ----------------------------------------------------------------------------------
              Advest Mortgages, Inc.                                               06-1545819         1,000        100.00%
      ------------------------------------------------------------------------------------------
      MONY Agricultural Investment Advisers, Inc.                                  75-2961816                      100.00%
      ------------------------------------------------------------------------------------------
      MONY Capital Management, Inc.                                                13-4194065                      100.00%
      ------------------------------------------------------------------------------------------
      MONY Asset Management, Inc.                                                  13-4194080                      100.00%
      ------------------------------------------------------------------------------------------
      Matrix Capital Markets Group, Inc.                                           54-1533186                      100.00%
      ------------------------------------------------------------------------------------------
      Matrix Private Equities, Inc.                                                54-1968996                      100.00%
      ------------------------------------------------------------------------------------------
      MONY Holdings, LLC                                                           13-3976138                      100.00%
      ------------------------------------------------------------------------------------------
          MONY Life Insurance Company *                                            13-1632487                      100.00%
          --------------------------------------------------------------------------------------
              MONY International Holdings, LLC                                     13-3790446                      100.00%
              ----------------------------------------------------------------------------------
                   MONY International Life Insurance Co. Seguros de Vida S.A.      98-0157781                      100.00%
                   -----------------------------------------------------------------------------
                   MONY Financial Resources of the Americas Limited                                                 99.00%
                   -----------------------------------------------------------------------------
                   MONY Bank & Trust Company of the Americas, Ltd.                 98-0152047                      100.00%
                   -----------------------------------------------------------------------------
                       MONY Consultoria e Corretagem de Seguros Ltda.                                               99.00%
                       -------------------------------------------------------------------------
                       MONY Life Insurance Company of the Americas, Ltd.           98-0152046                      100.00%
              ----------------------------------------------------------------------------------
              MONY Life Insurance Company of America                               86-0222062                      100.00%
              ----------------------------------------------------------------------------------
                   Enterprise Accumulation Trust                                   58-6303987                      100.00%
                   -----------------------------------------------------------------------------
                   Mony Series Funds, Inc.                                         13-3388742                      100.00%
              ----------------------------------------------------------------------------------
              Sagamore Financial, LLC                                              31-1296919     1,993,940        100.00%
              ----------------------------------------------------------------------------------
                   U.S. Financial Life Insurance Company *                         38-2046096       405,000        100.00%
              ----------------------------------------------------------------------------------
              MONY Financial Services, Inc.                                        11-3722370         1,000        100.00%
              ----------------------------------------------------------------------------------
                   Financial Marketing Agency, Inc.                                31-1465146            99         99.00%
                   -----------------------------------------------------------------------------
                   MONY Brokerage, Inc.                                            22-3015130         1,500        100.00%
                   -----------------------------------------------------------------------------
                       MBI Insurance Agency of Ohio, Inc.                          31-1562855             5        100.00%
                       -------------------------------------------------------------------------
                       MBI Insurance Agency of Alabama, Inc.                       62-1699522             1        100.00%
                       -------------------------------------------------------------------------
                       MBI Insurance Agency of Texas, Inc.                         74-2861481            10        100.00%
                       -------------------------------------------------------------------------
                       MBI Insurance Agency of Massachusetts, Inc.                 06-1496443             5        100.00%
                       -------------------------------------------------------------------------
                       MBI Insurance Agency of Washington, Inc.                    91-1940542             1        100.00%
                       -------------------------------------------------------------------------
                       MBI Insurance Agency of New Mexico, Inc.                    62-1705422             1        100.00%
                   -----------------------------------------------------------------------------
                   1740 Ventures, Inc.                                             13-2848244         1,000        100.00%
                   -----------------------------------------------------------------------------
                   Enterprise Capital Management, Inc.                             58-1660289           500        100.00%
                   -----------------------------------------------------------------------------
                       Enterprise Fund Distributors, Inc.                          22-1990598         1,000        100.00%
                   -----------------------------------------------------------------------------
                   MONY Assets Corp.                                               13-2662263       200,000        100.00%
                   -----------------------------------------------------------------------------
                       MONY Benefits Management Corp.                              13-3363383         9,000         90.00%
                       -------------------------------------------------------------------------
                       MONY Benefits Service Corp.                                 13-4194349         2,500         90.00%
                   -----------------------------------------------------------------------------
                   1740 Advisers, Inc.                                             13-2645490        14,600        100.00%
                   -----------------------------------------------------------------------------
                   MONY Securities Corporation                                     13-2645488         7,550        100.00%
                   -----------------------------------------------------------------------------
                       Trusted Insurance Advisers General Agency Corp.             41-1941465         1,000        100.00%
                       -------------------------------------------------------------------------
                       Trusted Investment Advisers Corp.                           41-1941464             1        100.00%
      ------------------------------------------------------------------------------------------

   -  Advest Trust Company merged into Frontier Trust Company in 2004
   -  As of February 18, 2005, MONY Realty Capital, Inc. was sold to MMA.
   -  As of February 2005, MONY Realty Parnters, Inc. was dissolved
   - MONY Financial Resources of the Americas Limited, is 99% owned by MONY International Holdings, LLCand an individual holds one share of it stock for Jamaican regulatory reasons.
   - MONY Financial Resources of the Americas Limited, is 99% owned by MONY International Holdings, LLCand an individual holds one share of it stock for Brazilian regulatory reasons.

Item 27.        Number of Contractowners
                ------------------------

                As of the date of this filing, the Registrant has not commenced sales of the EQUI-VEST Strategies contracts under this Registration Statement.




Item 28.        Indemnification
                ---------------

           (a)  Indemnification of Directors and Officers

                The By-Laws of AXA Equitable Life Insurance Company("AXA Equitable") provide, in Article VII, as follows:

                   7.4  Indemnification of Directors, Officers and Employees.
                        (a) To the extent permitted by the law of the State of New York and subject to all applicable requirements thereof:

                         (i) any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that he or she, or his or her testator or intestate, is or was a director, officer or employee of the Company shall be indemnified by the Company;

                         (ii) any person made or threatened to be made a party
                              to any action or proceeding, whether civil or criminal, by reason of the fact that he or she, or his or her testator or intestate serves or served any other organization in any capacity at the request of the Company may be indemnified by the Company; and

                        (iii) the related expenses of any such person in any
                              of said categories may be advanced by the Company.

                              (b) To the extent permitted by the law of the State of New York, the Company may provide for further indemnification or advancement of expenses by resolution of shareholders of the Company or the Board of Directors, by amendment of these By-Laws, or by agreement. (Business Corporation Law ss. 721-726; Insurance Law ss. 1216)

                The directors and officers of AXA Equitable are insured under policies issued by Lloyd's of London, X.L. Insurance Company, Arch Insurance Company and ACE Insurance Company. The annual limit on such policies is $150 million, and the policies insure the officers and directors against certain liabilities arising out of their conduct in such capacities.

           (b) Indemnification of Principal Underwriters
           ---------------------------------------------
           To the extent permitted by law of the State of New York and subject to all applicable requirements thereof, AXA Distributors, Inc. and AXA Advisors, LLC have undertaken to indemnify each of its respective directors and officers who is made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact the director or officer, or his or her testator or intestate, is or was a director or officer of AXA Distributors, Inc. and AXA Advisors, LLC.

           (c) Undertaking
           ---------------

                Insofar as indemnification for liability arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.   Principal Underwriters
           ----------------------

           (a) AXA Advisors, LLC, and AXA Distributors, LLC, both affiliates of AXA Equitable, MONY Life Insurance Company and MONY Life Insurance Company of America, are the principal underwriters for Separate Accounts 49 and FP of AXA Equitable, EQ Advisors Trust and AXA Premier VIP Trust, and of MONY Variable Account A, MONY Variable Account L, MONY America Variable Account A and MONY America Variable Account L. In addition, AXA Advisors is the principal underwriter for AXA Equitable's Separate Accounts 45, 301 and I, and MONY's Variable Account S and Keynote. The principal business address of AXA Advisors, LLC and AXA Distributors, LLC. is 1290 Avenue of the Americas, NY,NY 10104.

           (b) Set forth below is certain information regarding the directors and principal officers of AXA Advisors, LLC and AXA Distributors, LLC. The business address of the persons whose names are preceded by an asterisk is that of AXA Advisors, LLC or AXA Distributors, LLC, as applicable.


(i) AXA ADVISORS, LLC

NAME AND PRINCIPAL                    POSITIONS AND OFFICES WITH UNDERWRITER
BUSINESS ADDRESS                      (AXA ADVISORS LLC)
----------------                      --------------------------------------
*Harvey E. Blitz                      Assistant Vice President and Director

*Barbara Goodstein                    Director

*Robert S. Jones, Jr.                 Chairman of the Board and Director

*Ned Dane                             President and Director

*Richard Dziadzio                     Director

*James A. Shepherdson                 Director

 Edward J. Hayes                      Executive Vice President
 200 Plaza Drive
 Secaucus, NJ  07096

 Stephen T. Burnthall                 Senior Vice President
 6435 Shiloh Road
 Suite A
 Alpharetta, GA  30005

 James Goodwin                        Senior Vice President
 333 Thornall Street
 Edison, NJ 08837

 Jeffrey Green                        Senior Vice President
 4251 Crums Mill Road
 Harrisburg, PA 17112

*Kevin R. Byrne                       Senior Vice President and Treasurer

*Jill Cooley                          Chief Risk Officer and Director

*David Cerza                          First Vice President

*Donna M. Dazzo                       First Vice President

*Amy Franceschini                     First Vice  President

*Peter Mastrantuono                   First Vice President

*Raymond T. Barry                     Vice President

*Michael Brzozowski                   Vice President

*Claire A. Comerford                  Vice President

*Mark D. Godofsky                     Senior Vice President and Controller

*Janet Friedman                       Vice President

*Stuart Abrams                        Senior Vice President and General Counsel

*Patricia Roy                         Vice President and Chief Compliance
                                      Officer -- Broker-Dealer Activities

*Anthony F. Recine                    Chief Compliance Officer -- Investment
                                      Advisory Activities

*Linda J. Galasso                     Assistant Secretary

*Francesca Divone                     Secretary

*Gary Gordon                          Vice President

 Gisela Jackson                       Vice President
 4251 Crums Mill Road
 Harrisburg, PA 17112

*Frank Massa                          Vice President

*Carolann Matthews                    Vice President

*Jose Montenegro                      Vice President

 Edna Russo                           Vice President
 333 Thornall Street
 Edison, NJ 08837

*Michael Ryniker                      Vice President

*Frank Acierno                        Assistant Vice President

*Ruth Shorter                         Assistant Vice President

*Richard Morin                        Assistant Vice President

*Irina Gyrla                          Assistant Vice President

(ii) AXA DISTRIBUTORS, LLC

NAME AND PRINCIPAL                    POSITIONS AND OFFICES WITH UNDERWRITER
BUSINESS ADDRESS                      (AXA DISTRIBUTORS, LLC)
----------------                      --------------------------------------

James A. Shepherdson                  Director and Chairman of the Board,
                                      President and Chief Executive Officer

James Mullery                         Director, Executive Vice President and
                                      Chief Sales Director

Philip Meserve                        Director and Vice President of
                                      Business Development

Michael Brandreit                     Managing Director and National Sales
                                      Manager

Douglas Dubitsky                      Managing Director, Chief Service Officer

Jeff Herman                           Senior Vice President

Anthea Perkinson                      Senior Vice President and National
                                      Accounts Director, Financial Institutions

Nelida Garcia                         Senior Vice President

Mary Toumpas                          Senior Vice President

John Kennedy                          Managing Director and National Sales
                                      Manager

Michael McCarthy                      Managing Director and National Sales
                                      Manager

Norman J. Abrams                      Vice President and General Counsel

Linda J. Galasso                      Vice President and Secretary

Ronald R. Quist                       Vice President and Treasurer

Patrick O'Shea                        Vice President and Chief Financial
                                      Officer


         (c) The information under "Distribution of the Contracts" in the Prospectus and Statement of Additional Information forming a part of this Registration Statement is incorporated herein by reference.

Item 30.        Location of Accounts and Records
                --------------------------------

                The records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and Rules 31a-1 to 31a-3 thereunder are maintained by AXA Equitable at 1290 Avenue of the Americans, New York, NY 10104 and 135 West 50th St., New York, NY 10020, and the 135 West 50th Street, New York, NY 10020, and 200 Plaza Drive, Secaucus, NJ 07096.


Item 31.        Management Services
                -------------------

                Not applicable.

Item 32.        Undertakings
                ------------

                The Registrant hereby undertakes:

                (a) to file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted;

                (b) to include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a postcard or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information;

                (c) to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request.

                AXA Equitable hereby represents that the fees and charges deducted under the contracts described in this Registration Statement, in the aggregate, in such case, are reasonable in relation to the services rendered, the expenses to be incurred, and the risks assumed by AXA Equitable under the respective contracts. AXA Equitable bases its representation on its assessment of all of the facts and circumstances, including such relevant factors as: the nature and extent of such services, expenses and risks, the need for AXA Equitable to earn a profit, the degree to which the contract includes innovative features, and regulatory standards for the grant of exemptive relief under the Investment Company Act of 1940 used prior to October 1996, including the range of industry practice. This representation applies to all contracts sold pursuant to this Registration Statement, including those sold on the terms specifically described in the prospectuses contained herein, or any variations therein, based on supplements, endorsements, data pages, or riders to any contract, or prospectus, or otherwise.

                The Registrant hereby represents that it is relying on the November 28, 1988 no-action letter (Ref. No. IP-6-88) relating to variable annuity contracts offered as funding vehicles for retirement plans meeting the requirements of Section 403(b) of the Internal Revenue Code. Registrant further represents that it complies with the provisions of paragraphs (1) - (4) of that letter.

                The Registrant hereby further represents that it is relying upon Rule 6c-7 of the Investment Company Act of 1940 (the "1940 Act") in claiming an exemption from certain provisions of Sections 22(e) and 27 of the 1940 Act for registered separate accounts offering variable annuity contracts to participants in the Texas Optional Retirement Program. Further, AXA Equitable has or will comply with Rule 6c-7(a)-(d) of the 1940 Act with respect to Texas Optional Retirement Program participants.

                                   SIGNATURES


         As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Registration Statement to be signed on its behalf, in the City and State of New York, on the 12th day of January, 2006.


                                          SEPARATE ACCOUNT A OF
                                          AXA EQUITABLE LIFE INSURANCE COMPANY
                                          (Registrant)

                                          By:    AXA Equitable Life Insurance
                                                 Company


                                          By:  /s/ Dodie Kent
                                               -------------------------
                                                   Dodie Kent
                                                   Vice President and Counsel

                                   SIGNATURES


         As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Depositor, has caused this Registration Statement to be signed on its behalf, in the City and State of New York, on this 12th day of January, 2006.




                                           AXA EQUITABLE LIFE INSURANCE COMPANY
                                                      (Depositor)


                                           By: /s/ Dodie Kent
                                              ---------------------------------
                                              Dodie Kent
                                              Vice President and Counsel
                                              AXA Equitable Life Insurance
                                              Company



         As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

PRINCIPAL EXECUTIVE OFFICERS:

*Christopher M. Condron                    Chairman of the Board, President,
                                           Chief Executive Officer and Director

PRINCIPAL FINANCIAL OFFICER:

*Stanley B. Tulin                          Vice Chairman of the Board
                                           Chief Financial Officer and Director

PRINCIPAL ACCOUNTING OFFICER:

*Alvin H. Fenichel                         Senior Vice President and Controller


*DIRECTORS:

Bruce W. Calvert                Mary R. (Nina) Henderson   Scott D. Miller
Christopher M. Condron          James F. Higgins           Joseph H. Moglia
Henri de Castries               W. Edwin Jarmain           Peter J. Tobin
Denis Duverne                   Christina Johnson          Stanley B. Tulin





*By: /s/ Dodie Kent
     ------------------------
         Dodie Kent
         Attorney-in-Fact

January 12th, 2006

                                  EXHIBIT INDEX
                                  --------------


EXHIBIT NO.                                                            TAG VALUE
-----------                                                            ---------

            4.  (a)    Form of Flexible Premium Deferred Annuity       EX-99.4a
                       Certificate (Policy Form 2004EDCCERT-B).

                (b)    Form of Group Flexible Premium Combination      EX-99.4b
                       Fixed and Variable Deferred Annuity
                       Certificate (Policy Form 2004TSACERT-B).

                (c)    Form of Group Flexible Premium Combination      EX-99.4c
                       Fixed and Variable Deferred Variable
                       Annuity Contract (Policy Form 2004TSAGAC).

                (d)    Form of Group Flexible Premium Deferred         EX-99.4d
                       Variable Annuity Contract (Policy Form
                       2004EDCGAC).

                (e)    Form of Group Flexible Premium Combination      EX-99.4e
                       Fixed and Variable Deferred Annuity
                       Certificate (Policy Form 2004TSACERT-A).

                (f)    Form of Flexible Premium Deferred Variable      EX-99.4f
                       Annuity Certificate (Policy Form
                       2004EDCCERT-A).

            5.  (a)    Form of TSA 403(b) Group Annuity Contract       EX-99.5a
                       Application (Policy Form 2004/403(b)).

                (b)    Form of EDC (457) Group Annuity Contract        EX-99.5b
                       Application (Policy Form 2004/457).

                (c)    Form of EQUI-VEST Strategies 457(b) EDC         EX-99.5c
                       Enrollment Form (Policy Form 2004 EDC
                       STRAT).

                (d)    Form of EQUI-VEST Strategies 403(b) TSA         EX-99.5d
                       Enrollment Form (Policy Form 2004 TSA
                       STRAT).

                (e)    Form of EQUI-VEST Strategies 457(b) EDC         EX-99.5e
                       Enrollment Form (Policy Form 2004 EDC
                       STRAT ST VAR).

                (f)    Form of EQUI-VEST Strategies 403(b) TSA         EX-99.5f
                       Enrollment Form (2004 TSA STRAT ST VAR).